Exhibit 10.1

AMENDED AND RESTATED CREDIT AGREEMENT

dated as of

July 31, 2013

among

EXCO RESOURCES, INC.,

as Borrower

CERTAIN SUBSIDIARIES OF BORROWER,

as Guarantors

The Lenders Party Hereto

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent

and

J.P. MORGAN SECURITIES LLC,

as Sole Bookrunner and Co-Lead Arranger

WELLS FARGO SECURITIES, LLC,

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED and

BMO CAPITAL MARKETS CORP.,

as Co-Lead Arrangers

BANK OF AMERICA, N.A. and WELLS FARGO BANK, N.A.,

as Co-Syndication Agents

BANK OF MONTREAL,

as Documentation Agent

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EXHIBITS:

Exhibit A	–	Form of Assignment and Assumption
Exhibit B	–	Form of Opinion of Borrower’s Counsel
Exhibit C	–	Form of Counterpart Agreement
Exhibit D	–	Form of Solvency Certificate
Exhibit E	–	Form of Note
Exhibit F	–	Form of Lender Certificate
Exhibit G-1	–	Form of U.S. Tax Certificate (for Non-U.S. [Lenders] [Participants] That Are Not Partnerships)
Exhibit G-2	–	Form of U.S. Tax Certificate (for Non-U.S. [Lenders][Participants] That are Partnerships)

SCHEDULES:

Schedule 1.01	–	Existing Letters of Credit
Schedule 2.01	–	Applicable Percentages and Commitments
Schedule 4.06	–	Disclosed Matters
Schedule 4.13	–	Capitalization and Credit Party Information
Schedule 4.22	–	Filing Offices for Mortgages and Financing Statements
Schedule 7.01	–	Existing Indebtedness
Schedule 7.02	–	Existing Liens
Schedule 7.07	–	Transactions with Affiliates
Schedule 7.08	–	Existing Restrictions

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AMENDED AND RESTATED CREDIT AGREEMENT

THIS AMENDED AND RESTATED CREDIT AGREEMENT dated as of July 31, 2013, among EXCO RESOURCES, INC., a Texas corporation, as Borrower, CERTAIN SUBSIDIARIES OF BORROWER, as Guarantors, the LENDERS party hereto, and JPMORGAN CHASE BANK, N.A., as Administrative Agent.

RECITALS

WHEREAS, the Borrower, certain Subsidiaries of the Borrower, certain of the Lenders and JPMorgan Chase Bank, N.A., as administrative agent have entered into that certain Credit Agreement, dated as of April 30, 2010 (as amended, supplemented or otherwise modified from time to time prior to the Effective Date, the “Original Credit Agreement”), pursuant to which the lenders party thereto agreed to provide the Borrower with a revolving credit facility in the form and upon the terms and conditions set forth therein;

WHEREAS, the Borrower has requested that the Administrative Agent and the Lenders amend and restate the Original Credit Agreement in its entirety, and the Administrative Agent and the Lenders have agreed to do so upon the terms and conditions set forth herein; and

WHEREAS, it is the intent of the parties hereto that this Agreement shall not constitute a novation of the obligations and liabilities existing under the Original Credit Agreement or constitute repayment of any such obligations and liabilities and that this Agreement shall amend and restate the Original Credit Agreement in its entirety.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties hereto hereby agree that the Original Credit Agreement is hereby amended and restated in its entirety to read as set forth herein:

Article I

Definitions

Section 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Acquisition” means, the acquisition by the Borrower or any Restricted Subsidiary, whether by purchase, merger (and, in the case of a merger with any such Person, with such Person being the surviving corporation) or otherwise, of all or substantially all of the Equity Interest of, or the business, property or fixed assets of or business line or unit or a division of, any other Person primarily engaged in the business of producing oil or natural gas or the acquisition by the Borrower or any Restricted Subsidiary of property or assets consisting of Oil and Gas Interests.

EXCO CREDIT AGREEMENT – Page 1

“Acquisition Reserve Reports” means collectively, the Reserve Reports prepared by EXCO’s internal engineering staff with respect to (a) the Oil and Gas Interests acquired in the Haynesville Acquisition as of January 1, 2013, and (b) the Oil and Gas Interests to be acquired in the Eagle Ford Acquisition as of April 1, 2013, upon which, in each case, the Lenders have relied upon in the determination of the Initial Borrowing Base hereunder.

“Adjusted LIBO Rate” means, (a) with respect to any Eurodollar Borrowing for any Interest Period or for any ABR Borrowing, an interest rate per annum (rounded upwards, if necessary, to the next 1/100th of 1%) equal to (i) the LIBO Rate for such Interest Period multiplied by (ii) the Statutory Reserve Rate; provided that (b) with respect to any Term Loan Borrowing, the Adjusted LIBO Rate shall be the greater of (i) the interest rate per annum determined pursuant to clause (a) of this definition and (ii) 1%.

“Administrative Agent” means JPMorgan Chase Bank, N.A., in its capacity as contractual representative of the Lenders hereunder pursuant to Article X and not in its individual capacity as a Lender, and any successor agent appointed pursuant to Article X.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Admiral Acquisition Sub” means Admiral Acquisition Sub LLC, a Delaware limited liability company.

“Advance Payment Contract” means any contract whereby any Credit Party either (a) receives or becomes entitled to receive (either directly or indirectly) any payment (an “Advance Payment”) to be applied toward payment of the purchase price of Hydrocarbons produced or to be produced from Oil and Gas Interests owned by any Credit Party and which Advance Payment is, or is to be, paid in advance of actual delivery of such production to or for the account of the purchaser regardless of such production, or (b) grants an option or right of refusal to the purchaser to take delivery of such production in lieu of payment, and, in either of the foregoing instances, the Advance Payment is, or is to be, applied as payment in full for such production when sold and delivered or is, or is to be, applied as payment for a portion only of the purchase price thereof or of a percentage or share of such production; provided that inclusion of the standard “take or pay” provision in any gas sales or purchase contract or any other similar contract shall not, in and of itself, constitute such contract as an Advance Payment Contract for the purposes hereof.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Aggregate Credit Exposure” means, as of any date of determination, the sum of the Credit Exposure of all of the Lenders as of such date.

“Aggregate Revolving Credit Exposure” means, as of any date of determination, the sum of the Revolving Exposure of all of the Revolving Lenders as of such date.

EXCO CREDIT AGREEMENT – Page 2

“Aggregate Specified Value” means as of any date of determination, the aggregate amount of Specified Value of all Oil and Gas Interests transferred, assigned or conveyed by EBG Acquisition or any of its Subsidiaries to any Credit Party as of such date of determination.

“Aggregate Unused Commitment” means, as of any date of determination, the sum of the Unused Commitments of all the Revolving Lenders as of such date.

“Agreement” means this Amended and Restated Credit Agreement, dated as of July 31, 2013.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus one-half of one percent (  1/2 of 1%) and (c) the Adjusted LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1% (and giving effect to the applicable floor for Term Loan Borrowings in the definition of Adjusted LIBO Rate), provided that, with respect to the determination of the Alternate Base Rate, the Adjusted LIBO Rate for any day shall be based on the rate appearing on the Reuters Screen LIBOR01 Page (or on any successor or substitute page) at approximately 11:00 a.m. London time on such day (without any rounding). Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, respectively.

“Appalachian Area” has the meaning assigned to such term in the Marcellus Joint Development Agreement as in effect on the Marcellus JV Closing Date and as amended or restated thereafter so long as the Administrative Agent receives an executed copy of any agreement evidencing any amendment or restatement of such definition (or any definition used in such definition).

“Applicable Percentage” means, with respect to any Lender at any time, (a) with respect to Revolving Loans and LC Exposure, a percentage equal to a fraction the numerator of which is such Lender’s Revolving Commitment and the denominator of which is the aggregate Revolving Commitments (provided that, if the Revolving Commitments have terminated or expired, the Applicable Percentages shall be determined based upon such Lender’s share of the Aggregate Revolving Credit Exposures at that time), (b) with respect to the Term Loans, a percentage equal to a fraction the numerator of which is the aggregate outstanding principal amount of the Term Loans of such Lender and the denominator of which is the aggregate outstanding principal amount of the Term Loans of all Term Lenders, and (c) with respect to the Aggregate Credit Exposure, a percentage based upon its share of the Aggregate Credit Exposure and the Aggregate Unused Commitments; provided that, in accordance with Section 2.21 (other than Section 2.21(e)), so long as any Lender shall be a Defaulting Lender, such Defaulting Lender’s Commitment shall be disregarded in the calculations under clauses (a) and (c) above. The initial amount of each Lender’s Applicable Percentage is as set forth on Schedule 2.01. If the Commitments have terminated or expired, the Applicable Percentage of any Lender shall be determined based upon the Commitments most recently in effect, giving effect to any assignments and to any Lender’s status as a Defaulting Lender at the time of determination.

EXCO CREDIT AGREEMENT – Page 3

“Approved Counterparty” means, at any time and from time to time, (i) any Person engaged in the business of writing Swap Agreements for commodity, interest rate or currency risk that is acceptable to the Administrative Agent and has (or the credit support provider of such Person has), at the time Borrower or any Restricted Subsidiary enters into a Swap Agreement with such Person, a long term senior unsecured debt credit rating of BBB+ or better from S&P or Baa1 or better from Moody’s and (ii) any Lender Counterparty.

“Approved Fund” has the meaning assigned to such term in Section 11.04.

“Approved Petroleum Engineer” means Lee Keeling & Associates, Netherland Sewell & Associates, Inc. or any other reputable firm of independent petroleum engineers selected by the Borrower and approved by the Administrative Agent and the Required Revolving Lenders which approval shall not be unreasonably withheld.

“Asset Sale Termination Date” means, the earlier of (a) the first anniversary of the Effective Date, and (b) the date on which the Net Asset Sale Amount is $0.00.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee, and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Available Borrowing Base” means, at any time, the Borrowing Base minus the aggregate principal amount of the sum of (i) the Term Loans, plus (ii) any Incremental Term Loans, plus (iii) any Permitted Refinancing of any Term Loans, in each case then outstanding and to the extent secured by the Collateral on a pari passu basis with the Revolving Loans.

“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Revolving Maturity Date and the date of termination of the Revolving Commitments.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that, for the avoidance of doubt, a Bankruptcy Event shall not result solely by virtue of (i) any ownership interest, or the acquisition of any ownership interest, in such Person or any Parent thereof by a Governmental Authority or instrumentality thereof or (ii) in the case of a solvent Person, the precautionary appointment of an administrator, guardian, custodian or other similar official by a Governmental Authority under or based on the law of the country where such Person is subject to home jurisdiction supervision if applicable law requires that such appointment not be publicly disclosed where such action does not result in or provide such Person with immunity from the jurisdiction of courts within the United States of America or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality), to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

EXCO CREDIT AGREEMENT – Page 4

“BG Development Costs” means the costs and expenses incurred in the conduct of development operations in the East Texas/North Louisiana Area pursuant to the BG JV Documents.

“BG Escrow Account” means that certain escrow account maintained at JPMorgan Chase Bank, N.A. and established by EOC and BG Production for the purpose of maintaining deposits from EOC representing, at any time, the estimated amount of EOC’s share of (x) development and capital costs for the forthcoming three (3) month period, plus (y) operating expenses for the forthcoming three (3) month period, in each case, as determined in accordance with the terms of the BG Joint Development Agreement.

“BG Gathering” means BG US Gathering Company, LLC, a Delaware limited liability company.

“BG Joint Development Agreement” means that certain Joint Development Agreement, dated as of August 14, 2009, by and among BG Production and EOC, pursuant to which the parties thereto entered into a joint development agreement to develop and operate certain oil and gas properties located in the East Texas/North Louisiana Area.

“BG Operating Account” means that certain controlled disbursement operating account maintained at JPMorgan Chase Bank, N.A. and established by EOC and BG Production for the purpose of funding the costs and expenses associated with the development of the East Texas/North Louisiana Area in accordance with the terms of the BG Joint Development Agreement.

“BG Production” means BG US Production Company, LLC, a Delaware limited liability company.

“BG JV Documents” means the BG Joint Development Agreement, the TGGT Holdings LLC Agreement, the TGGT Contribution Agreement and any other documents, instruments, agreements or certificates contemplated by or executed in connection therewith.

“Black Bear Gathering” means Black Bear Gathering, LLC, a Delaware limited liability company.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Board of Directors” means (1) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board; (2) with respect to a partnership, the board of directors of the general partner of the partnership; (3) with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and (4) with respect to any other Person, the board or committee of such Person serving a similar function.

“Borrower” means EXCO Resources, Inc., a Texas corporation.

EXCO CREDIT AGREEMENT – Page 5

“Borrowing” means (a) Revolving Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect, and (b) a Term Loan made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Borrowing Base” means, at any time an amount equal to the amount determined in accordance with Article III, as the same may be redetermined, adjusted or reduced from time to time pursuant to, and in accordance with, the terms of this Agreement.

“Borrowing Base Deficiency” means, as of any date, the amount, if any, by which Aggregate Credit Exposure on such date exceeds the Borrowing Base in effect on such date; provided, that, for purposes of determining the existence and amount of any Borrowing Base Deficiency, obligations under any Letter of Credit will not be deemed to be outstanding to the extent such obligations are secured by cash in the manner contemplated by Section 2.07(j).

“Borrowing Base Properties” means all Oil and Gas Interests of the Borrower and the Restricted Subsidiaries evaluated by the Lenders for purposes of establishing the Borrowing Base.

“Borrowing Base Usage” means, as of any date and for all purposes, the quotient, expressed as a percentage, of (i) the Aggregate Credit Exposure as of such date divided by (ii) the Available Borrowing Base as of such date.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.05.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York, New York or Dallas, Texas are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Collateral Account” means a deposit account with, and in the name of, the Administrative Agent, for the benefit of the Lenders, established and maintained for the deposit of cash collateral required under or in connection with this Agreement and the other Loan Documents.

“Cash Management Obligations” means, with respect to any Credit Party, any obligations of such Credit Party owed to any Lender (or any Affiliate of any Lender) in respect of treasury management arrangements, depositary or other cash management services, including commercial credit card and merchant card services.

EXCO CREDIT AGREEMENT – Page 6

“Change in Law” means (a) the adoption of any law, rule, regulation or treaty (including any rules or regulations issued under or implementing any existing law) after the date of this Agreement, (b) any change in any law, rule, regulation or treaty or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or the Issuing Bank (or, for purposes of Section 2.16(b), by any lending office of such Lender or by such Lender’s or the Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder, issued in connection therewith or in implementation thereof, and (ii) all requests, rules, guidelines and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States of America or foreign regulatory authorities, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.

“Change of Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the Effective Date), of Equity Interests representing more than thirty percent (30%) of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of Borrower, (b) occupation of a majority of the seats (other than vacant seats) on the Board of Directors of Borrower by Persons who were neither (i) nominated by the Board of Directors of Borrower nor (ii) appointed by directors so nominated, (c) the acquisition of direct or indirect Control of Borrower by any Person or group, or (d) the occurrence of a “Change of Control” as such term is defined in the Indenture.

“Charges” has the meaning assigned to such term in Section 11.13.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans or Term Loans.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means all assets, whether now owned or hereafter acquired by any Borrower or any other Credit Party, in which a Lien is granted or purported to be granted to any Secured Party as security for any Obligation.

“Commitment” means, with respect to each Lender, the sum of such Lender’s Revolving Commitment and Term Loan Commitment. The initial amount of each Lender’s Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Common Resources” means Common Resources, L.L.C., a Delaware limited liability company, and its successors and assigns.

EXCO CREDIT AGREEMENT – Page 7

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Current Assets” means, as of any date of determination, the total of (a) the consolidated current assets of the Borrower and the Restricted Subsidiaries determined in accordance with GAAP as of such date and calculated on a combined basis, plus, all Unused Commitments as of such date, (b) less any non-cash assets required to be included in consolidated current assets of the Borrower and the Restricted Subsidiaries as a result of the requirements of Accounting Standards Codification Section 815-10 (as successor to FASB Statement 133) as of such date.

“Consolidated Current Liabilities” means, as of any date of determination, the total of (a) consolidated current liabilities of the Borrower and the Restricted Subsidiaries, as determined in accordance with GAAP as of such date, (b) less current maturities of the Loans, and (c) less any non-cash obligations required to be included in consolidated current liabilities of the Borrower and the Restricted Subsidiaries as a result of the requirements of Accounting Standards Codification Section 815-10 (as successor to FASB Statement 133) as of such date.

“Consolidated Current Ratio” means, as of any date of determination, the ratio of Consolidated Current Assets to Consolidated Current Liabilities as of such date.

“Consolidated EBITDAX” means, with respect to the Borrower and its Restricted Subsidiaries for any period, Consolidated Net Income for such period; plus, without duplication and to the extent deducted in the calculation of Consolidated Net Income for such period, the sum of (a) income or franchise Taxes paid or accrued; (b) Consolidated Interest Expense; (c) amortization, depletion and depreciation expense; (d) any non-cash losses or charges on any Swap Agreement resulting from the requirements of Accounting Standards Codification Section 815-10 (as successor to FASB Statement 133) for that period; (e) oil and gas exploration expenses (including all drilling, completion, geological and geophysical costs) for such period; (f) losses from sales or other dispositions of assets (other than Hydrocarbons produced in the ordinary course of business) and other extraordinary or non-recurring losses; (g) workover expenses for such period; (h) cash payments made during such period as a result of the early termination of any Swap Agreement (giving effect to any netting agreements); and (i) other non-cash charges (excluding accruals for cash expenses made in the ordinary course of business); minus, to the extent included in the calculation of Consolidated Net Income for such period; (j) the sum of (1) any non-cash gains on any Swap Agreements resulting from the requirements of Accounting Standards Codification Section 815-10 (as successor to FASB Statement 133) for that period; (2) extraordinary or non-recurring gains; and (3) gains from sales or other dispositions of assets (other than Hydrocarbons produced in the ordinary course of business); provided that, with respect to the determination of Borrower’s compliance with the Consolidated Leverage Ratio set forth in Section 7.11(b) for any period, Consolidated EBITDAX shall be adjusted to give effect, on a pro forma basis, to any Acquisitions made during such period as if such Acquisitions were made at the beginning of such period.

EXCO CREDIT AGREEMENT – Page 8

“Consolidated Funded Indebtedness” means, as of any date and without duplication, Indebtedness of the Borrower and the Restricted Subsidiaries of the type described in clauses (a), (b), (c), (d), (e), (f), (g) or (h) of the definition of Indebtedness, minus Surplus Cash.

“Consolidated Interest Expense” means for any period, without duplication, the aggregate of all interest paid or accrued by the Borrower and its Restricted Subsidiaries, on a consolidated basis, in respect of Indebtedness of any such Person, including all interest, fees and costs payable with respect to the obligations related to such Indebtedness (other than fees and costs which may be capitalized as transaction costs in accordance with GAAP) and the interest component of Capital Lease Obligations, all as determined in accordance with GAAP.

“Consolidated Leverage Ratio” has the meaning assigned to such term in Section 7.11(b).

“Consolidated Net Income” means for any period, the consolidated net income (or loss) of the Borrower and its Consolidated Subsidiaries, as applicable, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Consolidated Subsidiary of the Borrower, or is merged into or consolidated with the Borrower or any of its Consolidated Subsidiaries, as applicable, (b) the income (or deficit) of any Person in which any other Person (other than the Borrower or any of its Restricted Subsidiaries) has an Equity Interest, except to the extent of the amount of dividends or other distributions actually paid to the Borrower or any of its Restricted Subsidiaries during such period and (c) the undistributed earnings of any Consolidated Subsidiary of the Borrower, to the extent that the declaration or payment of dividends or similar distributions by such Consolidated Subsidiary is not at the time permitted by the terms of any contractual obligation (other than under any Loan Document or the Indenture) or by any law applicable to such Consolidated Subsidiary.

“Consolidated Subsidiaries” means, for any Person, any Subsidiary or other entity the accounts of which would be consolidated with those of such Person in its consolidated financial statements in accordance with GAAP.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Counterpart Agreement” means a Counterpart Agreement substantially in the form of Exhibit C delivered by a Guarantor pursuant to Section 6.14.

“Co-Documentation Agent” means, so long as each such Person is a Lender, each Person identified as such on Schedule 2.01.

“Co-Lead Arranger” means, (a) J.P. Morgan, (b) so long as Wells Fargo Bank, National Association is a Lender, Wells Fargo Securities, LLC, (c) so long as Bank of Montreal is a Lender, BMO Capital Markets Corp and (d) so long as Bank of America, N.A. is a Lender, Merrill Lynch, Pierce, Fenner & Smith Incorporated.

EXCO CREDIT AGREEMENT – Page 9

“Co-Syndication Agent” means, so long as each such Person is a Lender, each Person identified as such on Schedule 2.01.

“Credit Exposure” means, with respect to any Lender at any time, the sum of (a) such Lender’s Revolving Exposure, plus (b) an amount equal to the aggregate principal amount of its Term Loans outstanding.

“Credit Parties” means collectively, Borrower, and each Guarantor and each individually, a “Credit Party”.

“Crude Oil” means all crude oil and condensate.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed, within two (2) Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or (iii) pay over to the Administrative Agent, the Issuing Bank or any Lender any other amount required to be paid by it hereunder, unless, in the case of clauses (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular Default, if any) has not been satisfied, (b) has notified the Borrower, the Administrative Agent, the Issuing Bank or any Lender in writing, or has made a public statement, to the effect that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular Default, if any) cannot be satisfied), (c) has failed, within three (3) Business Days after request by the Administrative Agent or the Issuing Bank, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations to fund prospective Loans and participations in then outstanding Letters of Credit under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt by the Administrative Agent or the Issuing Bank of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has, or has a Parent that has, on or after the Effective Date, become the subject of a Bankruptcy Event.

“Departing Lenders” means each of the lenders party to the Original Credit Agreement that immediately prior to the effectiveness of this Agreement assign all of their rights and obligations as Lenders under the Original Credit Agreement to one or more Lenders under this Agreement.

“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 4.06.

“Disposition” or “Dispose” means the sale, transfer, conveyance, license, lease, farm-out, exchange or other disposition (including any sale and leaseback transaction) of any Property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

EXCO CREDIT AGREEMENT – Page 10

“Disqualified Stock” means any Equity Interest, which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof (other than solely as a result of a change of control or asset sale), in whole or in part, on or prior to the Term Loan Maturity Date.

“Dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means, with respect to any Person, a Subsidiary of such Person that is incorporated or formed under the laws of the United States of America, any state thereof or the District of Columbia.

“Eagle Ford Acquisition” means the Acquisition contemplated by the Eagle Ford Purchase Agreement.

“Eagle Ford Acquisition Documents” means the Eagle Ford Purchase Agreement and any other documents, instruments, agreements or certificates contemplated by, or executed in connection with, the Eagle Ford Acquisition.

“Eagle Ford Assets” means the Oil and Gas Interests acquired by EOC in connection with the Eagle Ford Acquisition.

“Eagle Ford Purchase Agreement” means that certain Eagle Ford Purchase and Sale Agreement, dated as of July 2, 2013, by and between the Eagle Ford Seller, and EOC, as buyer, as the same may be amended, modified or supplemented from time to time to the extent permitted hereunder.

“Eagle Ford Seller” Chesapeake Exploration, L.L.C., an Oklahoma limited liability company.

“East Texas/North Louisiana Area” has the meaning assigned to such term in the BG Joint Development Agreement as in effect on the Effective Date and as amended or restated thereafter so long as the Administrative Agent receives an executed copy of any agreement evidencing any amendment or restatement of such definition (or any definition used in such definition).

“EBG Resources” means EBG Resources, LLC, a Delaware limited liability company.

“Effective Date” means the date on which the conditions specified in Section 5.01 are satisfied (or waived in accordance with Section 11.02).

“Effective Yield” means, as of any date of determination, the sum of (i) the higher of (A) the LIBOR rate on such date for a deposit in dollars with a maturity of one month and (B) the Adjusted LIBO Rate floor, if any, with respect thereto as of such date, (ii) the interest rate margins as of such date, (with such interest rate margin and interest spreads to be determined by reference to the Adjusted LIBO Rate) and (iii) the amount of original issue discount and upfront fees thereon (converted to yield assuming a four-year average life and without any present value discount).

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“Eligible Assignee” means any Person that qualifies as an assignee pursuant to Section 11.04(b)(i); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include (a) the Borrower or any of the Borrower’s Affiliates or Subsidiaries, (b) any Defaulting Lender or (c) any natural person.

“Eligible Contract Participant” means an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder.

“Engineering Reports” has the meaning assigned to such term in Section 3.02.

“Engineered Value” means the value attributed to the Borrowing Base Properties for purposes of the most recent Redetermination of the Borrowing Base pursuant to Article III (or for purposes of determining the Initial Borrowing Base in the event no such Redetermination has occurred) based upon the discounted present value of the estimated net cash flow to be realized from the production of Hydrocarbons from the Borrowing Base Properties as set forth in the Reserve Report.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Credit Party directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“EOC” means EXCO Operating Company, LP, a Delaware limited partnership and its successors and permitted assigns.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with any Credit Party, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

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“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the thirty (30) day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by any Credit Party or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by any Credit Party or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by any Credit Party or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by any Credit Party or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from any Credit Party or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning assigned to such term in Article IX.

“Excluded Hedges” means, collectively, Swap Agreements that (a) are basis differential only swaps for volumes of Crude Oil or Natural Gas included under other Swap Agreements permitted by Section 7.05 or (b) are a hedge of volumes of Crude Oil or Natural Gas by means of a price “floor” for which there exists no deferred obligation to pay the related premium or other purchase price or the only deferred obligation is to either pay the premium or other purchase price on each settlement date so long as such settlement date occurs at least monthly, or pay the financing for such premium or other purchase price.

“Excluded Swap Obligation” means, with respect to any Guarantor individually determined on a Guarantor by Guarantor basis, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an Eligible Contract Participant at the time the Guarantee of such Guarantor or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.

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“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, any U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.20(b), or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.18, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.18, and (d) any U.S. federal withholding Taxes imposed under FATCA.

“EXCO/HGI MLP” means EXCO/HGI Production Partners, LP, a Delaware limited partnership.

“EXCO HV” means EXCO HV Acquisition Sub LLC, a Delaware limited liability company.

“EXCO PA” means EXCO Production Company (PA), LLC, a Delaware limited liability company.

“EXCO WV” means EXCO Production Company (WV), LLC, a Delaware limited liability company.

“Existing Letters of Credit” means the letters of credit issued under the Original Credit Agreement and set forth on the attached Schedule 1.01.

“Existing Swap Agreements” means any Swap Agreements entered into between any Credit Party and any Lender Counterparty (including any Lender Counterparty under and as defined in the Original Credit Agreement) prior to the Effective Date and in effect on the Effective Date.

“FASB” means Financial Accounting Standards Board.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any regulations or official interpretations thereof, and any agreements entered into pursuant to Section 1471(b)(i) of the Code.

“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended.

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“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100th of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100th of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letter” means that certain Fee Letter, dated July 2, 2013, among the Borrower, the Administrative Agent and J.P. Morgan, and any other fee letter executed and delivered by the Borrower in favor of the Administrative Agent and/or J.P. Morgan in connection with the execution and delivery of any Loan Document, including any amendment, modification, waiver or consent to this Agreement or any other Loan Document.

“GAAP” means generally accepted accounting principles in the United States of America.

“Gas Balancing Agreement” means any agreement or arrangement whereby the Borrower or any Restricted Subsidiary, or any other party having an interest in any Hydrocarbons to be produced from Oil and Gas Interests in which the Borrower or any Restricted Subsidiary owns an interest, has a right to take more than its proportionate share of production therefrom.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity properly exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Governmental Requirement” means any law, statute, code, ordinance, order, rule, regulation, judgment, decree, injunction, franchise, permit, license, authorization or other directive or requirement, whether now or hereinafter in effect, of any Governmental Authority.

“Guarantee” of or by any Person (in this definition, the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Guaranteed Liabilities” has the meaning assigned to such term in Section 8.01.

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“Guarantor” means Borrower (with respect to the Obligations of the other Credit Parties) and each Restricted Subsidiary that is a party hereto or hereafter executes and delivers to the Administrative Agent and the Lenders, a Counterpart Agreement pursuant to Section 6.14 or otherwise.

“Haynesville Acquisition” means the Acquisition contemplated by the Haynesville Purchase Agreement.

“Haynesville Acquisition Documents” means the Haynesville Purchase Agreement and any other documents, instruments, agreements or certificates contemplated by, or executed in connection with, the Haynesville Acquisition, in each case, as the same may be amended, modified or supplemented from time to time to the extent permitted hereunder.

“Haynesville Purchase Agreement” means that certain Haynesville Purchase and Sale Agreement, dated as of July 2, 2013, by and between Chesapeake Louisiana, L.P., Empress, L.L.C., and Empress Louisiana Properties, L.P., as sellers, and EOC, as buyer, as the same may be amended, modified or supplemented from time to time to the extent permitted hereunder.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“HGI Energy” means HGI Energy Holdings, LLC, a Delaware limited liability company.

“Hydrocarbons” means all Crude Oil and Natural Gas produced from or attributable to the Oil and Gas Interests of the Credit Parties.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

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“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Credit Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” has the meaning assigned to such term in Section 11.03.

“Indenture” means that certain Indenture dated as of September 15, 2010, among the Borrower and the Wilmington Trust Company, as trustee, with respect to the issuance of the senior unsecured notes; as supplemented from time to time provided that the terms and conditions of any supplement to the Indenture are substantially similar to, and no less favorable to the Lenders than, those set forth in the Indenture prior to such supplement.

“Incremental Term Loans” has the meaning assigned to such term in Section 2.03(c).

“Incremental Term Loan Closing Date” has the meaning assigned to such term in Section 2.03(c).

“Information” has the meaning assigned to such term in Section 11.12.

“Initial Borrowing Base” has the meaning assigned to such term in Section 3.01.

“Initial Reserve Report” means collectively, the Reserve Report prepared by EXCO’s internal engineering staff with respect to the Borrowing Base Properties as of April 1, 2013, upon which the Lenders have relied upon in the determination of the Initial Borrowing Base hereunder.

“Initial Term Loans” has the meaning assigned to such term in Section 2.12(d).

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.09.

“Interest Payment Date” means (a) with respect to (i) any ABR Revolving Loan, the last day of each calendar quarter and the Revolving Maturity Date, and (ii) with respect to any Eurodollar Revolving Loan, the last day of the Interest Period applicable to the Revolving Borrowing of which such Loan is a part and, in the case of a Eurodollar Revolving Borrowing with an Interest Period of more than three (3) months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three (3) months’ duration after the first day of such Interest Period and the Revolving Maturity Date and (b) with respect to (i) any ABR Term Loan, the last day of each calendar quarter and the Term Loan Maturity Date, and (ii) with respect to any Eurodollar Term Loan, the last day of the Interest Period applicable to the Term Loan Borrowing of which such Loan is a part and, in the case of a Eurodollar Term Loan Borrowing with an Interest Period of more than three (3) months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three (3) months’ duration after the first day of such Interest Period and the Term Loan Maturity Date.

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“Interest Period” means with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interim Redetermination” has the meaning assigned such term in Section 3.02.

“Interim Redetermination Date” means the date on which a Borrowing Base that has been redetermined pursuant to an Interim Redetermination becomes effective as provided in Section 3.04.

“IRS” means the United States Internal Revenue Service.

“Issuing Bank” means JPMorgan Chase Bank, N.A., in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.07(i). The Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“JPMorgan Chase Bank” and “JPMorgan Chase Bank, N.A.” means JPMorgan Chase Bank, N.A., and its successors.

“J.P. Morgan” means J.P. Morgan Securities LLC in its capacity as sole bookrunner and a Sole Lead Arranger.

“KKR Participation Agreement” means that certain Participation Agreement, by and between, the KKR Parties and EOC, dated July 31, 2013.

“KKR Participation Documents” means the KKR Participation Agreement and any other documents, instruments, agreements or certificates contemplated by, or executed in connection with, the KKR Participation Agreement.

“KKR Parties” means the Persons managed by Kohlberg Kravis Roberts & Co. L.P. listed on Schedule 1 of the KKR Participation Agreement.

“LC Disbursement” means a payment made by the Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

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“Lender Certificate” has the meaning assigned to such term in Section 2.03.

“Lender Counterparty” means any Lender or any Affiliate of a Lender (other than a Defaulting Lender or an Affiliate of a Defaulting Lender) counterparty to a Swap Agreement with any Credit Party; provided, that any Lender that becomes a Defaulting Lender after entering into or becoming a party to a Swap Agreement with any Credit Party shall continue to be a Lender Counterparty with respect to any hedge transaction entered into (a) prior to such Lender becoming a Defaulting Lender or (b) after such Lender is no longer a Defaulting Lender.

“Lender Hedging Obligations” means all obligations arising from time to time under Swap Agreements permitted hereunder and entered into from time to time between any Credit Party and a Lender Counterparty (including any such obligations under any Existing Swap Agreements); provided that if such Lender Counterparty ceases to be a Lender hereunder or an Affiliate of a Lender hereunder, Lender Hedging Obligations shall only include such obligations to the extent arising from transactions entered into at the time such Lender Counterparty was a Lender hereunder or an Affiliate of a Lender hereunder pursuant to any Swap Agreement or any Existing Swap Agreement.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption or a Lender Certificate, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“Letter of Credit” means the Existing Letters of Credit and any letter of credit issued pursuant to this Agreement.

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on Reuters Screen LIBOR01 Page (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be the rate at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period. Notwithstanding the foregoing, to the extent that “LIBO Rate” or “Adjusted LIBO Rate” is used in connection with an ABR Borrowing, such rate shall be determined as modified by the definition of Alternate Base Rate.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

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“Loan Documents” means this Agreement, any promissory notes executed in connection herewith, Security Instruments, the Letters of Credit (and any applications therefore and reimbursement agreements related thereto), the Fee Letter and all other agreements, instruments, documents and certificates now or hereafter executed and delivered by a Credit Party to, or in favor of, the Administrative Agent or any Lender in connection with this Agreement or the transactions contemplated hereby.

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.

“Majority Lenders” means, at any time, Lenders having Credit Exposures and Unused Commitments representing more than fifty percent (50%) of the sum of the Aggregate Credit Exposure and all Unused Commitments at such time or, if the Commitments have been terminated, Lenders having Credit Exposures representing more than fifty percent (50%) of the Aggregate Credit Exposure at such time. The Credit Exposures and Unused Commitments of any Defaulting Lender shall be disregarded in determining Majority Lenders at any time.

“Marcellus Development Costs” means the costs and expenses incurred in the conduct of development operations in the Appalachian Area pursuant to the Marcellus JV Documents.

“Marcellus Holding Companies” means one or more Unrestricted Subsidiaries formed in connection with the Marcellus Joint Venture to facilitate the transfer of an undivided 49.75% interest in the Marcellus JV Oil and Gas Assets to the Marcellus JV Partner.

“Marcellus Joint Development Agreement” means that certain Joint Development Agreement dated as of June 1, 2010, among one or more of the Borrower’s Subsidiaries, the Marcellus JV Partner, the Marcellus Holding Companies and the Marcellus JV Operator with respect to the Marcellus Joint Venture.

“Marcellus Joint Venture” means that certain joint venture arrangement between the Borrower and one or more of its Subsidiaries and an unrelated third party (the “Marcellus JV Partner”) and one or more of its Subsidiaries to develop and operate the Marcellus JV Oil and Gas Assets.

“Marcellus JV Closing Date” means June 1, 2010.

“Marcellus JV Documents” means the Marcellus Joint Development Agreement, the Marcellus Operator LLC Agreement, the Marcellus Transfer Agreement and any other documents, instruments, agreements or certificates contemplated by, or executed in connection with, the Marcellus Joint Venture.

“Marcellus JV Principal Documents” means the Marcellus Joint Development Agreement, the Marcellus Operator LLC Agreement, and the Marcellus Transfer Agreement.

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“Marcellus JV Oil and Gas Assets” has the meaning assigned to the term “Subject Oil and Gas Assets” in the Marcellus Joint Development Agreement as in effect on the Marcellus JV Closing Date and as amended or restated thereafter so long as the Administrative Agent receives an executed copy of any agreement evidencing any amendment or restatement of such definition (or any definition used in such definition).

“Marcellus JV Operator” means the operator of the Marcellus JV Oil and Gas Assets located in the Appalachian Area.

“Marcellus JV Partner” has the meaning assigned to such term in the definition of “Marcellus Joint Venture”.

“Marcellus Midstream Assets” means the gas gathering and pipeline systems and related facilities associated with the Marcellus Shale portion of the Marcellus JV Oil and Gas Assets.

“Marcellus Midstream Owner” means the direct or indirect owner of the Marcellus Midstream Assets.

“Marcellus Operator LLC Agreement” means that certain Second Amended and Restated Limited Liability Company Agreement of the Marcellus JV Operator dated as of June 1, 2010.

“Marcellus Shale” means (a) with respect to the Commonwealth of Pennsylvania, those subsurface depths that are below the base of (but excluding) the Haskill Sandstone Formation (Base of Elk Sequence) formation at a measured depth of 2,758’, as identified by the Litho Density Compensated Neutron Array Induction Temperature Log dated June 7, 2005 of the Seneca Resources operated Fee PGS SGL No. 44 (API 37-047-23649) located in Elk County, Pennsylvania, (b) with respect to the State of West Virginia, those subsurface depths that are below the base of (but excluding) the Brallier Formation (Base of Elk Sequence) formation at a measured depth of 6,612’, as identified by the Litho Density Compensated Neutron Array Induction Temperature Log dated October 8, 2008 of the EXCO – North Coast Energy, Inc. operated Wentz 4HS (API 47-001-02982) located in Barbour County, West Virginia, recognizing that actual depths may vary, and (c) with respect to the State of New York, those subsurface depths that are below the base of (but excluding) the Genesee Formation at a measured depth of 2,548’, as identified by the Density/Neutron, Gamma/Temperature Log dated May 6, 2005 of the Fortuna Energy, Inc. operated Cotton-Hanlon #1 well (API 31-107-23185) located in Tioga County, New York.

“Marcellus Transfer Agreement” means that certain Membership Interest Transfer Agreement dated as of June 1, 2010, among the Borrower or one or more of its Restricted Subsidiaries and the Marcellus JV Partner pursuant to which the Borrower or one or more of its Restricted Subsidiaries transfers to the Marcellus JV Partner (a) 100% of the Equity Interests of the Marcellus Holding Companies and (b) 50% of the Equity Interests of each of the Marcellus JV Operator and the Marcellus Midstream Owner.

“Material Adverse Effect” means a material adverse effect on (a) the assets or properties, financial condition, businesses or operations of the Borrower and the Restricted Subsidiaries taken as a whole, (b) the ability of any Credit Party to carry out its business as of the date of this Agreement or as proposed at the date of this Agreement to be conducted, (c) the ability of any

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Credit Party to perform fully and on a timely basis its respective obligations under any of the Loan Documents to which it is a party, or (d) the validity or enforceability of any of the Loan Documents or the rights and remedies of the Administrative Agent or the Lenders under this Agreement and the other Loan Documents.

“Material Domestic Subsidiary” means any Domestic Subsidiary that owns or holds assets, properties or interests (including Oil and Gas Interests, whether owned directly or indirectly) with an aggregate fair market value, on a consolidated basis, greater than five percent (5%) of the aggregate fair market value of all of the assets, properties and interests (including Oil and Gas Interests, whether owned directly or indirectly) of the Borrower and the Restricted Subsidiaries, on a consolidated basis.

“Material Gas Imbalance” means, with respect to all Gas Balancing Agreements to which Borrower or any Restricted Subsidiary is a party or by which any Oil and Gas Interests owned by Borrower or a Restricted Subsidiary is bound, a net overproduced gas imbalance to Borrower and the Restricted Subsidiaries, taken as a whole, in excess of $10,000,000.

“Material Indebtedness” means Indebtedness under the Senior Notes (and any Permitted Refinancing thereof) and any other Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Agreements, of the Borrower or any one or more of the Restricted Subsidiaries in an aggregate principal amount exceeding $10,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Guarantor in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Guarantor would be required to pay if such Swap Agreement were terminated at such time.

“Material Sales Contract” means, as of any date of determination, any agreement for the sale of Hydrocarbons from the Borrowing Base Properties to which the Borrower or any Restricted Subsidiary is a party if the aggregate volume of Hydrocarbons sold pursuant to such agreement during the twelve (12) months immediately preceding such date equals or exceeds ten percent (10%) of the aggregate volume of Hydrocarbons sold by the Borrower and the Restricted Subsidiaries, on a consolidated basis, from the Borrowing Base Properties during the twelve (12) months immediately preceding such date.

“Maximum Liability” has the meaning assigned to such term in Section 8.10.

“Maximum Rate” has the meaning assigned to such term in Section 11.13.

“Midstream Facilities” has the meaning assigned to such term in the KKR Participation Agreement.

“Minimum Mortgaged Value” has the meaning assigned to such term in Section 6.11.

“MLP Appropriate Oil and Gas Properties” has the meaning assigned to such term in one or more of the MLP Principal Documents as in effect on the MLP Closing Date and as amended or restated thereafter so long as the Administrative Agent receives an executed copy of any agreement evidencing any amendment or restatement of such definition (or any definition used in such definition).

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“MLP Closing Date” means February 14, 2013.

“MLP General Partner” means EXCO/HGI GP, LLC Delaware limited liability company.

“MLP JV LLC” means EXCO/HGI JV Assets, LLC Delaware limited liability company.

“MLP Principal Documents” means, collectively, (a) a certain Unit Purchase and Contribution Agreement by and among HGI Energy, the Borrower, EOC and MLP JV LLC, (b) a certain Amended and Restated Limited Partnership Agreement for EXCO/HGI MLP, (c) a certain Amended and Restated Limited Liability Company Agreement for MLP General Partner, and (d) any other material documents and agreements contemplated by, or executed in connection with, the EXCO/HGI MLP and/or the MLP Transaction.

“MLP Subsidiaries” means MLP General Partner and any of its Subsidiaries and EXCO/HGI MLP and any of its Subsidiaries and each, individually, an “MLP Subsidiary”.

“MLP Transaction” means, collectively, (a) the contribution, sale or other disposition by the Borrower or one or more of its Subsidiaries of (i) certain Oil and Gas Interests generally consisting of (x) working interests in onshore natural gas and oil exploration and production operations in the Permian Basin from the surface to and including the Canyon Sand formation and in the East Texas/North Louisiana area from the surface to and including the Cotton Valley formation and (y) owned midstream assets and other assets related to such properties to MLP JV LLC and (ii) all of the Equity Interests of MLP JV LLC to EXCO/HGI MLP, in exchange for (1) common units of EXCO/HGI MLP representing 25.5% of the outstanding limited partnership interests of EXCO/HGI MLP, (2) general partner units of MLP General Partner representing 50% of the outstanding general partner interests of MLP General Partner and (3) a cash distribution of not less than $500,000,000 and (b) the contribution by MLP Partner of not less than $305,000,000 in cash to EXCO/HGI MLP in exchange for (i) common units of EXCO/HGI MLP representing 74.5% of the outstanding limited partnership interests of EXCO/HGI MLP and (ii) general partner units of MLP General Partner representing 50% of the outstanding general partner interests of MLP General Partner.

“MLP Transaction Documents” means the MLP Principal Documents and any other documents, instruments, agreements or certificates contemplated by, or executed in connection with, the EXCO/HGI MLP and/or the MLP Transaction.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgaged Properties” means the Oil and Gas Interests described in one or more duly executed, delivered and filed Mortgages evidencing a Lien prior and superior in right to any other Person in favor of the Administrative Agent for the benefit of the Secured Parties and subject only to the Liens permitted pursuant to Section 7.02.

“Mortgages” means all mortgages, deeds of trust, amendments to mortgages, security agreements, assignments of production, pledge agreements, collateral mortgages, collateral chattel mortgages, collateral assignments, financing statements and other documents, instruments and agreements evidencing, creating, perfecting or otherwise establishing the Liens required by Section 6.11. All Mortgages shall be in form and substance satisfactory to Administrative Agent in its sole discretion.

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“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Natural Gas” means all natural gas, distillate or sulphur, natural gas liquids and all products recovered in the processing of natural gas (other than condensate) including, without limitation, natural gasoline, coalbed methane gas, casinghead gas, iso-butane, normal butane, propane and ethane (including such methane allowable in commercial ethane).

“Net Asset Sale Amount” means at any time, the following:

(a) $400,000,000 minus

(i) with respect to any Disposition of Borrowing Base Properties described in Section 7.03(a)(viii) the positive difference, if any, between the Net Cash Proceeds received in connection with such Disposition and the Engineered Value of such Borrowing Base Properties (as determined by the Administrative Agent and confirmed by the Required Revolving Lenders);

(ii) with respect to any issuance of Senior Notes described in Section 7.01(h) (other than any Permitted Refinancing or portion thereof that extends, refinances, renews, replaces, defeases or refunds existing Senior Notes), the Net Cash Proceeds of such issuance minus 25% of the stated principal amount of such Senior Notes on the date such Senior Notes are issued (for purposes of this clause (ii), the “stated principal amount” shall mean the stated face amount of such Indebtedness without giving effect to any original issue discount);

(iii) subject to the limitations set forth in Section 3.06(c), with respect to any Disposition of the Equity Interests of TGGT Holdings described in Section 7.03(a)(x), any Net Cash Proceeds received by any Credit Party that were deemed to reduce the Borrowing Base as a result of such Disposition;

(iv) subject to the limitations set forth in Section 3.06(c), with respect to the initial Disposition of fifty percent (50.0%) of the undeveloped Oil and Gas Interests in Area 1 to the KKR Parties subject to the KKR Participation Agreement described in Section 7.03(a)(xi), any Net Cash Proceeds received by any Credit Party that were deemed to reduce the Borrowing Base as a result of such Disposition;

(v) subject to the limitations set forth in Section 3.06(c), with respect to any Disposition of any Oil and Gas Interests described in Section 7.03(a)(xiii), any Net Cash Proceeds received by any Credit Party that were deemed to reduce the Borrowing Base as a result of such Disposition; and

(vi) with respect to any issuance of Equity Interests by a Credit Party described in Section 3.06(d), the Net Cash Proceeds received by such Credit Party;

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(b) plus any amounts required to be refunded by any Credit Party to the KKR Parties pursuant to the KKR Participation Agreement.

For the avoidance of doubt, (i) no Redetermination of the Borrowing Base shall be considered or included in the calculation of the Net Asset Sale Amount and (ii) no reduction shall be made to the Net Asset Sale Amount with respect to any Permitted Refinancing of the Term Loans pursuant to Section 2.03 or otherwise.

“Net Cash Proceeds” means, (A) with respect to any sale, transfer, assignment or other disposition of any Borrowing Base Properties (whether pursuant to a sale, transfer, assignment or other disposition of Equity Interests of a Restricted Subsidiary or otherwise) by the Borrower or any Restricted Subsidiary, the excess, if any, of (a) the sum of cash and cash equivalents received in connection with such sale, but only as and when so received, over (b) the sum of (i) the principal amount of any Indebtedness that is secured by Liens on such assets senior to Liens securing the Obligations and that is required to be repaid prior to any repayment of the Obligations in connection with the sale thereof (other than the Loans), (ii) the out-of-pocket expenses incurred by the Borrower or such Restricted Subsidiary in connection with such sale, (iii) all legal, title and recording tax expense and all federal, state, provincial, foreign and local taxes required to be accrued as a liability under GAAP as a consequence of such sale, (iv) all distributions and other payments required to be made to minority interest holders in Restricted Subsidiaries as a result of such sale or other disposition, (v) the deduction of appropriate amounts provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the property or other assets disposed of in such sale and retained by the Borrower or any Restricted Subsidiary after such sale or other disposition, (vi) cash payments made to satisfy obligations resulting from Swap Modifications or the early termination of any Swap Agreements in connection with or as a result of any such sale or other disposition of Borrowing Base Properties, and (vii) any portion of the purchase price from such sale placed in escrow, whether as a reserve for adjustment of the purchase price, for satisfaction of indemnities in respect of such sale or otherwise in connection with such sale or other disposition; provided, however, that upon the termination of that escrow, Net Cash Proceeds will be increased by any portion of funds in the escrow that are released to the Borrower or any Restricted Subsidiary (B) with respect to any Permitted Refinancing or issuance of additional Senior Notes including any Permitted Refinancing of the Term Loans, the cash proceeds from such refinancing or issuance net of underwriting discounts and commissions and other reasonable costs and expenses associated therewith, including reasonable legal fees and expenses, and prepayment fees (C) with respect to any Swap Modification by the Borrower or any Restricted Subsidiary, the excess, if any, of (i) the sum of cash and cash equivalents received in connection with such Swap Modification (after giving effect to any netting arrangements), over (ii) the out-of-pocket expenses incurred by the Borrower or such Restricted Subsidiary in connection with such Swap Modification, (D) with respect to any sale, transfer or assignment of any Equity Interests of TGGT Holdings (whether pursuant to a sale, transfer or assignment of Equity Interests of a Restricted Subsidiary or otherwise) the excess, if any, of (a) the sum of cash and cash equivalents received in connection with such sale, but only as and when so received over (b) (i) the out-of-pocket expenses incurred by the Borrower or such Restricted Subsidiary in connection with such sale, (ii) all legal, title and recording tax expense and all federal, state, provincial, foreign and local taxes required to be accrued as a liability under GAAP as a consequence of such sale, (iii) all distributions and other payments required to be made to minority interest holders in Restricted Subsidiaries as a result of

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such sale or other disposition, (iv) the deduction of appropriate amounts provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the property or other assets disposed of in such sale and retained by the Borrower or any Restricted Subsidiary after such sale or other disposition, and (E) with respect to the issuance of Equity Interests by any Credit Party to any Person (other than another Credit Party), (a) the sum of cash and cash equivalents received in connection with such sale, but only as and when so received, net of underwriting discounts over (b) reasonable out-of-pocket costs, fees and expenses paid or incurred in connection therewith in favor of any Person not an Affiliate of any Credit Party.

“Net Working Capital” means, on any date of determination, the sum of (a) Consolidated Current Assets as of such date (calculated without including Unused Commitments as of such date) minus (b) Consolidated Current Liabilities as of such date.

“New Borrowing Base Notice” has the meaning assigned to such term in Section 3.04.

“New Term Lender” has the meaning assigned to such term in Section 2.03(b).

“Non-Consenting Lender” has the meaning assigned to such term in Section 2.20(c).

“Non-U.S. Lender” means a Lender that is not a U.S. Person.

“Obligations” means (a) any and all obligations of every nature, contingent or otherwise, whether now existing or hereafter arising, of any Credit Party from time to time owed to the Administrative Agent, the Issuing Bank, the Lenders or any of them under any Loan Document, whether for principal, interest, reimbursement of amounts drawn under any Letter of Credit, funding indemnification amounts, fees, expenses, indemnification or otherwise, (b) Lender Hedging Obligations and (c) Cash Management Obligations; provided; however, that Obligations of a Credit Party shall not include any Excluded Swap Obligations of such Credit Party.

“OFAC” means the Office of Foreign Assets Control of the United States Department of Treasury.

“Off-Balance Sheet Liability” of a Person means (i) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (ii) any liability under any Sale and Leaseback Transaction which is not a Capital Lease Obligation, (iii) any liability under any so-called “synthetic lease” transaction entered into by such Person, (iv) any Material Gas Imbalance, (v) any Advance Payment Contract, or (vi) any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheets of such Person, but excluding from the foregoing clauses (iii) through (vi) operating leases and usual and customary oil, gas and mineral leases.

“Oil and Gas Interest(s)” means: (a) direct and indirect interests in and rights with respect to oil, gas, mineral and related properties and assets of any kind and nature, direct or indirect, including, without limitation, wellbore interests, working, royalty and overriding royalty interests, mineral interests, leasehold interests, production payments, operating rights, net profits interests, other non-working interests, contractual interests, non-operating interests and rights in

EXCO CREDIT AGREEMENT – Page 26

any pooled, unitized or communitized acreage by virtue of such interest being a part thereof; (b) interests in and rights with respect to Hydrocarbons other minerals or revenues therefrom and contracts and agreements in connection therewith and claims and rights thereto (including oil and gas leases, operating agreements, unitization, communitization and pooling agreements and orders, division orders, transfer orders, mineral deeds, royalty deeds, oil and gas sales, exchange and processing contracts and agreements and, in each case, interests thereunder), and surface interests, fee interests, reversionary interests, reservations and concessions related to any of the foregoing; (c) easements, rights-of-way, licenses, permits, leases, and other interests associated with, appurtenant to, or necessary for the operation of any of the foregoing; (d) interests in oil, gas, water, disposal and injection wells, equipment and machinery (including well equipment and machinery), oil and gas production, gathering, transmission, compression, treating, processing and storage facilities (including tanks, tank batteries, pipelines and gathering systems), pumps, water plants, electric plants, gasoline and gas processing plants, refineries and other tangible or intangible, movable or immovable, real or personal property and fixtures located on, associated with, appurtenant to, or necessary for the operation of any of the foregoing; and (e) all seismic, geological, geophysical and engineering records, data, information, maps, licenses and interpretations.

“Organizational Documents” means (a) with respect to any corporation, its certificate or articles of incorporation or organization, as amended, and its by-laws, as amended, (b) with respect to any limited partnership, its certificate of limited partnership, as amended, and its partnership agreement, as amended, (c) with respect to any general partnership, its partnership agreement, as amended, and (d) with respect to any limited liability company, its certificate of formation or articles of organization, as amended, and its limited liability company agreement or operating agreement, as amended.

“Original Credit Agreement” has the meaning assigned to such term in the recitals to this Agreement.

“Original Revolving Loans” means the loans and other extensions of credit outstanding under the Original Credit Agreement as of the Effective Date.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Taxes (other than a connection arising from such Recipient having executed, delivered, enforced, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, or engaged in any other transaction pursuant to, or enforced, any Loan Document), or sold or assigned an interest in any Loan Document).

“Other Taxes” means any present or future stamp, court, documentary, intangible, recording, filing or similar excise or property Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, or from the registration, receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.18(b)).

EXCO CREDIT AGREEMENT – Page 27

“Parent” means, with respect to any Lender, the Person as to which such Lender is, directly or indirectly, a Subsidiary.

“Participant” has the meaning assigned to such term in Section 11.04.

“Participant Register” has the meaning assigned to such term in Section 11.04(c).

“Payment Currency” has the meaning assigned to such term in Section 8.07.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Encumbrances” means:

(a) Liens imposed by law for Taxes that are not yet due or are being contested in compliance with Section 6.04;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, and contractual Liens granted to operators and non-operators under oil and gas operating agreements, in each case, arising in the ordinary course of business or incident to the exploration, development, operation and maintenance of Oil and Gas Interests and securing obligations that are not overdue by more than thirty (30) days or are being contested in compliance with Section 6.04; provided that any such Liens that are imposed under the BG JV Documents and the Marcellus JV Documents on a unit-by-unit basis shall cover only the assets and properties located in the drilling and production unit in which unpaid obligations are outstanding and not any other drilling or production unit;

(c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e) judgment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article IX;

(f) easements, zoning restrictions, rights-of-way, servitudes, permits, surface leases, and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of any Credit Party;

(g) royalties, overriding royalties, reversionary interests and similar burdens with respect to the Oil and Gas Interests owned by the Borrower or such Restricted Subsidiary, as the case may be, if the net cumulative effect of such burdens does not operate to deprive the Borrower or any Restricted Subsidiary of any material right in respect of its assets or properties (except for rights customarily granted with respect to such interests);

EXCO CREDIT AGREEMENT – Page 28

(h) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Borrower or any Restricted Subsidiary in the ordinary course of business covering the property under the lease; and

(i) preferential rights to purchase, and provisions requiring a third party’s consent prior to assignment and similar restraints on alienation, in each case, granted pursuant to an oil and gas operating agreement and arising in the ordinary course of business or incident to the exploration, development, operation and maintenance of Oil and Gas Interests including any such rights set forth in the KKR Participation Agreement; provided such right, requirement or restraint does not materially affect the value of such Oil and Gas Interests;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness (other than contractual Liens described in the foregoing clause (b) granted to operators and non-operators under oil and gas operating agreements to the extent the obligations secured by such Liens constitute Indebtedness).

“Permitted Investments” means:

(a) U.S. Government Securities;

(b) investments in demand and time deposit accounts, certificates of deposit and money market deposits maturing within one hundred eighty (180) days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any State thereof or any foreign country recognized by the United States of America, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $50,000,000 (or the foreign currency equivalent thereof) and has outstanding debt which is rated “A” (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act of 1933, as amended) or any money-market fund sponsored by a registered broker dealer or mutual fund distributor;

(c) investments in deposits available for withdrawal on demand with any commercial bank that is organized under the laws of any country in which the Borrower or any Restricted Subsidiary maintains an office or is engaged in the oil and gas business; provided, however, that (i) all such deposits have been made in such accounts in the ordinary course of business and (ii) such deposits do not at any one time exceed $10,000,000 in the aggregate;

(d) repurchase obligations with a term of not more than thirty (30) days for underlying securities of the types described in clause (a) above entered into with a bank meeting the qualifications described in clause (b) above;

(e) investments in commercial paper, maturing not more than ninety (90) days after the date of acquisition, issued by a corporation (other than an Affiliate of the Borrower) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of “P-1” (or higher) according to Moody’s or “A-l” (or higher) according to S&P;

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(f) investments in securities with maturities of six (6) months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least “A” by S&P or “A” by Moody’s; and

(g) investments in money market funds that invest substantially all their assets in securities of the types described in clauses (a) through (f) above.

“Permitted Refinancing” means any Indebtedness of any Credit Party, and Indebtedness constituting Guarantees thereof by any Credit Party, incurred or issued in exchange for, or the Net Cash Proceeds of which are used solely to extend, refinance, renew, replace, defease or refund (a) any existing Senior Notes, in whole or in part, from time to time; provided that (i) the principal amount of such Permitted Refinancing (or if such Permitted Refinancing is issued at a discount, the initial issuance price of such Permitted Refinancing) does not exceed the principal amount of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of any premiums, accrued and unpaid interest, fees and expenses incurred in connection therewith), (ii) such Permitted Refinancing does not provide for any scheduled repayment, mandatory redemption or payment of a sinking fund obligation prior to a date that is at least one year after August 19, 2019, (iii) the covenant, default and remedy provisions of such Permitted Refinancing are not materially more onerous to the Borrower and its Subsidiaries than those imposed by the existing Senior Notes, (iv) the mandatory prepayment, repurchase and redemption provisions of such Permitted Refinancing are not materially more onerous to the Borrower and its Subsidiaries than those imposed by the existing Senior Notes, (v) the non-default cash interest rate on the outstanding principal balance of such Permitted Refinancing does not exceed the prevailing market rate then in effect for similarly situated credits at the time such Permitted Refinancing is incurred, (vi) such Permitted Refinancing is unsecured, (vii) no Subsidiary of the Borrower is required to Guarantee such Permitted Refinancing unless such Subsidiary is (or concurrently with any such Guarantee becomes) a Guarantor hereunder, and (viii) to the extent such Permitted Refinancing is or is intended to be expressly subordinate to the payment in full of all of the Obligations, the subordination provisions contained therein are either (x) at least as favorable to the Secured Parties as the subordination provisions contained in the existing Senior Notes or (y) reasonably satisfactory to the Administrative Agent and the Majority Lenders, and (b) any existing Term Loans, in whole or in part, from time to time pursuant to Section 2.03 or otherwise; provided that (i) the principal amount of such Permitted Refinancing (or if such Permitted Refinancing is issued at a discount, the initial issuance price of such Permitted Refinancing) does not exceed the principal amount of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of any premiums, accrued and unpaid interest, fees and expenses incurred in connection therewith), (ii) such Permitted Refinancing does not provide for any scheduled repayment, mandatory redemption or payment of a sinking fund obligation prior to a date that is at least one year after August 19, 2019, in excess of 2% of the principal amount outstanding in any period of twelve consecutive calendar months, (iii) such Permitted Refinancing is secured on a pari passu basis with the Obligations, (iv) the covenant, default, remedy and voting provisions of such Permitted Refinancing are substantially similar to this Agreement, taken as a whole and (v) the non-default cash interest rate on the outstanding principal balance of such Permitted Refinancing does not exceed the prevailing market rate then in effect for similarly situated credits at the time such Permitted Refinancing is incurred.

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“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which any Credit Party or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pledge Agreement” means a Pledge and Security Agreement in favor of the Administrative Agent for the benefit of the Secured Parties covering, among other things, the rights and interests of Borrower or any Restricted Subsidiary in the Equity Interest of each Restricted Subsidiary and of each Affiliate that is an operator of any Borrowing Base Properties (other than the Equity Interests of the Borrower) and otherwise in form and substance satisfactory to the Administrative Agent.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A. as its prime rate in effect at its principal office in New York, New York, each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective. THE PRIME RATE IS A REFERENCE RATE AND MAY NOT BE JPMORGAN CHASE BANK, N.A.’S LOWEST RATE.

“Projections” means the Borrower’s forecasted (a) balance sheets, (b) profit and loss statements, and (c) cash flow statements, all prepared on a basis consistent with the historical financial statements described in Section 4.04 and after giving effect to the Transactions, together with appropriate supporting details and a statement of underlying assumptions, in each case in form and substance satisfactory to the Lenders and for the period from the Effective Date through December 31, 2017.

“Projected Oil and Gas Volumes” means, with respect to any Proposed Oil and Gas Acquisition, the forecasted production from proved producing reserves from the Oil and Gas Interests subject to such Proposed Oil and Gas Acquisition as reflected in a separate report delivered to the Administrative Agent meeting the requirements of a Reserve Report and otherwise in form and substance satisfactory to the Administrative Agent.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including, without limitation, cash, securities, accounts and contract rights.

“Proposed Borrowing Base” has the meaning assigned to such term in Section 3.03.

“Proposed Borrowing Base Notice” has the meaning assigned to such term in Section 3.03.

“Proposed Oil and Gas Acquisition” has the meaning assigned to such term in Section 7.05.

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“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Credit Party that has total assets exceeding $10,000,000 at the time the relevant Guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person as constitutes an Eligible Contract Participant and can cause another person to qualify as an Eligible Contract Participant at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Recipient” means, as applicable, (a) the Administrative Agent, (b) any Lender and (c) the Issuing Bank.

“Redetermination” means any Scheduled Redetermination or Interim Redetermination.

“Redetermination Date” means, with respect to any Scheduled Redetermination or any Interim Redetermination, the date that the redetermined Borrowing Base related thereto becomes effective pursuant to Section 3.04.

“Register” has the meaning assigned to such term in Section 11.04.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Replacement Term Loans” has the meaning assigned to such term in Section 2.03(b).

“Replacement Term Loans Closing Date” has the meaning assigned to such term in Section 2.03(b).

“Required ET/NL Assignments” has the meaning assigned to such term in Section 7.03.

“Required Assignments” means, collectively, the Required ET/NL Assignments, the Required Marcellus Assignments, the Required MLP Assignments and the Required KKR Assignments.

“Required Revolving Lenders” means, at any time, Lenders (other than Defaulting Lenders) having Revolving Exposures and Unused Commitments representing at least sixty-six two-thirds percent (66-2/3%) of the sum of the Aggregate Revolving Credit Exposure and Unused Commitments at such time.

“Required Marcellus Assignments” has the meaning assigned to such term in Section 7.03(a)(xiv).

“Required MLP Assignments” has the meaning assigned to such term in Section 7.03(a)(xv).

“Reserve Report” means a report, in form and substance reasonably satisfactory to the Administrative Agent, setting forth, as of each December 31st or June 30th (or such other date in the event of an Interim Redetermination), the oil and gas reserves attributable to the Oil and Gas Interests of the Borrower and the Restricted Subsidiaries, together with a projection of the rate of production and future net income, taxes, operating expenses and capital expenditures with respect thereto as of such date, based upon the economic assumptions consistent with the Administrative Agent’s lending requirements at the time.

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“Responsible Officer” means the chief executive officer, president, vice president, chief financial officer, principal accounting officer, treasurer or assistant treasurer of a Credit Party. Any document delivered hereunder that is signed by a Responsible Officer of a Credit Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Credit Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Credit Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in any Credit Party, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in any Credit Party or any option, warrant or other right to acquire any such Equity Interests in any Credit Party.

“Restricted Subsidiary” means any Subsidiary of the Borrower that is not an Unrestricted Subsidiary.

“Revolving Applicable Rate” means, for any day, with respect to any Eurodollar Revolving Loan or ABR Revolving Loan, or with respect to the Unused Commitment Fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption “Revolver Eurodollar Spread”, “Revolver ABR Spread”, or “Unused Commitment Fee Rate”, as the case may be, based upon the Borrowing Base Usage applicable on such date plus with respect to the “Revolver Eurodollar Spread” and “Revolver ABR Spread”, at any time prior to the Asset Sale Termination Date, an additional 1% per annum for each level of Borrowing Base Usage on the outstanding Loans:

Borrowing Base Usage	Revolver Eurodollar Spread	Revolver ABR Spread	Unused Commitment Fee Rate
> 90%	2.75%	1.75%	0.50%
> 75% and < 90%	2.50%	1.50%	0.50%
> 50% and < 75%	2.25%	1.25%	0.50%
> 25% and < 50%	2.00%	1.00%	0.375%
< 25%	1.75%	0.75%	0.375%

Each change in the Revolving Applicable Rate shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next change.

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“Revolving Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make Revolving Loans and to acquire participations in Letters of Credit hereunder in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01, or in the Assignment and Assumption or Lender Certificate pursuant to which such Lender shall have assumed or agreed to provide its Revolving Commitment, as applicable, as such commitment may be (a) reduced from time to time pursuant to Section 2.02, (b) increased from time to time as a result of such Lender delivering a Lender Certificate pursuant to Section 2.03(a), and (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 11.04; provided that any Lender’s Revolving Commitment shall not at any time exceed such Lender’s Applicable Percentage of the Available Borrowing Base then in effect. The initial amount of each Lender’s Revolving Commitment is set forth on the Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Revolving Commitment, as applicable. The initial aggregate amount of the Lenders’ Revolving Commitments is $1,300,000,000.

“Revolving Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans and LC Exposure at such time.

“Revolving Lender” means, as of any date of determination, a Lender with a Revolving Commitment or, if the Revolving Commitments have terminated or expired, a Lender with Revolving Exposure.

“Revolving Loan” means a Loan made pursuant to Section 2.01(a).

“Revolving Maturity Date” means July 31, 2018.

“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw Hill Corporation.

“Sale and Leaseback Transaction” means any sale or other transfer of any property by any Person with the intent to lease such property as lessee.

“Scheduled Redetermination” has the meaning assigned to such term in Section 3.02.

“Scheduled Redetermination Date” means the date on which a Borrowing Base that has been determined pursuant to a Scheduled Redetermination becomes effective as provided in Section 3.04.

“Secured Party” means the Administrative Agent, any Lender, any Lender Counterparty and any other holder of Obligations including any Cash Management Obligations and Lender Hedging Obligations.

“Security Instruments” means collectively, all Guarantees of the Obligations evidenced by the Loan Documents and all mortgages, security agreements, pledge agreements, collateral assignments and other collateral documents covering the Oil and Gas Interests of the Borrower and the Restricted Subsidiaries and the Equity Interests of the Restricted Subsidiaries and other personal property, equipment, oil and gas inventory and proceeds of the foregoing, all such documents to be in form and substance reasonably satisfactory to the Administrative Agent.

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“Senior Note Documents” means the Senior Notes, the Indenture, the Senior Notes Guaranty, collectively, or each of such documents singularly, and any documents or instruments contemplated by or executed in connection with any of them, in each case, as amended, modified, supplemented or restated from time to time to the extent permitted under this Agreement.

“Senior Notes” means, the (i) 7.500% Senior Notes due 2018 issued pursuant to the Indenture and (ii) all additional senior unsecured notes, senior subordinated notes, second lien term loans or other Indebtedness permitted under Section 7.01(h); provided that (a) the terms of such Indebtedness (other than the 7.500% Senior Notes due 2018 outstanding as of the date hereof) do not provide for any scheduled repayment, mandatory redemption (including any required offer to redeem) or payment of a sinking fund obligation prior to a date that is at least one year after August 19, 2019, (except for any offer to redeem such Indebtedness (including the 7.500% Senior Notes due 2018) required as a result of asset sales or the occurrence of a “Change of Control” under and as defined in the Indenture), (b) except for second lien term loans, such Indebtedness is unsecured, (c) the non-default interest rate on the outstanding principal balance of such Indebtedness does not exceed the prevailing market rate then in effect for similarly situated credits at the time such Indebtedness is issued, (d) no Subsidiary of the Borrower is required to Guarantee such Indebtedness unless such Subsidiary is (or concurrently with any such Guarantee becomes) a Guarantor hereunder, (e) with respect to any such Indebtedness evidenced by senior subordinated notes, such notes and any Liens securing such notes, are expressly subordinate to the payment in full of and, if applicable the Liens securing such notes, to all of the Obligations on terms and conditions reasonably satisfactory to the Administrative Agent and the Majority Lenders and (f) with respect to any such Indebtedness evidenced by second lien term loans, the Liens securing such loans are expressly subordinate to the Liens securing the Obligations on terms and conditions reasonably satisfactory to the Administrative Agent and the Majority Lenders.

“Senior Notes First Supplemental Indenture” means that certain First Supplemental Indenture among the Borrower, certain Subsidiaries of the Borrower and the Wilmington Trust Company, as trustee, with respect to the issuance of the 7.500% Senior Notes due 2018.

“Senior Notes Guaranty” means a supplemental indenture, in a form satisfactory to the Agent, pursuant to which a Subsidiary guarantees the Borrower’s obligations with respect to the Senior Notes on the terms provided for in the Senior Notes Indenture.

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

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“Specified Representations” means the representations and warranties set forth in Sections 4.01, 4.02, 4.03, 4.04(a), 4.07, 4.08, 4.14, 4.15, 4.17, 4.20, 4.21 and 4.22.

“Specified Value” means on any date of determination, with respect to each transfer, assignment or conveyance of Oil and Gas Interests by EBG Acquisition or any of its Subsidiaries to any Credit Party, the lesser of (a) the Engineered Value of such Oil and Gas Interests as determined by the Administrative Agent as of such date of determination and (b) the drilling and development costs paid prior to such date of determination with the proceeds of investments made pursuant to clause (j) of Section 7.04 to develop such Oil and Gas Interests.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than fifty percent (50%) of the equity or more than fifty percent (50%) of the ordinary voting power or, in the case of a partnership, more than fifty percent (50%) of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent. Unless the context otherwise clearly requires, references herein to a “Subsidiary” refer to a Subsidiary of the Borrower.

“Super-Majority Lenders” means, at any time, Lenders having Credit Exposures and Unused Commitments representing at least eighty percent (80%) of the sum of the Aggregate Credit Exposure and all Unused Commitments at such time or, if the Commitments have been terminated, Lenders having Credit Exposures representing at least eighty percent (80%) of the Aggregate Credit Exposure at such time. The Credit Exposures and Unused Commitments of any Defaulting Lender shall be disregarded in determining Super-Majority Lenders at any time.

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“Surplus Cash” means the lesser of (i) cash and cash equivalents of the Borrower and its Restricted Subsidiaries, on a consolidated basis, that constitute Permitted Investments and (ii) the amount by which Net Working Capital exceeds zero ($0.00).

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that in no event shall any (a) phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of any Credit Party or any Restricted Subsidiary or (b) near term spot market purchase and sale of a commodity in the ordinary course of business based on a price determined by a rate quoted on an organized exchange for actual physical delivery, be a Swap Agreement.

“Swap Modification” means the amendment, modification, cancellation, monetization, sale, transfer, assignment, early termination or other disposition of any Swap Agreement (including any Existing Swap Agreement) for Crude Oil or Natural Gas.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Taxes” means any present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Lenders” means, as of any date of determination, Lenders having a Term Loan Commitment.

“Term Loan Commitment” means (a) as to any Term Lender, the commitment of such Term Lender to make Term Loans as set forth in Schedule 2.01 or in the most recent Assignment and Assumption executed by such Term Lender, as applicable, as such commitment may be increased from time to time as a result of such Lender delivering a Lender Certificate pursuant to Section 2.03, and (b) as to all Term Lenders, the aggregate commitment of all Term Lenders to make Term Loans, which aggregate commitment shall be $300,000,000 on the Effective Date. After advancing the Term Loan, each reference to a Term Lender’s Term Loan Commitment shall refer to such Term Lender’s Applicable Percentage of the Term Loans.

“Term Loans” means the Initial Term Loans extended by the Term Lenders to the Borrower pursuant to Section 2.01(b) hereof on the Effective Date and any Replacement Term Loans or Incremental Term Loans.

“Term Loan Maturity Date” means August 19, 2019, unless a Permitted Refinancing of all Senior Notes outstanding on the initial Replacement Term Loans Closing Date does not occur at least six months prior to the date such Senior Notes are scheduled to mature as of the initial Replacement Term Loans Closing Date, in which case the Term Loan Maturity Date will be the Revolving Maturity Date.

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“TGGT Contribution Agreement” means that certain Contribution Agreement, effective as of January 1, 2009, among EOC, Vaughan Holding Company, LLC and BG Gathering, as amended, supplemented or otherwise modified from time to time to the extent permitted under the terms of this Agreement.

“TGGT Holdings” means TGGT Holdings, LLC, a Delaware limited liability company, and its successors and assigns.

“TGGT Holdings LLC Agreement” means that certain Amended and Restated Limited Liability Company Agreement, dated as of August 14, 2009, among BG Gathering, EOC, TGGT Holdings, and the Administrative Agent, as amended, supplemented or otherwise modified from time to time to the extent permitted under the terms of this Agreement.

“Total PV-9 Value” means, as of any date of determination thereof with respect to the Oil and Gas Interests described in the Acquisition Reserve Reports delivered to the Administrative Agent, the net present value, discounted at nine percent (9%) per annum, of the future net revenues expected to accrue to the Credit Parties’ collective interest in such Oil and Gas Interests during the remaining expected economic lives of such Oil and Gas Interests.

“Transactions” means (i) the execution, delivery and performance by the Credit Parties of this Agreement and the Loan Documents, (ii) the borrowing of Loans, (iii) the use of the proceeds thereof, (iv) the issuance of Letters of Credit hereunder, (iv) the grant of Liens by the Credit Parties on the Mortgaged Properties and the other Collateral pursuant to the Security Instruments, (v) the consummation of the Eagle Ford Acquisition, and (vi) the execution and delivery of the KKR Participation Agreement by the parties thereto and the disposition of the Oil and Gas Interests contemplated to occur on the Effective Date or within thirty (30) days thereafter pursuant to the KKR Participation Agreement.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“Unrestricted Subsidiary” means (a) any Subsidiary that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of the Borrower in the manner provided below, (b) any Subsidiary of an Unrestricted Subsidiary, (c) TGGT Holdings and any of its Subsidiaries, (d) EBG Acquisition and any of its Subsidiaries, (e) Black Bear Gathering and any of its Subsidiaries, (f) Bonchasse Land Company, LLC, a Louisiana limited liability company and any of its Subsidiaries, (g) the Marcellus JV Operator and any of its Subsidiaries, (h) the Marcellus Midstream Owner and any of its Subsidiaries, (i) the MLP Subsidiaries and (j) Admiral Acquisition Sub and one or more Subsidiaries formed to facilitate the assignment of Oil and Gas Interest in accordance with the KKR Participation Agreement so long as all of the Equity Interests of such Subsidiaries are transferred to the KKR Parties in accordance with the KKR Participation Agreement on or before five (5) Business Days after the Effective Date (or such longer period of time as Administrative Agent may permit but in any event no longer than thirty (30) days after the Effective Date). The Board of Directors of the Borrower may designate any Subsidiary (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries at

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the time of such designation or at any time thereafter (i) is a Material Domestic Subsidiary, (ii) owns Oil and Gas Interests included in the Borrowing Base Properties or (iii) guarantees, or is a primary obligor of, any indebtedness, liabilities or other obligations under any Senior Notes (or any Permitted Refinancing thereof).

“Unused Commitment” means, with respect to each Revolving Lender at any time, such Revolving Lender’s Revolving Commitment at such time minus such Revolving Lender’s Revolving Exposure at such time.

“Unused Commitment Fee” has the meaning assigned to such term in Section 2.13(a).

“U.S. Government Securities” means direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency or instrumentality thereof to the extent such obligations are entitled to the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.18(f).

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” means the Borrower, any other Credit Party and the Administrative Agent.

Section 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Revolving Borrowing”).

Section 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, amended and restated, supplemented or otherwise modified (subject to any restrictions on such amendments restatements, amendments and restatements, supplements or modifications set forth herein or in any other Loan Document), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and

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words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” or “Property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, and (f) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time. No provision of this Agreement or any other Loan Document shall be construed or interpreted to the disadvantage of any party hereto by reason of such party’s having, or being deemed to have, drafted, structured, or dictated such provision.

Section 1.04. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Majority Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

Section 1.05. Oil and Gas Definitions. For purposes of this Agreement and the other Loan Documents, the terms “proved reserves,” “proved developed reserves,” “proved undeveloped reserves,” “proved developed nonproducing reserves” and “proved developed producing reserves,” have the meaning given such terms from time to time and at the time in question by the Society of Petroleum Engineers of the American Institute of Mining Engineers.

Section 1.06. Time of Day. Unless otherwise specified, all references to times of day shall be references to Central time (daylight or standard, as applicable).

Article II

The Credits

Section 2.01. Commitments. Subject to the terms and conditions set forth herein, (a) each Lender that was a Lender under and as defined in the Original Credit Agreement agrees to continue the Original Revolving Loans and each Lender agrees to make Revolving Loans to the Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in (i) such Lender’s Revolving Exposure exceeding such Lender’s Revolving Commitment or (ii) the Aggregate Revolving Credit Exposure exceeding the Revolving Commitment and (b) each Term Lender severally (and not jointly) agrees to make a Term Loan to the Borrower on the Effective Date, in an amount equal to such Lender’s Term Loan Commitment, in each case by making immediately available funds available to the Administrative Agent’s designated account. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans. Amounts repaid or prepaid in respect of Term Loans may not be reborrowed.

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Section 2.02. Termination and Reduction of the Revolving Commitments.

(a) Unless previously terminated, (i) the initial Term Loan Commitments shall terminate at 5:00 p.m. on the Effective Date and (ii) all other Commitments shall terminate on the Revolving Maturity Date. If at any time the Revolving Commitments are terminated or reduced to zero, then the Revolving Commitments shall terminate on the effective date of such termination or reduction.

(b) The Borrower may at any time terminate, or from time to time reduce, the Revolving Commitment; provided that (i) each reduction of the Revolving Commitment shall be in an amount that is an integral multiple of $5,000,000 and not less than $10,000,000 and shall be applied ratably to each Lender’s Revolving Commitment and (ii) the Borrower shall not terminate or reduce the Revolving Commitment if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.11 and Section 2.12, the Aggregate Revolving Credit Exposure would exceed the Revolving Commitment.

(c) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Revolving Commitment under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Revolving Commitment delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination of the Revolving Commitment shall be permanent. Each reduction of the Revolving Commitment shall be made ratably among the Lenders in accordance with their respective Revolving Commitment.

Section 2.03. Additional Lenders; Increases in Revolving Commitments; Replacement Term Facilities; Incremental Term Facilities.

(a) Increases in Revolving Commitments. If (i) no Default exists as of the date of such increase or would be caused by such increase, (ii) the Borrower shall concurrently pay any additional fees required as a result of such increase, (iii) immediately after giving effect to such increase, the Revolving Commitments plus the outstanding Term Loans and any Replacement Term Loans (after giving effect to any replacement thereof) do not exceed the Borrowing Base then in effect, and (iv) at the time of and immediately after giving effect to such increase, the Borrower is in pro forma compliance with the financial covenants set forth in Section 7.11 as of the last day of the most recently ended fiscal quarter for which the financial statements and compliance certificate required under Section 6.01 have been delivered to the Administrative Agent and the Lenders, with the prior written consent of the Administrative Agent, the Borrower may increase the Revolving Commitments by providing written notice of such increase to the

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Administrative Agent. Each Revolving Lender shall have the right, but not the obligation, in each such Revolving Lender’s sole discretion, to provide a portion of such increase in the Revolving Commitments up to the portion of such increase that such Revolving Lender’s existing Revolving Commitment bears to the aggregate amount of the existing Revolving Commitments of all Revolving Lenders electing to participate in such requested increase by executing and delivering to the Borrower and the Administrative Agent a certificate substantially in the form of Exhibit F hereto (a “Lender Certificate”). In the event that, within 10 Business Days of the Administrative Agent’s receipt of such written notice from the Borrower, the existing Lenders fail to provide increases to their respective Revolving Commitments sufficient to satisfy such requested increase in the Revolving Commitments, the Borrower may adjust the previously requested increase to reflect the increased Revolving Commitments of existing Revolving Lenders or one or more financial institutions reasonably acceptable to the Administrative Agent may become a Revolving Lender under this Agreement by executing and delivering to the Borrower and the Administrative Agent a Lender Certificate. Upon receipt by the Administrative Agent of Lender Certificates representing increases to existing Revolving Lender Revolving Commitments and/or Revolving Commitments from new Revolving Lenders as provided in this Section 2.03 in an aggregate amount equal to the requested increase (as the same may have been adjusted), (i) the Revolving Commitments (including the Revolving Commitment of any Person that becomes a Revolving Lender by delivery of such a Lender Certificate) automatically without further action by the Borrower, the Administrative Agent or any Lender shall be increased on the effective date set forth in such Lender Certificates by the amount indicated in such Lender Certificates, (ii) the Register shall be amended to add the Revolving Commitments of each additional Revolving Lender or to reflect the increase in the Revolving Commitments of each existing Revolving Lender, and the Applicable Percentages of the Revolving Lenders shall be adjusted accordingly to reflect each additional Revolving Lender or the increase in the Revolving Commitments of each existing Revolving Lender, (iii) any such additional Revolving Lender shall be deemed to be a party in all respects to this Agreement and any other Loan Documents to which the Lenders are a party, and (iv) upon the effective date set forth in such Lender Certificate, any such Revolving Lender party to the Lender Certificate shall purchase and each existing Revolving Lender shall assign to such Revolving Lender a pro rata portion of the outstanding Credit Exposure of each of the existing Revolving Lenders such that the Revolving Lenders (including any additional Revolving Lender, if applicable) shall have the appropriate portion of the Aggregate Credit Exposure of the Revolving Lenders (based in each case on such Revolving Lender’s Applicable Percentage of Revolving Commitments, as applicable, as revised pursuant to this Section), and the Borrower shall have paid to the Revolving Lenders any amounts due pursuant to Section 2.17 as a result of such purchase and assignment.

(b) Replacement Term Facilities.

(i) With the prior written consent of the Administrative Agent, the Borrower and any one or more Lenders (including New Term Lenders) may agree that such Lenders shall make term loans (the “Replacement Term Loans”) to replace the Initial Term Loans made hereafter by executing and delivering to the Administrative Agent a notice (in form and substance reasonably satisfactory to the Administrative Agent) specifying (A) the amount of the Replacement Term Loans, (B) the applicable closing date for the Replacement Term Loans (each a “Replacement Term Loans Closing Date”),

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(C) the applicable maturity date for the Replacement Term Loans (which in any event shall not be earlier than the Revolving Maturity Date), (D) the amortization schedule for the Replacement Term Loans, (E) the Applicable Margin and other pricing terms for the Replacement Term Loans and (F) the other terms and conditions of the Replacement Term Loans, which, in each case, shall be reasonably acceptable to the Administrative Agent. The Replacement Term Loans shall rank pari passu in right of payment and of security with the Revolving Loans and after giving effect to the issuance of the Replacement Term Loans, the Revolving Commitments plus the outstanding Initial Term Loans and any Replacement Term Loans (after giving effect to any replacement thereof) do not exceed the Borrowing Base then in effect. No Lender shall have any obligation to participate in the making of any Replacement Term Loans unless it agrees to do so in its sole discretion.

(ii) Any additional bank, financial institution or other entity which, with the consent of the Borrower (which consent shall not be unreasonably withheld) and the Administrative Agent, elects to become a “Lender” under this Agreement in connection with any transaction described in Section 2.03(b) shall execute a Lender Certificate whereupon such bank, financial institution or other entity (a “New Term Lender”) shall become a Lender for all purposes and to the same extent as if originally a party hereto and shall be bound by and entitled to the benefits of this Agreement.

(iii) Notwithstanding anything to the contrary in this Agreement, each of the parties hereto hereby agrees that, on any Replacement Term Loans Closing Date, this Agreement shall be amended to the extent necessary to reflect the existence and terms of the Replacement Term Loans being made on such Replacement Term Loans Closing Date. Any such deemed amendment may be effected in writing by the Administrative Agent with the Borrower’s consent (not to be unreasonably withheld) and furnished to the other parties hereto.

(c) Incremental Term Facilities.

(i) With the prior written consent of the Administrative Agent, the Borrower and any one or more Lenders (including New Term Lenders) may agree that such Lenders shall make incremental term loans (the “Incremental Term Loans”) by executing and delivering to the Administrative Agent a notice (in form and substance reasonably satisfactory to the Administrative Agent) specifying (A) the amount of the Incremental Term Loans, (B) the applicable closing date for the Incremental Term Loans (each an “Incremental Term Loan Closing Date”), (C) the applicable maturity date for the Incremental Term Loans (which in any event shall not be earlier than the Revolving Maturity Date), (D) the amortization schedule for the Incremental Term Loans, (E) the Applicable Margin and other pricing terms for the Incremental Term Loans and (F) the other terms and conditions of the Incremental Term Loans, which, in each case, shall be reasonably acceptable to the Administrative Agent. The Incremental Term Loans shall rank pari passu in right of payment and of security with the Revolving Loans and after giving effect to the issuance of the Incremental Term Loans, the Revolving Commitments plus the Incremental Term Loans, plus, the outstanding Replacement Term Loans (after giving effect to any replacement thereof) do not exceed the Borrowing Base then in

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effect. No Lender shall have any obligation to participate in the making of any Incremental Term Loans unless it agrees to do so in its sole discretion. With respect to any Incremental Term Loans incurred after the initial Replacement Term Loans Closing Date, the Effective Yield applicable to such Incremental Term Loans will not be more than 0.50% higher than the corresponding Effective Yield on the Term Loans then outstanding (calculated for both the Incremental Term Loans and the Term Loans then outstanding inclusive of any original issue discount, upfront fees and Adjusted LIBO Rate floors, payable to all applicable Term Lenders), unless the Effective Yield with respect to the Term Loans then outstanding is increased by an amount equal to the difference between the Effective Yield with respect to such Incremental Term Loans and the corresponding Effective Yield on the existing Term Loans, minus 0.50%. With respect to the Revolving Commitments, the Effective Yield applicable to the Revolving Commitments will not be more than 0.50% higher than the corresponding Effective Yield on the Term Loans then outstanding (calculated for both the Term Loans then outstanding and the Revolving Commitments then existing inclusive of any original issue discount, upfront fees and Adjusted LIBO Rate floors, payable to all Term Lenders and all Revolving Lenders, respectively), unless the Effective Yield with respect to the Term Loans then outstanding is increased by an amount equal to the difference between the Effective Yield with respect to such Revolving Commitments and the corresponding Effective Yield on the existing Term Loans, minus 0.50%.

(ii) Any additional bank, financial institution or other entity which, with the consent of the Borrower (which consent shall not be unreasonably withheld) and the Administrative Agent, elects to become a “Lender” under this Agreement in connection with any transaction described in Section 2.03(c) shall execute a Lender Certificate whereupon such New Term Lender shall become a Lender for all purposes and to the same extent as if originally a party hereto and shall be bound by and entitled to the benefits of this Agreement.

(iii) Notwithstanding anything to the contrary in this Agreement, each of the parties hereto hereby agrees that, on any Incremental Term Loan Closing Date, this Agreement shall be amended to the extent necessary to reflect the existence and terms of the Incremental Term Loans being made on such Incremental Term Loan Closing Date. Any such deemed amendment may be effected in writing by the Administrative Agent with the Borrower’s consent (not to be unreasonably withheld) and furnished to the other parties hereto.

Section 2.04. Loans and Borrowings.

(a) Each Loan shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their respective Commitments of the applicable Class. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

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(b) Subject to Section 2.15, each Revolving Borrowing and Term Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c) At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $1,000,000. At the time that each ABR Revolving Borrowing is made, such Revolving Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $1,000,000; provided that an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the Revolving Commitment or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.07(e). Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of eight (8) Eurodollar Borrowings outstanding.

(d) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Eurodollar Borrowing if the Interest Period requested with respect thereto would end after, with respect to any Eurodollar Revolving Borrowing, the Revolving Maturity Date and with respect to any Eurodollar Term Loan Borrowing, the Term Loan Maturity Date.

Section 2.05. Requests for Borrowings. To request a Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 11:00 a.m., three (3) Business Days before the date of the proposed Eurodollar Borrowing or (b) in the case of an ABR Borrowing, not later than 11:00 a.m., one (1) Business Day before the date of the proposed Borrowing; provided that any such notice of an ABR Revolving Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.07(e) may be given not later than 10:00 a.m., on the date of the proposed Revolving Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery, telecopy or electronic mail to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.04:

(i) the aggregate amount of the requested Borrowing;

(ii) the date of such Borrowing, which shall be a Business Day;

(iii) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(iv) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

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(v) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.08.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one (1) month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Section 2.06. Reserved.

Section 2.07. Letters of Credit.

(a) General. Subject to the terms and conditions set forth herein, the Borrower may request the issuance of Letters of Credit for its own or the account of any Restricted Subsidiary in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the Issuing Bank, the Borrower also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure shall not exceed $100,000,000 and (ii) the Aggregate Revolving Credit Exposure shall not exceed the Revolving Commitments.

(c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five (5) Business Days prior to the Revolving Maturity Date.

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(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Revolving Lenders, the Issuing Bank hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Revolving Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Revolving Lender’s Applicable Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement. If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 noon on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m. on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 12:00 noon on the Business Day immediately following the day that the Borrower receives such notice; provided that the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.05 that such payment be financed with an ABR Revolving Borrowing in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing. If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Revolving Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Revolving Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Revolving Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.08 with respect to Loans made by such Revolving Lender (and Section 2.08 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Revolving Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank, then to such Revolving Lenders and the Issuing Bank as their interests may appear. Any payment made by a Revolving Lender pursuant to this paragraph to reimburse the Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

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(f) Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. Neither the Administrative Agent, the Revolving Lenders nor the Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Bank and the Revolving Lenders with respect to any such LC Disbursement.

(h) Interim Interest. If the Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower

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reimburses such LC Disbursement, at the rate per annum then applicable to ABR Revolving Loans; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.14(c) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to paragraph (e) of this Section to reimburse the Issuing Bank shall be for the account of such Revolving Lender to the extent of such payment.

(i) Replacement of the Issuing Bank. The Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Revolving Lenders of any such replacement of the Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.13(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(j) Cash Collateralization.

(i) If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Revolving Lenders (or, if the maturity of the Loans has been accelerated, Lenders with LC Exposure representing at least sixty-six and two-thirds percent (66 2/3%) of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in the Cash Collateral Account an amount in cash equal to the total LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clauses (h) or (i) of Article IX.

(ii) All cash collateral provided by Borrower or any other Credit Party pursuant to the request of the Administrative Agent in accordance with Section 2.21(c) shall be deposited in the Cash Collateral Account.

(iii) Deposits in the Cash Collateral Account made pursuant to either the foregoing paragraph (i) of this Section 2.07(j) or Section 2.21(c) shall be held by the Administrative Agent as collateral for the payment and performance of the Obligations under this Agreement and Borrower hereby grants a security interest in such cash and each deposit account into which such cash is deposited to secure the Obligations under this Agreement. The Administrative Agent shall have exclusive dominion and control,

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including the exclusive right of withdrawal, over the Cash Collateral Account. Other than interest at the rate per annum in effect for accounts of the same type maintained with the Administrative Agent at such time and any interest earned on the investment of such deposits, which investments shall be of the type described in clause (b) of the definition of Permitted Investments and shall be made by the Administrative Agent in consultation with the Borrower (unless an Event of Default shall have occurred and be continuing, in which case, such investments shall be made at the option and sole discretion of the Administrative Agent) and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in the Cash Collateral Account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with LC Exposure representing sixty-six and two-thirds percent (66 2/3%) or more of the total LC Exposure), be applied to satisfy other Obligations under this Agreement.

(v) If the Borrower is required to provide cash collateral pursuant to either paragraph (i) of this Section 2.07(j) or Section 2.21(c), the amount of such cash collateral (to the extent not applied as aforesaid) shall be returned to the Borrower within three (3) Business Days after (x) in the case of cash collateral provided pursuant to paragraph (i) above, all Events of Default have been cured or waived and (y) in the case of cash collateral provided pursuant to Section 2.21(c), the date on which such cash collateral is no longer required pursuant to Section 2.21(c).

Section 2.08. Funding of Borrowings.

(a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided that, Term Loans shall be made as provided in Sections 2.01(b) and 2.03. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower designated by the Borrower in the applicable Borrowing Request; provided that ABR Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.07(e) shall be remitted by the Administrative Agent to the Issuing Bank.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the

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Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

Section 2.09. Interest Elections.

(a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request; provided that all Borrowings on the Effective Date shall be ABR Borrowings. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b) To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.05 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery, telecopy or electronic mail to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower.

(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.04:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

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If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one (1) month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Majority Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

Section 2.10. Repayment of Loans; Evidence of Debt.

(a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Revolving Lender the then unpaid principal amount of each Revolving Loan on the Revolving Maturity Date. The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Term Lender (i) quarterly installments of $750,000.00 due and payable on the last day of March, June, September and December of each year beginning September 30, 2013, and (ii) the then unpaid principal amount of each Term Loan on the Term Loan Maturity Date.

(b) Borrower and each surety, endorser, guarantor and other party ever liable for payment of any sums of money payable under this Agreement, jointly and severally waive presentment and demand for payment, notice of intention to accelerate the maturity, protest, notice of protest and nonpayment, as to the payments due under this Agreement or any other Loan Document and as to each and all installments hereunder and thereunder, and agree that their liability under this Agreement or any other Loan Document shall not be affected by any renewal or extension in the time of payment hereof, or in any indulgences, or by any release or change in any security for the payment of the Obligations, and hereby consent to any and all such renewals, extensions, indulgences, releases or changes.

(c) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(d) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

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(e) The entries made in the accounts maintained pursuant to paragraph (c) or (d) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(f) Any Lender or Participant may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender or Participant a promissory note payable to the order of such Lender or Participant (or, if requested by such Lender or Participant, to such Lender or Participant and its registered assigns) and in the form attached hereto as Exhibit E. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 11.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

Section 2.11. Optional Prepayment of Loans.

(a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole and or in part, subject to prior notice in accordance with paragraph (b) of this Section; provided that (i) any prepayment made at any time a Borrowing Base Deficiency exists shall be applied ratably to the prepayment of Revolving Borrowings to the extent required to eliminate such Borrowing Base Deficiency and (ii) any prepayment of a Term Loan Borrowings shall be in minimum principal amounts of $10,000,000.00 and increments of $5,000,000.00 in excess thereof.

(b) The Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy or electronic mail) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 11:00 a.m. three (3) Business Days before the date of prepayment or (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m. one (1) Business Day before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination or reduction of the Revolving Commitment as contemplated by Section 2.02, then such notice of prepayment may be revoked if such notice of termination or reduction is revoked in accordance with Section 2.02. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.04. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.14 and with respect to any prepayment of a Term Loan, the prepayment premium, if any, required under Section 2.13(d).

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Section 2.12. Mandatory Prepayment of Loans.

(a) Except as otherwise provided in Section 2.12(b) and 2.12(c), in the event a Borrowing Base Deficiency exists, the Borrower shall either (a) within fifteen (15) days after written notice from the Administrative Agent to the Borrower of such Borrowing Base Deficiency, by instruments satisfactory in form and substance to the Lenders, provide the Lenders with additional security consisting of Oil and Gas Interests with value and quality satisfactory to the Lenders in their sole discretion to eliminate such Borrowing Base Deficiency, or prepay, subject to the payment of any funding indemnification amounts required by Section 2.17 but without premium or penalty, the principal amount of the Loans in an amount sufficient to eliminate such Borrowing Base Deficiency (or by a combination of such additional security and such prepayment eliminate such Borrowing Base Deficiency), or (b) within fifteen (15) days after written notice from the Administrative Agent to the Borrower of such Borrowing Base Deficiency, elect to prepay, subject to the payment of any funding indemnification amounts required by Section 2.17 but without premium or penalty, the principal amount of such Borrowing Base Deficiency in not more than six (6) equal monthly installments plus accrued interest thereon with the first such monthly payment being due upon the thirtieth (30th) day after the Borrower’s receipt of notice of such Borrowing Base Deficiency. Amounts applied to pay the Loans pursuant to this Section 2.12(a) shall be applied ratably to pay the then outstanding Loans (both Revolving Loans and Term Loans). With respect to the portion of such payments applied to pay the Revolving Loans, such payments shall be applied to the Revolving Borrowings in the order specified in Section 2.12(e) and with respect to the portion of such payments applied to pay the Term Loans, such payments shall be applied to the Term Loan Borrowings in the order specified in Section 2.12(f).

(b) If the Borrower or any Restricted Subsidiary Disposes of any Borrowing Base Properties at any time (whether pursuant to a Disposition of Equity Interests of a Restricted Subsidiary permitted pursuant to Section 7.03 or otherwise) or a Borrowing Base Deficiency occurs as a result of any other event described in Section 3.06, the Borrower shall prepay Revolving Borrowings, to the extent necessary to eliminate any Borrowing Base Deficiency that may exist or that may have occurred as a result of such Disposition or other event described in Section 3.06 on or within two (2) Business Days of the date it or any Restricted Subsidiary receives the Net Cash Proceeds from such Disposition or any other event described in Section 3.06; provided, that with respect to any such Disposition of Borrowing Base Properties at any time after the Asset Sale Termination Date, any Net Cash Proceeds from any Disposition received by Borrower or any Restricted Subsidiary in excess of the amount necessary to eliminate any such Borrowing Base Deficiency may be used within three hundred sixty (360) days after such Disposition to (i) acquire property, plant and equipment or any business entity used or useful in carrying on the business of the Borrower and its Restricted Subsidiaries and having a fair market value at least equal to the fair market value of the properties Disposed of or to improve or replace any existing property of the Borrower and its Restricted Subsidiaries used or useful in carrying on the business of the Borrower and its Restricted Subsidiaries or (ii) prepay the Loans in accordance with the instructions of the Borrower (unless an Event of Default exists in which event any amounts prepaid shall be applied to the Loans in accordance with Section 2.19(b)).

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(c) If, after giving effect to any termination or reduction of the Revolving Commitment pursuant to Section 2.02(b), the Aggregate Credit Exposure exceeds the Borrowing Base, then the Borrower shall immediately (and in any event on the Business Day of such termination or reduction) (i) prepay the Revolving Borrowings on the date of such termination or reduction in an aggregate principal amount equal to such excess, and (ii) if any excess remains after prepaying all of the Revolving Borrowings as a result of an LC Exposure, pay to the Administrative Agent on behalf of the Lenders an amount equal to such excess to be held as cash collateral as provided in Section 2.07(j).

(d) In the event and on each occasion that any Net Cash Proceeds are received by or on behalf of any Credit Party in respect of the incurrence of any Indebtedness after the Effective Date in connection with any Permitted Refinancing of the Term Loans outstanding on the Effective Date (the “Initial Term Loans”) pursuant to Section 2.03 or otherwise, the Borrower shall, immediately after such Net Cash Proceeds are received by any Credit Party, apply such amounts to prepay the Initial Term Loans in an aggregate amount equal to 100% of such Net Cash Proceeds until such Initial Terms Loans are paid in full.

(e) Amounts applied to the prepayment of Borrowings pursuant to Section 2.12(b) and 2.12(c) shall be first applied ratably to ABR Revolving Borrowings then outstanding and, upon payment in full of all outstanding ABR Revolving Borrowings, second, to Eurodollar Revolving Borrowings then outstanding, and if more than one Eurodollar Revolving Borrowing is then outstanding, to each such Eurodollar Revolving Borrowing beginning with the Eurodollar Revolving Borrowing with the least number of days remaining in the Interest Period applicable thereto and ending with the Eurodollar Revolving Borrowing with the most number of days remaining in the Interest Period applicable thereto and in the event all Revolving Borrowings are paid in full, any remaining amounts shall be applied to prepayment of Term Loan Borrowings in the order specified in Section 2.12(f). Any prepayments pursuant to this Section shall be without penalty or premium but otherwise accompanied by accrued interest to the extent required by Section 2.14 and any funding indemnification amounts required by Section 2.17. Amounts applied to the payment of Revolving Borrowings pursuant to this Section may be reborrowed subject to and in accordance with the terms of this Agreement.

(f) Amounts applied to the prepayment of Borrowings pursuant to Section 2.12(d) shall be first applied ratably to ABR Term Loan Borrowings then outstanding and, upon payment in full of all outstanding ABR Term Loan Borrowings, second, to Eurodollar Term Loan Borrowings then outstanding, and if more than one Eurodollar Term Loan Borrowing is then outstanding, to each such Eurodollar Term Loan Borrowing beginning with the Eurodollar Term Loan Borrowing with the least number of days remaining in the Interest Period applicable thereto and ending with the Eurodollar Term Loan Borrowing with the most number of days remaining in the Interest Period applicable thereto. Any prepayments pursuant to this Section shall be without penalty or premium but otherwise accompanied by accrued interest to the extent required by Section 2.14 and any funding indemnification amounts required by Section 2.17. Amounts applied to the payment of Term Loan Borrowings pursuant to this Section may not be reborrowed.

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Section 2.13. Fees and Prepayment Premium.

(a) The Borrower agrees to pay to the Administrative Agent, for the account of each Revolving Lender, an unused commitment fee (the “Unused Commitment Fee”) equivalent to the Revolving Applicable Rate times the daily average of the Aggregate Unused Commitments. Such Unused Commitment Fee shall be calculated on the basis of a year consisting of 360 days. The Unused Commitment Fee shall be payable in arrears on the last day of March, June, September and December of each year, commencing with the first such date to occur after the Effective Date, and on the Revolving Maturity Date for any period then ending for which the Unused Commitment Fee shall not have been theretofore paid. In the event the Revolving Commitments terminate on any date other than the last day of March, June, September or December of any year, the Borrower agrees to pay to the Administrative Agent, for the account of each Revolving Lender, on the date of such termination, the total Unused Commitment Fee due for the period from the last day of the immediately preceding March, June, September or December, as the case may be, to the date such termination occurs.

(b) The Borrower agrees to pay (i) to the Administrative Agent for the account of each Revolving Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Revolving Applicable Rate used to determine the interest rate applicable to Eurodollar Loans on the average daily amount of such Revolving Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Revolving Lender’s Revolving Commitment terminates and the date on which such Revolving Lender ceases to have any LC Exposure, and (ii) to the Issuing Bank a fronting fee, which shall accrue at the rate equal to 0.125% per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any LC Exposure, as well as the Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Revolving Commitments terminate and any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand. Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within ten (10) days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c) Borrower agrees to pay to the Administrative Agent and J.P. Morgan, for their respective accounts, the fees set forth in the Fee Letter payable to the Administrative Agent and J.P. Morgan and such other fees payable in the amounts and at the times separately agreed upon between the Borrower, the Administrative Agent and J.P. Morgan.

(d) With respect to any voluntary prepayment or Permitted Refinancing of the Term Loans after the initial Replacement Term Loans Closing Date (other than a refinancing of the Term Loans in connection with any transaction that would, if consummated, constitute a Change of Control) with a lower Effective Yield than the Effective Yield of the existing Term Loans, or

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any amendment (other than an amendment in connection with any transaction that would, if consummated, constitute a Change of Control) that reduces the Effective Yield of the Term Loans, in either case that occurs prior to the first anniversary of the initial Replacement Term Loans Closing Date and the primary purpose of which is to lower the Effective Yield on the Term Loans, shall be subject to a prepayment premium of 1% of the principal amount of the Term Loans so prepaid, refinanced or amended. Prepayments made after the first anniversary of the initial Replacement Term Loans Closing Date shall not be subject to the prepayment fee described in this Section 2.13(d).

(e) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the Issuing Bank, in the case of fees payable to it) for distribution, in the case of Unused Commitment Fees and participation fees, to the Revolving Lenders. Subject to Section 11.13, fees paid shall not be refundable under any circumstances.

Section 2.14. Interest.

(a) The Revolving Loans comprising each ABR Revolving Borrowing shall bear interest at the Alternate Base Rate plus the Revolving Applicable Rate. The Term Loans comprising each ABR Term Loan Borrowing shall bear interest at the Alternate Base Rate plus 3.00%.

(b) The Revolving Loans comprising each Eurodollar Revolving Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Revolving Applicable Rate. The Term Loans comprising each Eurodollar Term Loan Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus 4.00%.

(c) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, two percent (2.00%) plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, two percent (2.00%) plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.

(d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Commitments and with respect to the Revolving Loans, on the Revolving Maturity Date and with respect to the Term Loans, the Term Loan Maturity Date; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Loan prior to the end of the Availability Period at a time when no Borrowing Base Deficiency exists), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

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(e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

Section 2.15. Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; or

(b) the Administrative Agent is advised by the Majority Lenders that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone, telecopy or electronic mail as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective, and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.

Section 2.16. Increased Costs.

(a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or the Issuing Bank;

(ii) impose on any Lender or the Issuing Bank or the London interbank market any other condition, costs or expense affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein; or

(iii) subject any Recipient to any Taxes on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes, and (C) Connection Income Taxes);

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and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Eurodollar Loan) or to increase the cost to such Lender, the Issuing Bank or such other Recipient of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender, the Issuing Bank or such other Recipient hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender, the Issuing Bank or such other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, the Issuing Bank or such other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b) If any Lender or the Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.

(c) A certificate of a Lender or the Issuing Bank setting forth (i) the amount or amounts reasonably necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in clause (a) or (b) of this Section, (ii) the factual basis for such compensation, and (iii) the manner in which such amount or amounts were calculated, shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than one hundred eighty (180) days prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 2.17. Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant

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hereto (regardless of whether such notice may be revoked under Section 2.11(b) and is revoked in accordance therewith), (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.20, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower within one hundred eighty (180) days after such Lender incurs such loss, cost or expense and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

Section 2.18. Taxes.

(a) Withholding of Taxes; Gross-Up. Each payment by or account of any obligation of any Credit Party under any Loan Document shall be made without deduction or withholding for any Taxes, unless required by any applicable law. If any applicable law (as determined by an applicable Withholding Agent in its sole discretion exercised in good faith) requires the deduction or withholding of any such payment by a Withholding Agent, then the applicable Withholding Agent may so deduct or withhold and shall timely pay the full amount of deducted or withheld Taxes to the relevant Governmental Authority in accordance with applicable law. If such Taxes are Indemnified Taxes, then the amount payable by the applicable Credit Party shall be increased as necessary so that, net of such deduction or withholding (including such deduction or withholding applicable to additional amounts payable under this Section), the applicable Recipient receives the amount it would have received had no such deduction or withholding been made.

(b) Payment of Other Taxes by the Borrower. The Credit Parties shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse the Administrative Agent for the payment of, any Other Taxes.

(c) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes by any Credit Party to a Governmental Authority, such Credit Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

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(d) Indemnification by the Borrower. The Credit Parties shall jointly and severally indemnify each Recipient for any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts paid or payable under this Section 2.18(d)) that are paid or payable by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The indemnity under this Section 2.18(d) shall be paid within 10 days after the Recipient delivers to the Borrower a certificate stating the amount of such payment or liability. Such certificate shall be conclusive absent manifest error. Such Recipient shall deliver a copy of such certificate to the Administrative Agent.

(e) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent for (i) any Taxes (but, in the case of any Indemnified Taxes, only to the extent that any Credit Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Credit Parties to do so) attributable to such Lender that are paid or payable by the Administrative Agent in connection with any Loan Document, (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The indemnity under this Section 2.17(e) shall be paid within 10 days after the Administrative Agent delivers to the applicable Lender a certificate stating the amount of such payment or liability. Such certificate shall be conclusive absent manifest error.

(f) Status of Lenders.

(i) Any Lender that is entitled to an exemption from, or reduction of, any applicable withholding Tax with respect to any payments under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without, or at a reduced rate of, withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to any backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.17(f)(ii)(A), (ii)(B) and (ii) (D) below) shall not be required if in the Lender’s judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. If any form or certification previously delivered pursuant to this Section expires or becomes obsolete or inaccurate in any respect with respect to a Lender, such Lender shall update such form or certificate or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

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(ii) Without limiting the generality of the foregoing,

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), duly completed executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Non-U.S. Lender shall, if it is legally eligible to do so, deliver to the Borrower and the Administrative Agent (in such number of copies reasonably requested by the Borrower and the Administrative Agent or, if available, an original signed form) on or prior to the date on which such Lender becomes a party under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), duly completed and executed copies (or, if available, an original signed form) of whichever of the following is applicable:

(1) in the case of a Non-U.S. Lender claiming the benefits of an income tax treaty to which the United States of America is a party (x) with respect to payments of interest under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (2) with respect to any other applicable payments under this Agreement, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) in the case of a Non-U.S. Lender for whom payments under this Agreement constitute income that is effectively connected with such Lender’s conduct of a trade or business in the United States of America, IRS Form W-8ECI;

(3) in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code both (x) IRS Form W-8BEN and (y) a tax certificate substantially in the form of
Exhibit G-1 to the effect that such Lender is not (a) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (b) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (c) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code(a “U.S. Tax Compliance Certificate”); or

(4) in the case of a Non-U.S. Lender that is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-1, IRS Form W-9, and/or other

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certification documents from each beneficial owner, as applicable; provided that if the Non-U.S. Lender is a partnership and one or more direct or indirect partners of such Non-U.S. Lender are claiming the portfolio interest exemption, such Non-U.S. Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-2 on behalf of each such direct and indirect partner.

(C) any Non-U.S. Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by law as a basis for claiming exemption from, or a reduction of, U.S. federal withholding Tax together with such supplementary documentation necessary to enable the Borrower or the Administrative Agent to determine the withholding or deduction required by law to be made.

(D) If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA, to determine that such Lender has or has not complied with such Lender’s obligations under FATCA and, as necessary, to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.17(f)(ii)(D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(g) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.18 (including additional amounts paid pursuant to this Section 2.18), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including any Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid to such indemnified party pursuant to the previous sentence (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.18(g),

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in no event will any indemnified party be required to pay any amount to any indemnifying party pursuant to this Section 2.18(g) if such payment would place such indemnified party in a less favorable position (on a net after-Tax basis) than such indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This Section 2.18(g) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the indemnifying party or any other Person.

(h) Issuing Bank. For purposes of Section 2.18(e) and (f), the term “Lender” includes any Issuing Bank.

(i) Survival. Each party’s obligations under this Section 2.18 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

Section 2.19. Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a) The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.16, Section 2.17 or Section 2.18, or otherwise) prior to 12:00 noon on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at JPMorgan Chase Bank, N.A., Mail Code IL1-0010, 10 South Dearborn, 7th Floor, Chicago, Illinois 60603-2003, except payments to be made directly to the Issuing Bank as expressly provided herein and except that payments pursuant to Section 2.16, Section 2.17, Section 2.18 and Section 11.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in Dollars.

(b) Any proceeds of Collateral received by the Administrative Agent (i) not constituting either (A) a specific payment of principal, interest, fees or other sum payable under the Loan Documents (which shall be applied as specified by the Borrower), or (B) a mandatory prepayment (which shall be applied in accordance with Section 2.12) or (ii) after an Event of Default has occurred and is continuing, shall be applied ratably first, to pay any fees, indemnities, or expense reimbursements including amounts then due to the Administrative Agent and the Issuing Bank from the Borrower or any other Credit Party (other than in connection with Cash Management Obligations or Lender Hedging Obligations), second, to pay any fees or expense reimbursements then due to the Lenders from the Borrower or any other Credit Party (other than in connection with Cash Management Obligations or Lender Hedging Obligations), third, to pay interest then due and payable on the Loans and unreimbursed LC Disbursements

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ratably, fourth, to pay the portion of the Obligations constituting unpaid principal of the Loans, unreimbursed LC Disbursements and payment obligations then owing with respect to Cash Management Obligations or Lender Hedging Obligations and to pay an amount to the Administrative Agent equal to one hundred three percent (103%) of the aggregate LC Exposure to be held as cash collateral for such Obligations (to the extent not otherwise cash collateralized by the Borrower pursuant to this Agreement), in each case, ratably among the Administrative Agent, the Lenders, the Issuing Bank, the Lender Counterparties and the holders of any Cash Management Obligations, and fifth, to the payment of any other Obligations due to the Administrative Agent, any Lender or any other Secured Party by any Credit Party or any Restricted Subsidiary. Notwithstanding the foregoing, amounts received from any Credit Party that is not an Eligible Contract Participant shall not be applied to any Excluded Swap Obligations owing to a Lender Counterparty (it being understood, that in the event that any amount is applied to Obligations other than Excluded Swap Obligations as a result of this clause, the Administrative Agent shall make such adjustments as it determines are appropriate to distributions pursuant to the foregoing clause fourth above from amounts received from Eligible Contract Participants to ensure, as nearly as possible, that the proportional aggregate recoveries with respect to Obligations described in the foregoing clause fourth above by Lender Counterparties that are the holders of any Excluded Swap Obligations are the same as the proportional aggregate recoveries with respect to other Obligations pursuant to the foregoing clause fourth above). Notwithstanding anything to the contrary contained in this Agreement, unless so directed by the Borrower, or unless an Event of Default is in existence, neither the Administrative Agent nor any Lender shall apply any payment which it receives to any Eurodollar Loan of a Class, except (a) on the expiration date of the Interest Period applicable thereto or (b) in the event, and only to the extent, that there are no outstanding ABR Loans of the same Class and, in any such event, the Borrower shall pay the break funding payment required in accordance with Section 2.16. The Administrative Agent and the Lenders shall have the continuing and exclusive right to apply and reverse and reapply any and all such proceeds and payments to any portion of the Obligations.

(c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise (including any right of set-off exercised with respect to a Swap Agreement), obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the

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foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.07(d), Section 2.07(e), Section 2.08(b), Section 2.19(d) or Section 11.03(c), then the Administrative Agent may, in its discretion and notwithstanding any contrary provision hereof (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender and for the benefit of the Administrative Agent or the Issuing Bank to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid, and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender under such Sections, in the case of each of (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.

Section 2.20. Mitigation Obligations; Replacement of Lenders; Illegality.

(a) If any Lender requests compensation under Section 2.16, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.18, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.16 or Section 2.18, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If any Lender requests compensation under Section 2.16, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.18, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.04), all its interests, rights and obligations under this

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Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent (and if a Commitment is being assigned, the Issuing Bank), which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.16 or payments required to be made pursuant to Section 2.18, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

(c) If (i) in connection with any proposed amendment, modification, termination, waiver or consent with respect to any of the provisions of this Agreement or any other Loan Document that requires approval of all of the Lenders under Section 11.02, the consent of Super-Majority Lenders shall have been obtained but the consent of one or more of such other Lenders (each a
“Non-Consenting Lender”) whose consent is required has not been obtained or (ii) a Lender is a Defaulting Lender; then, in each case, the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, elect to replace such Non-Consenting Lender or Defaulting Lender, as the case may be, as a Lender party to this Agreement in accordance with and subject to the restrictions contained in, and consents required by Section 11.04; provided that (x) the Borrower shall have received the prior written consent of the Administrative Agent (and if a Commitment is being assigned, the Issuing Bank), which consent shall not unreasonably be withheld, and (y) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts). A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a consent by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply or, in the case of a Defaulting Lender, such Lender is no longer a Defaulting Lender.

(d) If any change after the Effective Date in federal, state, or foreign laws or regulations or the adoption or making after such date of any interpretations, directives or requests applying to a class of banks including any Lender under any federal, state, or foreign laws or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with its interpretation or administration makes it unlawful or impossible for any Lender to make, maintain or fund any Eurodollar Borrowing, such Lender shall notify Borrower and Administrative Agent, whereupon the obligation of such Lender to make or continue, or to convert any Borrowings to, Eurodollar Borrowings, shall be suspended until such Lender notifies Borrower and Administrative Agent that the circumstances giving rise to such suspension no longer exist. Before giving any such notice, such Lender shall designate a different Applicable Lending Office if such designation will avoid the need for giving such notice and will not, in the judgment of such Lender, be otherwise disadvantageous to such

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Lender. If any Lender determines that it may not lawfully continue to maintain any Eurodollar Borrowings to the end of the applicable Interest Periods, all of the affected Borrowings shall be automatically converted to ABR Borrowings as of the date of such Lender’s notice, and upon such conversion Borrower shall compensate such Lender pursuant to Section 2.17 for the loss, cost and expense attributable to such event.

Section 2.21. Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) Fees shall cease to accrue on the Unused Commitment of such Defaulting Lender pursuant to Section 2.13(a).

(b) Such Defaulting Lender shall not have the right to vote on any issue on which voting is required (other than to the extent expressly provided in Section 11.02(b)) and the Credit Exposure of such Defaulting Lender shall not be included in determining whether the Required Revolving Lenders, the Majority Lenders or the Super-Majority Lenders have taken or may take any action hereunder.

(c) If any LC Exposure exists at the time a Lender becomes a Defaulting Lender then:

(i) all or any part of such LC Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages but only to the extent (x) the sum of all non-Defaulting Lenders’ Credit Exposures plus such Defaulting Lender’s LC Exposure does not exceed the total of all non-Defaulting Lenders’ Commitments and (y) the conditions set forth in Section 5.02 are satisfied at that time;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall, within one (1) Business Day following notice by the Administrative Agent, cash collateralize for the benefit of the Issuing Bank, the Borrower’s obligations corresponding to such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.07(j) for so long as such LC Exposure is outstanding;

(iii) if the Borrower cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.13(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;

(iv) if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 2.13(a) and Section 2.13(b) shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages; and

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(v) if all or any portion of such Defaulting Lender’s LC Exposure is neither reallocated nor cash collateralized pursuant to clauses (i) or (ii) above, then, without prejudice to any rights or remedies of the Issuing Bank or any Lender hereunder, all letter of credit fees payable under Section 2.13(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the Issuing Bank until such LC Exposure is reallocated and/or cash collateralized.

(d) So long as such Lender is a Defaulting Lender, the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure will be 100% covered by the Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 2.21(c), and participating interests in any such newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.21(c)(i) (and such Defaulting Lender shall not participate therein).

(e) If a Defaulting Lender (or a Lender who would be a Defaulting Lender but for the expiration of the relevant grace period) as a result of the exercise of a set-off shall have received a payment in respect of its Credit Exposure which results in its Credit Exposure being less than its Applicable Percentage of the Aggregate Credit Exposure, then no payments will be made to such Defaulting Lender until such time as such Defaulting Lender shall have complied with this Section 2.21 and all amounts due and owing to the Lenders has been equalized in accordance with each Lender’s respective pro rata share of the Obligations. Further, if at any time prior to the acceleration or maturity of the Loans, the Administrative Agent shall receive any payment in respect of principal of a Loan or a reimbursement of an LC Disbursement while one or more Defaulting Lenders shall be party to this Agreement, the Administrative Agent shall apply such payment first to the Borrowing(s) for which such Defaulting Lender(s) shall have failed to fund its pro rata share until such time as such Borrowing(s) are paid in full or each Lender (including each Defaulting Lender) is owed its Applicable Percentage of all Loans then outstanding. After acceleration or maturity of the Loans, subject to the first sentence of this Section 2.21(e), all principal will be paid ratably as provided in Section 2.19(b).

(f) In the event that each of the Administrative Agent, the Borrower and Issuing Bank agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on the date of such readjustment such Lender shall purchase at par such of the Loans of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage.

Section 2.22. Returned Payments. If after receipt of any payment which is applied to the payment of all or any part of the Obligations, the Administrative Agent or any Lender is for any reason compelled to surrender such payment or proceeds to any Person because such payment or application of proceeds is invalidated, declared fraudulent, set aside, determined to be void or voidable as a preference, impermissible setoff, or a diversion of trust funds, or for any other reason, then the Obligations or part thereof intended to be satisfied shall be revived and continued and this Agreement shall continue in full force as if such payment or proceeds had not been received by the Administrative Agent or such Lender. The provisions of this Section 2.22 shall be and remain effective notwithstanding any contrary action which may have been taken by the Administrative Agent or any Lender in reliance upon such payment or application of proceeds. The provisions of this Section 2.22 shall survive the termination of this Agreement.

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Section 2.23. Collection of Proceeds of Production. The Security Instruments contain an assignment by the Borrower and/or the Guarantors to and in favor of the Administrative Agent for the benefit of the Secured Parties of all of the Borrower’s or each Guarantor’s interest in and to production and all proceeds attributable thereto which may be produced from or allocated to the Mortgaged Properties. The Security Instruments further provide in general for the application of such proceeds to the satisfaction of the Obligations and other obligations described therein and secured thereby. Notwithstanding the assignment contained in such Security Instruments, (a) unless an Event of Default has occurred and is continuing, the Administrative Agent and the Lenders will neither notify the purchaser or purchasers of such production nor take any other action to cause such proceeds to be remitted to the Administrative Agent or the Lenders, but the Lenders will instead permit such proceeds to be paid to the relevant Credit Party and (b) the Lenders hereby authorize the Administrative Agent to take such actions as may be necessary to cause such proceeds to be paid to the relevant Credit Party so long as no Event of Default has occurred and is continuing.

Article III

Borrowing Base

Section 3.01. Initial Borrowing Base. For the period from and including the Effective Date to but excluding the first Redetermination Date, the amount of (a) the Borrowing Base shall be $1,600,000,000 (the “Initial Borrowing Base”) and (b) the Available Borrowing Base shall be $1,300,000,000. Notwithstanding the foregoing, the Borrowing Base may be subject to further adjustments from time to time pursuant to this Article III, Section 6.12 and Section 7.03(a).

Section 3.02. Scheduled and Interim Redeterminations. Except as set forth in the following sentence, the Borrowing Base shall be redetermined semi-annually in accordance with this Section 3.02 (a “Scheduled Redetermination”), and, subject to Section 3.04, such redetermined Borrowing Base shall become effective and applicable to the Borrower, the Administrative Agent, the Issuing Bank and the Lenders on or about April 1 and October 1 of each year, commencing April 1, 2014. In addition, (i) the Borrower may, by notifying the Administrative Agent thereof, elect to cause the Borrowing Base to be redetermined once between Scheduled Redeterminations, and (ii) the Administrative Agent may (either in its discretion or at the direction of the Required Revolving Lenders), by notifying the Borrower thereof, elect to cause the Borrowing Base to be redetermined at any time (each such redetermination, an “Interim Redetermination”), in the case of each of clauses (i) and (ii) above, in accordance with this Article III.

Section 3.03. Scheduled and Interim Redetermination Procedure.

(a) Each Scheduled Redetermination and each Interim Redetermination shall be effectuated as follows: Upon receipt by the Administrative Agent of (A) the Reserve Report and (B) such other reports, data and supplemental information, including, without limitation, the

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information provided pursuant to Section 6.10, as may, from time to time, be reasonably requested by the Required Revolving Lenders (the Reserve Report, such certificate and such other reports, data and supplemental information being the
“Engineering Reports”), the Administrative Agent shall evaluate the information contained in the Engineering Reports and shall, in good faith, propose a new Borrowing Base (the “Proposed Borrowing Base”) based upon such information and such other information (including, without limitation, the status of title information with respect to the Oil and Gas Interests as described in the Engineering Reports, the existence of any other Indebtedness, the financial condition of the Credit Parties, the economic effect of the Borrower’s and its Restricted Subsidiaries’ Swap Agreements then in effect and such other credit factors) as the Administrative Agent deems appropriate in its sole discretion and consistent with its normal oil and gas lending criteria as it exists at the particular time.

(b) The Administrative Agent shall notify the Borrower and the Lenders of the Proposed Borrowing Base (the “Proposed Borrowing Base Notice”):

(i) in the case of a Scheduled Redetermination (A) if the Administrative Agent shall have received the Engineering Reports and other information required to be delivered by the Borrower pursuant to Section 6.10(a) in a timely and complete manner, then on or about March 15th and September 15th of such year following the date of delivery or (B) if the Administrative Agent shall not have received the Engineering Reports required to be delivered by the Borrower pursuant to Section 6.10(a) in a timely and complete manner, then promptly after the Administrative Agent has received complete Engineering Reports and other information from the Borrower and has had a reasonable opportunity to determine the Proposed Borrowing Base in accordance with Section 3.03(a); and

(ii) in the case of an Interim Redetermination, promptly, and in any event, within fifteen (15) days after the Administrative Agent has received the required Engineering Reports.

(c) Any Proposed Borrowing Base that would increase the Borrowing Base then in effect must be approved or deemed to have been approved by all of the Revolving Lenders as provided in this Section 3.03(c); and any Proposed Borrowing Base that would decrease or maintain the Borrowing Base then in effect must be approved or be deemed to have been approved by the Administrative Agent and the Required Revolving Lenders (in each Lender’s sole discretion consistent with its normal oil and gas lending criteria as it exists at the particular time) as provided in this Section 3.03(c). Upon receipt of the Proposed Borrowing Base Notice, each Lender shall have fifteen (15) days to agree with the Proposed Borrowing Base or disagree with the Proposed Borrowing Base by proposing an alternate Borrowing Base, and each Lender shall make its determination of the appropriate amount of the Borrowing Base consistent with each such Lender’s normal and customary oil and gas lending criteria as it exists at the particular time. If at the end of such fifteen (15) days, any Lender has not communicated its approval or disapproval in writing to the Administrative Agent, such silence shall be deemed to be an approval of the Proposed Borrowing Base. If, at the end of such 15-day period, all of the Lenders, in the case of a Proposed Borrowing Base that would increase the Borrowing Base then in effect, or the Administrative Agent and the Required Revolving Lenders, in the case of a

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Proposed Borrowing Base that would decrease or maintain the Borrowing Base then in effect, have approved or deemed to have approved, as aforesaid, then the Proposed Borrowing Base shall become the new Borrowing Base, effective on the date specified in Section 3.04. If, however, at the end of such 15-day period, all of the Lenders or the Administrative Agent and the Required Revolving Lenders, as applicable, have not approved or deemed to have approved, as aforesaid, then the Administrative Agent shall poll the Lenders to ascertain the highest Borrowing Base then acceptable to a number of Lenders sufficient to constitute the Required Revolving Lenders or all of the Lenders, as applicable, and, subject to the approval rights contained in this Section 3.04, such amount shall become the new Borrowing Base, effective on the date specified in Section 3.04.

Section 3.04. Effectiveness of a Redetermined Borrowing Base. After a redetermined Borrowing Base is approved or is deemed to have been approved by all of the Lenders or the Administrative Agent and the Required Revolving Lenders, as applicable, pursuant to Section 3.03(c), the Administrative Agent shall notify the Borrower and the Lenders of the amount of the redetermined Borrowing Base (the “New Borrowing Base Notice”), and such amount shall become the new Borrowing Base, effective and applicable to the Borrower, the Administrative Agent, the Issuing Bank and the Lenders:, (a) in the case of a Scheduled Redetermination, (1) if the Administrative Agent shall have received the Engineering Reports required to be delivered by the Borrower pursuant to Section 6.10(a) in a timely and complete manner, then on or about April 1st and October 1st of such year, as applicable, following such notice, or if the Administrative Agent shall not have received the Engineering Reports required to be delivered by the Borrower pursuant to Section 6.10(a) in a timely and complete manner, then on the Business Day next succeeding delivery of such notice; and (b) in the case of an Interim Redetermination, on the Business Day next succeeding delivery of such notice. Such amount shall then become the Borrowing Base until the next Scheduled Redetermination Date, the next Interim Redetermination Date or the next adjustment to the Borrowing Base under Section 3.06 or Section 6.12, whichever occurs first. Notwithstanding the foregoing, no Scheduled Redetermination or Interim Redetermination shall become effective until the New Borrowing Base Notice related thereto is received by the Borrower.

Section 3.05. Lenders’ Sole Discretion. The Lenders shall have no obligation to determine the Borrowing Base at any particular amount. Furthermore, Borrower acknowledges that the Lenders have no obligation to increase the Borrowing Base and that any increase in the Borrowing Base is in each Lender’s sole discretion and subject to the individual credit approval processes of each of the Lenders which processes shall be conducted in good faith and based upon such information and such other information (including, without limitation, the status of title information with respect to the Oil and Gas Interests as described in the Engineering Reports, the existence of any other Indebtedness, the financial condition of the Credit Parties, the economic effect of the Borrower’s and its Restricted Subsidiaries’ Swap Agreements then in effect and such other credit factors) as such Lender deems appropriate in its sole discretion and consistent with its normal oil and gas lending criteria as it exists at the particular time.

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Section 3.06. Mandatory Borrowing Base Reductions.

(a) Reduction of Borrowing Base Upon Asset Dispositions. With respect to any Disposition described in Section 7.03(a)(viii), the Borrowing Base shall be automatically reduced, effective immediately upon any such Disposition, by an amount equal to (i) at any time prior to the Asset Sale Termination Date, the Net Cash Proceeds received by any Credit Party with respect to such Disposition and (ii) at all other times, the Engineered Value of the Oil and Gas Interests Disposed of (as determined by the Administrative Agent and confirmed by the Required Revolving Lenders), and the Borrowing Base as so reduced shall become the new Borrowing Base immediately upon the consummation of such Disposition, effective and applicable to the Borrower, the Administrative Agent, the Issuing Bank and the Lenders until the next redetermination or adjustment of the Borrowing Base pursuant to this Agreement. Upon any such redetermination, the Administrative Agent shall promptly deliver a New Borrowing Base Notice to the Borrower and the Lenders.

(b) Reduction of Borrowing Base Upon Issuance of Senior Notes. Unless otherwise waived in writing by the Required Revolving Lenders, upon the issuance of any Senior Notes by any Credit Party in accordance with Section 7.01(h) (other than any Permitted Refinancing that extends, refinances, renews, replaces, defeases or refunds existing Senior Notes), the Borrowing Base then in effect shall automatically be reduced by (i) at any time prior to the Asset Sale Termination Date, the Net Cash Proceeds received by any Credit Party from the issuance of such Senior Notes, and (ii) at all other times, the lesser of (A) $250 for each $1,000 in stated principal amount of such Senior Notes on the date such Senior Notes are issued or (B) such other amount, if any, determined by the Required Revolving Lenders in their sole discretion prior to the issuance of such Senior Notes, and the Borrowing Base as so reduced shall become the new Borrowing Base immediately upon the date of such issuance, effective and applicable to the Borrower, the Administrative Agent, the Issuing Bank and the Lenders until the next redetermination or adjustment of the Borrowing Base pursuant to this Agreement. Upon any such redetermination, the Administrative Agent shall promptly deliver a New Borrowing Base Notice to the Borrower and the Lenders.

(c) Certain Dispositions.

(i) With respect to any Disposition of the Equity Interests of TGGT Holdings pursuant to Section 7.03(a)(x) at any time prior to the Asset Sale Termination Date, the Borrowing Base shall be automatically reduced, effective immediately upon any such Disposition, by an amount equal to at the Net Cash Proceeds received by any Credit Party with respect to such Disposition;

(ii) with respect to any Dispositions by any Credit Party of fifty percent (50%) of the undeveloped Oil and Gas Interests in Area 1 at any time on or before thirty (30) days after the Effective Date contemplated by the KKR Participation Agreement pursuant to Section 7.03(a)(xi), the Borrowing Base shall be automatically reduced, effective immediately upon any such Disposition, by an amount equal to the Net Cash Proceeds received by any Credit Party with respect to such Disposition;

(iii) with respect to any Disposition of any Oil and Gas Interests pursuant to Section 7.03(a)(xiii) at any time prior to the Asset Sale Termination Date, the Borrowing Base shall be automatically reduced, effective immediately upon any such Disposition, by an amount equal to (i) the Net Cash Proceeds received by any Credit Party with respect to such Disposition and (ii) at all other times, the Engineered Value of the Oil and Gas Interests Disposed of (as determined by the Administrative Agent and confirmed by the Required Revolving Lenders); and

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(iv) with respect to the immediately foregoing clauses (i) through (iii), the Borrowing Base as so reduced shall become the new Borrowing Base immediately upon the consummation of such Disposition, effective and applicable to the Borrower, the Administrative Agent, the Issuing Bank and the Lenders until the next redetermination or adjustment of the Borrowing Base pursuant to this Agreement; provided, that the reduction in the Borrowing Base as a result of any Disposition described in this Section 3.06(c), shall not result in the Borrowing Base being less than $1,200,000,000 if such dispositions occur prior to the earlier of (A) April 1, 2014 and (B) the first Scheduled Redetermination after the Effective Date. Upon any such redetermination, the Administrative Agent shall promptly deliver a New Borrowing Base Notice to the Borrower and the Lenders.

(d) Equity Issuances. In the event any Credit Party issues any Equity Interests to any Person (other than another Credit Party) at any time prior to the Asset Sale Termination Date, the Borrowing Base shall be automatically reduced, effective immediately upon any such issuance by an amount equal to the Net Cash Proceeds received by such Credit Party with respect to such issuance.

(e) Asset Sale Termination Date. Unless otherwise terminated as a result of clause (b) of the definition of the Asset Sale Termination Date, the Borrowing Base will be reduced by the Net Asset Sale Amount on the first anniversary of the Effective Date.

Article IV

Representations and Warranties

Each Credit Party represents and warrants to the Lenders that (it being understood and agreed that with respect to the Effective Date such representations and warranties are deemed to be made concurrently with and after giving effect to the consummation of the Transactions):

Section 4.01. Organization; Powers. Each Credit Party is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

Section 4.02. Authorization; Enforceability. The Transactions are within each Credit Party’s corporate, limited liability company or partnership powers and have been duly authorized by all necessary corporate, limited liability company or partnership and, if required, stockholder action. This Agreement and each of the Loan Documents to which a Credit Party is party have been duly executed and delivered by such Credit Party and constitute legal, valid and binding obligations of such Credit Party, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

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Section 4.03. Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and, after the Effective Date, the filing of this Agreement and related Loan Documents by the Borrower with, and other required disclosures required by, the Securities and Exchange Commission pursuant to the requirements of the Securities Exchange Act of 1934, as amended, (b) will not violate any applicable law or regulation or the charter, by-laws or other Organizational Documents of the Borrower or any Restricted Subsidiary or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument evidencing Material Indebtedness or a Material Sales Contract binding upon the Borrower or any Restricted Subsidiary or any of their respective assets, or give rise to a right thereunder to require any payment to be made by the Borrower or any Restricted Subsidiary, and (d) will not result in the creation or imposition of any Lien on any asset of the Borrower or any Restricted Subsidiary not otherwise permitted under Section 7.02.

Section 4.04. Financial Condition; No Material Adverse Change.

(a) The Borrower has heretofore furnished to the Lenders the consolidated balance sheet and related statements of income and cash flows of the Borrower and its Consolidated Subsidiaries (i) as of and for the fiscal years ended December 31, 2010, December 31, 2011, and December 31, 2012, reported on by KPMG LLP, independent public accountants, and (ii) as of and for the fiscal quarter ended March 31, 2013, setting forth in comparative form the figures for the corresponding period of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by a Responsible Officer. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its Consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes, in the case of the statements referred to in clause (ii) above.

(b) Since December 31, 2012, there has been no material adverse change in the business, assets, operations, prospects or condition, financial or otherwise, of the Borrower and its Restricted Subsidiaries, taken as a whole (it being understood that changes in commodity prices for Hydrocarbons affecting the oil and gas industry as a whole do not constitute a material adverse change).

(c) From April 1, 2013 to the Effective Date and except for the Oil and Gas Interests actually acquired in the Haynesville Acquisition and the Oil and Gas Interests to be acquired in the Eagle Ford Acquisition, the cumulative economic effect of all Dispositions and Acquisitions of the Oil and Gas Interests included in the Initial Reserve Report during such period is less than five percent (5%) of the Engineered Value of the Oil and Gas Interests included in the Initial Reserve Report.

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Section 4.05. Properties.

(a) Except as otherwise provided in Section 4.15 with respect to proved reserves included in the Oil and Gas Interests of the Borrower and each Restricted Subsidiary, the Borrower and each Restricted Subsidiary has good title to, or valid leasehold interests in, all such real and personal property material to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.

(b) All material leases and agreements necessary for the conduct of the business of the Borrower and the Restricted Subsidiaries are valid and subsisting, in full force and effect, and there exists no default, or event or circumstance which with the giving of notice or the passage of time or both would give rise to a default, under any such lease or agreement which could reasonably be expected to have a Material Adverse Effect.

(c) The rights and Properties presently owned, leased or licensed by the Credit Parties including all easements and rights of way, include all material rights and Properties necessary to permit the Borrower and the Restricted Subsidiaries to conduct their business.

(d) All of the material Properties of the Borrower and the Restricted Subsidiaries (other than the Oil and Gas Interests, which are addressed in Section 4.18) which are reasonably necessary for the operation of their businesses are in good working condition and are maintained in accordance with prudent business standards.

(e) The Borrower and each Restricted Subsidiary owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by the Borrower and such Restricted Subsidiaries, as the case may be, does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 4.06. Litigation and Environmental Matters.

(a) There are no actions, suits, investigations or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any Restricted Subsidiary, (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that involve this Agreement or the Transactions.

(b) Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any Restricted Subsidiary to the Borrower’s knowledge (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

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(c) Since the date of this Agreement, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

Section 4.07. Compliance with Laws and Agreements. The Borrower and each Restricted Subsidiary is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its Property and all indentures, agreements and other instruments binding upon it or its Property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default or Borrowing Base Deficiency has occurred and is continuing.

Section 4.08. Investment Company Status. Neither the Borrower nor any Restricted Subsidiary is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

Section 4.09. Taxes. The Borrower and each Restricted Subsidiary has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Restricted Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

Section 4.10. ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of FASB Statement 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $5,000,000 the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of FASB Statement 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $5,000,000 the fair market value of the assets of all such underfunded Plans.

Section 4.11. Disclosure. The Borrower has disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which it or any Restricted Subsidiary is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the other reports, financial statements, certificates or other information furnished by or on behalf of the Borrower or any Restricted Subsidiary to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to the Projections, the Borrower represents only that such information was prepared in good faith based on assumptions believed to be reasonable at the time.

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Section 4.12. Labor Matters. There are no strikes, lockouts or slowdowns against the Borrower or any of its Restricted Subsidiaries pending or, to the knowledge of the Borrower, threatened that could reasonably be expected to have a Material Adverse Effect. The hours worked by and payments made to employees of the Borrower and its Restricted Subsidiaries have not been in violation of the Fair Labor Standards Act or any other Law dealing with such matters to the extent that such violation could reasonably be expected to have a Material Adverse Effect.

Section 4.13. Capitalization and Credit Party Information. Schedule 4.13 lists, as of the Effective Date (a) each Subsidiary that is an Unrestricted Subsidiary, (b) for the Borrower, its full legal name, its jurisdiction of organization, its organizational identification number and its federal tax identification number, and (c) for each Restricted Subsidiary its full legal name, its jurisdiction of organization, its organizational identification number, its federal tax identification number, the number of shares of capital stock or other Equity Interests outstanding and the owner(s) of such Equity Interests.

Section 4.14. Margin Stock. Neither the Borrower nor any Restricted Subsidiary is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board), and no part of the proceeds of any Loan will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying margin stock.

Section 4.15. Oil and Gas Interests. Each Credit Party has good and defensible title to all proved reserves included in the Oil and Gas Interests (for purposes of this Section 4.15, “proved Oil and Gas Interests”) described in the most recent Reserve Report provided to the Administrative Agent, free and clear of all Liens except Liens permitted pursuant to Section 7.02. All such proved Oil and Gas Interests are valid, subsisting, and in full force and effect, and all rentals, royalties, and other amounts due and payable in respect thereof have been duly paid. Without regard to any consent or non-consent provisions of any joint operating agreement covering any Credit Party’s proved Oil and Gas Interests, such Credit Party’s share of (a) the costs for each proved Oil and Gas Interest described in the Reserve Report is not materially greater than the decimal fraction set forth in the Reserve Report, before and after payout, as the case may be, and described therein by the respective designations “working interests,” “WI,” “gross working interest,” “GWI,” or similar terms (except in such cases where there is a corresponding increase in the net revenue interest), and (b) production from, allocated to, or attributed to each such proved Oil and Gas Interest is not materially less than the decimal fraction set forth in the Reserve Report, before and after payout, as the case may be, and described therein by the designations “net revenue interest,” “NRI,” or similar terms. Each well drilled in respect of proved producing Oil and Gas Interests described in the Reserve Report (1) is capable of, and is presently, either producing Hydrocarbons in commercially profitable quantities or in the process of being worked over or enhanced, and the Credit Party that owns such proved producing Oil and Gas Interests is currently receiving payments for its share of production, with no funds in respect of any thereof being presently held in suspense, other than any such funds being held in suspense pending delivery of appropriate division orders, and (2) has been drilled, bottomed, completed, and operated in compliance with all applicable laws, in the case of clauses (1) and (2), except where any failure to satisfy clause (1) or to comply with clause (2) would not have a Material Adverse Effect, and no such well which is currently producing Hydrocarbons is subject to any penalty in production by reason of such well having produced in excess of its allowable production.

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Section 4.16. Insurance. Each Credit Party has (a) all insurance policies sufficient for the compliance by each of them with all material Governmental Requirements and all material agreements to which such Credit Party is a party and (b) insurance coverage in such amounts and against such risk (including, without limitation, public liability) that are usually insured against by companies similarly situated and engaged in the same or a similar business for the assets and operations of the Credit Parties. The Administrative Agent and the Lenders have been named as additional insureds in respect of such liability insurance policies and the Administrative Agent has been named as loss payee with respect to Property loss insurance.

Section 4.17. Solvency. After giving effect to the Transactions and any contribution provisions contained in any Loan Document, the Credit Parties and each of the Restricted Subsidiaries, taken as a whole, are Solvent.

Section 4.18. Deposit Accounts. Except for the BG Escrow Account, the BG Operating Account and other deposit and investment accounts maintained at financial institutions other than the Administrative Agent or any Lender the aggregate balance of which does not exceed $250,000 at any time for all such other deposit and investment accounts taken as a whole, no Credit Party maintains any deposit or investment account into which either (a) proceeds of Hydrocarbon production from the Oil and Gas Interests included in the Borrowing Base Properties are deposited or (b) distributions and dividends on Equity Interests owned by any Credit Party are paid and deposited, in each case, other than (x) deposit or investment accounts maintained with the Administrative Agent or any other Lender or (y) deposit or investment accounts maintained with any other financial institutions acceptable to the Administrative Agent with respect to which a control agreement in favor of the Administrative Agent for the benefit of the Secured Parties, in form and substance reasonably satisfactory to the Administrative Agent, has been executed and delivered.

Section 4.19. Maintenance of Properties. Except for such acts or failures to act as could not be reasonably expected to have a Material Adverse Effect, the Oil and Gas Interests (and Properties unitized therewith) of the Borrower and the Restricted Subsidiaries have been maintained, operated and developed in a good and workmanlike manner and in conformity with all Governmental Requirements and in conformity with the provisions of all leases, subleases or other contracts comprising a part of the Oil and Gas Interests and other contracts and agreements forming a part of the Oil and Gas Interests of the Borrower and the Restricted Subsidiaries. Specifically in connection with the foregoing, except for those as could not be reasonably expected to have a Material Adverse Effect, (i) no Oil and Gas Interest of the Borrower or any Restricted Subsidiary is subject to having allowable production reduced below the full and regular allowable (including the maximum permissible tolerance) because of any overproduction (whether or not the same was permissible at the time) and (ii) none of the wells comprising a part of the Oil and Gas Interests (or Properties unitized therewith) of the Borrower and the Restricted Subsidiaries is deviated from the vertical more than the maximum permitted by Governmental Requirements, and such wells are, in fact, bottomed under and are producing from, and the well bores are wholly within, the Oil and Gas Interests (or in the case of wells located on Properties unitized therewith, such unitized Properties) of the Borrower and the Restricted Subsidiaries.

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The wells drilled in respect of proved producing Oil and Gas Interests described in the Reserve Report (other than wells drilled in respect of such proved producing Oil and Gas Interests that have been subsequently Disposed of in accordance with the terms of this Agreement) are capable of, and are presently, either producing Hydrocarbons in commercially profitable quantities or in the process of being worked over or enhanced, and the Credit Party that owns such proved producing Oil and Gas Interests is currently receiving payments for its share of production, with no funds in respect of any thereof being presently held in suspense, other than any such funds being held in suspense pending delivery of appropriate division orders. All pipelines, wells, gas processing plants, platforms and other material improvements, fixtures and equipment owned in whole or in part by the Borrower or any Restricted Subsidiary that are necessary to conduct normal operations are being maintained in a state adequate to conduct normal operations, and with respect to such of the foregoing which are operated by the Borrower or any Restricted Subsidiary, in a manner consistent with the past practices of the Borrower and the Restricted Subsidiaries (other than those the failure of which to maintain in accordance with this Section 4.19 could not reasonably be expected to have a Material Adverse Effect).

Section 4.20. Foreign Corrupt Practices. No Credit Party, nor any director, officer, agent, employee or Affiliate of any Credit Party is aware of or has taken any action, directly or indirectly, that would result in a material violation by such Persons of the FCPA, including without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA; and, the Credit Parties and their Affiliates have conducted their business in material compliance with the FCPA and have instituted and maintained policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.

Section 4.21. OFAC. No Credit Party, nor any director, officer, agent, employee or Affiliate of any Credit Party is currently subject to any material U.S. sanctions administered by OFAC, and the Borrower will not directly or indirectly use the proceeds from the Loans or lend, contribute or otherwise make available such proceeds to any Subsidiary, Affiliate, joint venture partner or other Person, for the purpose of financing the activities of any Person currently subject to any U.S. sanctions administered by OFAC.

Section 4.22. Security Interest in Collateral.

(a) The provisions of the Mortgages create legal and valid Liens on all the Collateral described therein in favor of the Administrative Agent, for the benefit of the Secured Parties, and when the Mortgages are filed in the offices specified on Schedule 4.22 (in the case of Mortgages to be executed and delivered on the Effective Date) or in the recording office designated by the Borrower (in the case of any Mortgage to be executed and delivered pursuant to Section 6.11), each Mortgage shall constitute perfected and continuing Liens on the Borrower’s and the Restricted Subsidiaries’ right, title and interest in the Collateral described therein, securing the Obligations, enforceable against the applicable Credit Party and all third parties, and having priority over all other Liens on the Collateral except for Liens permitted by Section 7.02.

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(b) The Pledge Agreement creates legal and valid Liens on all the Collateral described therein in favor of the Administrative Agent, for the benefit of the Secured Parties, and when financing statements in appropriate form are filed in the offices specified on Schedule 4.22 at any time, the Pledge Agreement shall constitute perfected and continuing Liens on each Credit Party’s right, title and interest in the Collateral described therein, securing the Obligations, enforceable against the applicable Credit Party and all third parties, and having priority over all other Liens on the Collateral except for Liens permitted by Section 7.02.

Article V

Conditions

Section 5.01. Effective Date. The obligations of the Lenders and the Lender Counterparties to continue the Original Revolving Loans and the Existing Swap Agreements and the obligations of the Lenders to make Loans and of the Issuing Bank to permit the Existing Letters of Credit to remain outstanding and to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 11.02(a):

(a) The Administrative Agent (or its counsel) shall have received (i) from each party hereto either (A) a counterpart of this Agreement signed on behalf of such party or (B) written evidence satisfactory to the Administrative Agent (which may include telecopy or electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement and (ii) duly executed copies of the Loan Documents and such other certificates, documents, instruments and agreements as the Administrative Agent shall reasonably request in connection with the transactions contemplated by this Agreement and the other Loan Documents.

(b) The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of Haynes and Boone, L.L.P., counsel for the Credit Parties, substantially in the form of Exhibit B, and covering such other matters relating to the Credit Parties, and this Agreement as the Majority Lenders shall reasonably request.

(c) The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of each Credit Party, the authorization of the Transactions and any other legal matters relating to the Credit Parties, this Agreement or the Transactions, all in form and substance satisfactory to the Administrative Agent and its counsel.

(d) The Administrative Agent shall have received a certificate, dated the Effective Date and signed by a Responsible Officer of the Borrower, confirming that the Credit Parties have (i) complied with the conditions set forth in paragraphs (a), (b) and (c) of Section 5.02, (ii) complied with the covenants set forth in Section 6.05 (and demonstrating such compliance by the attachment of an insurance summary and insurance certificates and endorsements evidencing the coverage described in such summary) and (iii) complied with the requirements of Section 6.11 and Section 6.12.

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(e) The Administrative Agent, the Lenders and J.P. Morgan shall have received all fees and other amounts due and payable on or prior to the Effective Date, and, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder, including all fees, expenses and disbursements of counsel for the Administrative Agent to the extent invoiced on or prior to the Effective Date, together with such additional amounts as shall constitute such counsel’s reasonable estimate of expenses and disbursements to be incurred by such counsel in connection with the recording and filing of Mortgages (and/or Mortgage amendments) and financing statements; provided, that, such estimate shall not thereafter preclude further settling of accounts between the Borrower and the Administrative Agent.

(f) The Administrative Agent shall have received a copy of (i) the Eagle Ford Purchase Agreement and all documents executed in connection therewith (including all schedules and exhibits thereto) and (ii) the KKR Participation Agreement and all documents executed in connection therewith (including all schedules and exhibits thereto), in each case, certified by a Responsible Officer of the Borrower as being true, correct and complete and in full force and effect.

(g) The transactions contemplated by the Eagle Ford Purchase Agreement (without any waiver, amendment, supplement or modification of the Eagle Ford Purchase Agreement in a manner that is materially adverse to the Lenders without the prior written consent of the Administrative Agent and the Lenders (it being understood that except for adjustments required in accordance with the Eagle Ford Purchase Agreement in effect on the date hereof any reduction of the purchase price under the Eagle Ford Purchase Agreement shall be considered materially adverse to the interests of the Lenders)), shall have been consummated in substantially the manner set forth therein, and the Administrative Agent shall have received true, correct and complete copies of all documents delivered in connection therewith.

(h) The Administrative Agent shall have received the Initial Reserve Report and the Acquisition Reserve Reports, in each case, in form and substance substantially consistent with the reserve reports delivered under the Original Credit Agreement and certified by the Vice President-Engineering of the Borrower as being true, correct and complete and in full force and effect.

(i) The Administrative Agent shall have received a certificate from a Responsible Officer of the Borrower certifying that after giving effect to the Eagle Ford Acquisition and the Haynesville Acquisition, (A) the amount, expressed as a percentage, of the sum of the Total PV-9 Value acquired in the Haynesville Acquisition on the date such Acquisition was consummated, plus the Total PV-9 Value to be acquired in the Eagle Ford Acquisition on the Effective Date, divided by, the Total PV-9 Value of the Acquisition Reserve Reports, (B) the Oil and Gas Interests included in the Acquisition Reserve Reports that were not purchased in the Haynesville Acquisition on the date such Acquisition was consummated, (C) the Oil and Gas Interests included in the Acquisition Reserve Reports which will not be purchased in the Eagle Ford Acquisition on the Effective Date and (D) the estimated purchase price for the Haynesville Acquisition and Eagle Ford Acquisition as of the date such Acquisition was consummated.

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(j) In the event less than 95% of the Total Proved PV-9 Value of the Oil and Gas Interests included in the Acquisition Reserve Reports is being acquired, the Administrative Agent shall have received from the Borrower at least two Business Days prior to the Effective Date, (i) a written notice thereof and (ii) such other documents and information as the Administrative Agent may reasonably request in order to recommend a revised initial Borrowing Base to the Lenders.

(k) The Administrative Agent shall have received the results of a Lien search, in form and substance reasonably satisfactory thereto, made against the Credit Parties under the Uniform Commercial Code (or applicable judicial docket) as in effect in each jurisdiction in which filings or recordations under the Uniform Commercial Code should be made to evidence or perfect security interests in all assets of such Credit Party, indicating among other things that the assets of each such Credit Party are free and clear of any Lien (except for Liens permitted by Section 7.02 or discharged on or prior to the Effective Date pursuant to a pay-off letter or other documentation satisfactory to the Administrative Agent).

(l) The Administrative Agent shall have received the Pledge Agreement (or an amendment or an amendment and restatement of the Pledge Agreements under and as defined in the Original Credit Agreement) to be executed on the Effective Date pursuant to Section 6.15 of this Agreement, duly executed and delivered by the appropriate Credit Parties, together with such other assignments, conveyances, amendments, agreements and other writings, including, without limitation, UCC-1 financing statements and control agreements, creating Liens prior and superior in right to any other Person, subject to the Liens permitted under Section 7.02, in all Equity Interests of each Restricted Subsidiary now or hereafter owned by Borrower or any Restricted Subsidiary.

(m) The Administrative Agent shall have received promissory notes duly executed by the Borrower for each Lender that has requested the delivery of a promissory note pursuant to and in accordance with Section 2.10(f).

(n) The Administrative Agent shall have received Mortgages, duly executed by the Credit Parties creating Liens prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 7.02), on at least 80% of the total Engineered Value of the Borrowing Base Properties evaluated in the Initial Reserve Report and the Acquisition Reserve Reports.

(o) The Administrative Agent shall have received title information in form and substance satisfactory to the Administrative Agent setting forth the status of title to at least 90% of the Minimum Mortgaged Value.

(p) In the event that any Loans are made on the Effective Date, the Administrative Agent shall have received a Borrowing Request acceptable to the Administrative Agent setting forth the Loans requested by the Borrower on the Effective Date, the Type and amount of each Loan and the accounts to which such Loans are to be funded; provided that all Borrowings on the Effective Date shall be ABR Borrowings.

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(q) If the initial Borrowing includes the issuance of a Letter of Credit, the Administrative Agent shall have received a written request in accordance with Section 2.07 of this Agreement.

(r) The Administrative Agent shall have received a certificate from the chief financial officer of the Borrower that (i) after giving effect to the Transactions, the sum of Aggregate Unused Commitments and the Borrower’s unrestricted cash on the Effective Date is not less than $100,000,000, (ii) on a pro forma basis, the Borrower is in compliance with Section 7.11 as of the last day of the month immediately preceding the Effective Date for which the financial statements required by Section 6.01(b) have been received by the Administrative Agent and the Lenders and (iii) that no Credit Party has made any Swap Modifications in respect of proved developed producing reserves attributable to the Oil and Gas Interests of such Credit Party that would be adverse to any Lender.

(s) The Administrative Agent shall have received such financing statements (including, without limitation, the financing statements referenced in subclause (f) above) as Administrative Agent shall specify to fully evidence and perfect all Liens contemplated by the Loan Documents, all of which shall be filed of record in such jurisdictions as the Administrative Agent shall require in its sole discretion.

(t) The Administrative Agent shall have received a Solvency Certificate in the form attached hereto as Exhibit D, dated the Effective Date, and signed by a Responsible Officer of the Borrower.

(u) Each Credit Party shall have obtained all approvals required from any Governmental Authority and all consents of other Persons, in each case that are necessary or advisable in connection with the Transactions and each of the foregoing shall be in full force and effect and in form and substance reasonably satisfactory to the Administrative Agent. All applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on the transactions contemplated by the Loan Documents or the financing thereof and no action, request for stay, petition for review or rehearing, reconsideration, or appeal with respect to any of the foregoing shall be pending, and the time for any applicable agency to take action to set aside its consent on its own motion shall have expired.

(v) There shall not exist any action, suit, investigation, litigation or proceeding or other legal or regulatory developments, pending or threatened in any court or before any arbitrator or Governmental Authority that, in the reasonable opinion of Administrative Agent, singly or in the aggregate, materially impairs the Transactions, the financing thereof or any of the other transactions contemplated by the Loan Documents or that could reasonably be expected to result in a Material Adverse Effect.

(w) All partnership, corporate and other proceedings taken or to be taken in connection with the Transactions and all documents incidental thereto shall be reasonably satisfactory in form and substance to Administrative Agent and its counsel, and Administrative Agent and such counsel shall have received all such counterpart originals or certified copies of such documents as Administrative Agent may reasonably request.

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(x) The Administrative Agent and the Lenders shall have received the Initial Reserve Report, the Projections and all of the financial statements described in Section 4.04(a).

(y) The Borrower shall have delivered to the Administrative Agent a description of the sources and uses of funding for the Transactions that is consistent with the terms of the Loan Documents and otherwise satisfactory to the Administrative Agent and J.P. Morgan and the capitalization, structure and equity ownership of the Borrower after the Transactions shall be satisfactory to the Lenders in all respects.

(z) The Administrative Agent shall have received a duly executed copy of a certain Omnibus Assignment and Assumption Agreement, dated as of the Effective Date, among each of the Departing Lenders, as assignors, and JPMorgan Chase Bank, N.A., as assignee, pursuant to which each of the Departing Lenders shall have assigned all of their respective rights and obligations as Lenders under the Original Credit Agreement to JPMorgan Chase Bank, N.A. in accordance with the terms thereof.

(aa) The Borrower shall have paid to the Administrative Agent, for the benefit of the Departing Lenders , all accrued and unpaid interest and other fees (including, without limitation, any amounts required to be paid by the Borrower under Section 2.17 of the Original Credit Agreement) due and payable to the Departing Lenders under the Original Credit Agreement.

(bb) The Administrative Agent shall have received such other instruments and documents incidental and appropriate to the transactions provided for herein as the Administrative Agent or their special counsel may reasonably request prior to the Effective Date, and all such documents shall be in form and substance satisfactory to the Administrative Agent.

(cc) The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to continue the Original Revolving Loans and the Existing Swap Agreements and the obligations of the Lenders to make Loans and of the Issuing Bank to continue any Letters of Credit outstanding under the Original Credit Agreement and to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 11.02) at or prior to 3:00 p.m. on August 2, 2013 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).

Section 5.02. Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

(a) The representations and warranties of each Credit Party set forth in the Loan Documents shall be true and correct in all material respects (without duplication of any materiality qualifier contained therein) on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date; provided that solely with respect to the Loans made on the Effective Date, the only representations related to the Eagle Ford Assets the

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accuracy of which shall be a condition to the Effective Date shall be (a) such of the representations made by or on behalf of the Eagle Ford Seller in the Eagle Ford Purchase Agreement as are material to the interest of the Lenders, but only to the extent that the accuracy of any such representation is a condition to EOC’s obligation to close under the Eagle Ford Purchase Agreement or EOC has the right to terminate its obligations under the Eagle Ford Purchase Agreement as a result of a breach of such representations and (b) the Specified Representations.

(b) At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.

(c) At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Borrowing Base Deficiency exists or would be caused thereby.

Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a), (b) and (c) of this Section.

Article VI

Affirmative Covenants

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, each Credit Party covenants and agrees with the Lenders that:

Section 6.01. Financial Statements; Other Information. The Borrower will furnish to the Administrative Agent and each Lender:

(a) within ninety (90) days after the end of each fiscal year of the Borrower, the audited consolidated (and unaudited consolidating) balance sheet and related consolidated (and with respect to statements of operations, consolidating) statements of operations, stockholders’ equity and cash flows of the Borrower and its Consolidated Subsidiaries as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by a firm of independent public accountants reasonably acceptable to Administrative Agent (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated and consolidating financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its Consolidated Subsidiaries on a consolidated and consolidating basis in accordance with GAAP consistently applied;

(b) within forty-five (45) days after the end of each fiscal quarter of the Borrower, the consolidated (and unaudited consolidating) balance sheet and related consolidated (and with respect to statements of operations, consolidating) statements of operations and cash flows of the Borrower and its Consolidated Subsidiaries as of the end of and for such fiscal quarter and the

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then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by a Responsible Officer as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its Consolidated Subsidiaries on a consolidated and consolidating basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c) concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate in a form reasonably acceptable to Administrative Agent signed by a Responsible Officer of the Borrower (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, and (ii) setting forth reasonably detailed calculations demonstrating (A) compliance with Sections 7.04(j), (k), (l), (m), (n) and (o) and Section 7.11 and (B) the Net Asset Sale Amount as of the end of each fiscal quarter ending on or before the first anniversary of the Effective Date and on such first anniversary date and a brief description of the event or events occurring from and including the Effective Date included in such calculation;

(d) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower or any Subsidiary with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed by the Borrower to its shareholders generally, as the case may be;

(e) as soon as available, and in any event no later than March 1 and September 1 of each year, the Reserve Reports required on such dates pursuant to Section 3.01 together with a certificate in a form reasonably acceptable to Administrative Agent signed by a Responsible Officer of the Borrower certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto;

(f) together with the Reserve Reports required under clause (e) above, a report, in reasonable detail, setting forth the Swap Agreements then in effect, the notional volumes of and prices for, on a monthly basis and in the aggregate, the Crude Oil and Natural Gas for each such Swap Agreement and the term of each such Swap Agreement;

(g) if requested by Majority Lenders and within thirty (30) days of such request, a monthly report, in form and substance satisfactory to the Administrative Agent, indicating the next preceding month’s sales volumes, sales revenues, production taxes, operating expenses and net operating income from the Borrowing Base Properties, with detail, calculations and worksheets, all in form and substance reasonably satisfactory to the Administrative Agent; and

(h) prompt written notice (and in any event within thirty (30) days prior thereto) of any change (i) in any Credit Parties’ corporate, partnership or limited liability company name, (ii) in the location of any Credit Parties’ chief executive office or principal place of business, (iii) in any Credit Parties’ corporate structure, (iv) in any Credit Parties’ jurisdiction of organization or such Person’s organizational identification number in such jurisdiction of organization, and (v) in any Credit Parties’ federal taxpayer identification number.

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(i) promptly, but in any event within five (5) Business Days after the execution thereof, copies of any amendment, modification or supplement to the certificate or articles of incorporation, by-laws, any preferred stock designation or any other Organizational Document of any Credit Party;

(j) on or before forty-five (45) days after the Effective Date, the Borrower shall have delivered to the Administrative Agent a pro forma consolidated balance sheet and related pro forma consolidated statement of income of the Borrower and its Subsidiaries as of and for the four fiscal quarter period ending June 30, 2013, as if the Transactions had occurred as of such date (in the case of such balance sheet) and at the beginning of such four fiscal quarter period (in the case of such statement of income); and

(k) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of any Credit Party, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender may reasonably request.

Section 6.02. Notices of Material Events. The Borrower will furnish to the Administrative Agent and each Lender prompt written notice of the following:

(a) the occurrence of any Default;

(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting any Credit Party or any Affiliate thereof that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and the Restricted Subsidiaries in an aggregate amount exceeding $5,000,000;

(d) any written notice or written claim to the effect that any Credit Party is or may be liable to any Person as a result of the release by any Credit Party, or any other Person of any Hazardous Materials into the environment, which could reasonably be expected to have a Material Adverse Effect;

(e) any written notice alleging any violation of any Environmental Law by any Credit Party, which could reasonably be expected to have a Material Adverse Effect;

(f) the occurrence of any material breach or default under, or repudiation or termination of, any Material Sales Contract that results in, or could reasonably be expected to result in, a Material Adverse Effect;

(g) the receipt by the Borrower or any Restricted Subsidiary of any management letter or comparable analysis prepared by the auditors for the Borrower or any such Restricted Subsidiary;

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(h) promptly, and in any event within two (2) Business Days after receiving notice thereof or a Responsible Officer becoming aware of, the occurrence of any material breach or default under, or repudiation or termination of, or notice of any material dispute or claim arising under or in connection with the MLP Transaction Documents, the BG JV Documents, the Marcellus JV Documents or the KKR Participation Agreement by any party thereto, including any Default Notice under and as defined in Section 5.1 of the BG Joint Development Agreement and Section 5.1 of the Marcellus Joint Development Agreement; and

(i) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Responsible Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 6.03. Existence; Conduct of Business. The Borrower will, and will cause each Restricted Subsidiary to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 7.03.

Section 6.04. Payment of Obligations. The Borrower will, and will cause each Restricted Subsidiary to, pay its obligations, including Tax liabilities, that, if not paid, could result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower or such Restricted Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

Section 6.05. Insurance. The Borrower will, and will cause each Restricted Subsidiary and use commercially reasonable efforts to cause each operator of Borrowing Base Properties to, maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations. On or prior to the Effective Date and thereafter, upon request of the Administrative Agent, the Borrower will furnish or cause to be furnished to the Administrative Agent from time to time a summary of the respective insurance coverage of the Borrower and its Restricted Subsidiaries in form and substance reasonably satisfactory to the Administrative Agent, and, if requested, will furnish the Administrative Agent copies of the applicable policies. Upon demand by Administrative Agent, the Borrower will cause any insurance policies covering any such property to be endorsed (a) to provide that such policies may not be cancelled, reduced or affected in any manner for any reason without fifteen (15) days prior notice to Administrative Agent, (b) to include the Administrative Agent as loss payee with respect to all property/casualty policies and additional insured with respect to all liability policies and (c) to provide for such other matters as the Lenders may reasonably require.

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Section 6.06. Operation and Maintenance of Properties. The Borrower will, and will cause each of its Restricted Subsidiaries to:

(a) operate its Oil and Gas Interests and other material Properties or cause such Oil and Gas Interests and other material Properties to be operated in a careful and efficient manner in accordance with the practices of the industry and in compliance with all applicable contracts and agreements and in compliance with all Governmental Requirements, including, without limitation, applicable pro ration requirements and Environmental Laws, and all applicable laws, rules and regulations of every other Governmental Authority from time to time constituted to regulate the development and operation of its Oil and Gas Interests and the production and sale of Hydrocarbons and other minerals therefrom, except, in each case, where the failure to comply could not reasonably be expected to have a Material Adverse Effect;

(b) keep and maintain all Property material to the conduct of its business in good working order and condition (ordinary wear and tear excepted); preserve, maintain and keep in good repair, working order and efficiency (ordinary wear and tear and obsolescence excepted) all of its material Oil and Gas Interests and other material Properties, including, without limitation, all equipment, machinery and facilities;

(c) promptly pay and discharge, or make reasonable and customary efforts to cause to be paid and discharged, all delay rentals, royalties, expenses and indebtedness accruing under the leases or other agreements affecting or pertaining to its Oil and Gas Interests and will do all other things necessary to keep materially unimpaired its rights with respect thereto and prevent any forfeiture thereof or default thereunder, except, in each case, where the failure to comply could not reasonably be expected to have a Material Adverse Effect;

(d) promptly perform, or make reasonable and customary efforts to cause to be performed, in accordance with industry standards, the obligations required by each and all of the assignments, deeds, leases, sub-leases, contracts and agreements affecting its interests in its Oil and Gas Interests and other material Properties, except, in each case, where the failure to comply could not reasonably be expected to have a Material Adverse Effect;

(e) operate its Oil and Gas Interests and other material Properties or cause or make reasonable and customary efforts to cause such Oil and Gas Interests and other material Properties to be operated in accordance with the practices of the industry and in material compliance with all applicable contracts and agreements and in compliance in all material respects with all Governmental Requirements; and to the extent that a Credit Party is not the operator of any Property, the Borrower shall use commercially reasonable efforts to cause the operator to comply with this Section 6.05.

Section 6.07. Books and Records; Inspection Rights. The Borrower will, and will cause each Restricted Subsidiary to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. The Borrower will, and will cause each Restricted Subsidiary to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and, provided an officer of the Borrower has the reasonable opportunity to participate, its independent accountants, all at such reasonable times and as often as reasonably requested.

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Section 6.08. Compliance with Laws. The Borrower will, and will cause each Restricted Subsidiary to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its Property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 6.09. Use of Proceeds and Letters of Credit. The proceeds of the Loans will be used only to (a) pay the fees, expenses and transaction costs of the Transactions, (b) satisfy reimbursement obligations with respect to Letters of Credit, (c) pay the purchase price for the Eagle Ford Acquisition and (d) finance the working capital needs of the Borrower, including capital expenditures, and for general corporate purposes of the Borrower and the Guarantors, in the ordinary course of business, including the exploration, acquisition and development of Oil and Gas Interests. No part of the proceeds of any Loan and no Letter of Credit will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X. Letters of Credit will be issued only to support general corporate purposes of the Borrower and the Restricted Subsidiaries.

Section 6.10. Reserve Reports.

(a) On or before March 1 and September 1 of each year, commencing March 1, 2014, the Borrower shall furnish to the Administrative Agent and the Lenders a Reserve Report evaluating the Oil and Gas Interests of the Borrower and the other Credit Parties as of December 31 of such year and June 30 of such year. The Reserve Report as of December 31 of each year shall be prepared by one or more Approved Petroleum Engineers. The Reserve Report as of June 30 of each year shall be prepared either by Approved Petroleum Engineers or by EXCO’s internal reserve engineering staff, which shall certify such Reserve Report to be true and accurate and to have been prepared in accordance with the procedures used in the immediately preceding December 31 Reserve Report.

(b) In the event of an Interim Redetermination, the Borrower shall furnish to the Administrative Agent and the Lenders a Reserve Report prepared by the Borrower’s or EXCO’s internal reserve engineering staff, which shall certify such Reserve Report to be true and accurate and to have been prepared in accordance with the procedures used in the immediately preceding December 31 Reserve Report, or prior to the initial December 31 Reserve Report, the Initial Reserve Report. For any Interim Redetermination requested by the Administrative Agent or the Borrower pursuant to Section 3.02, the Borrower shall provide such Reserve Report with an “as of” date as required by the Administrative Agent as soon as possible, but in no event later than 30 days following the receipt of such request.

Section 6.11. Mortgages and Other Security. In connection with each redetermination of the Borrowing Base, the Borrower shall review the Reserve Report delivered in connection therewith and the list of current Mortgaged Properties to ascertain whether the Mortgaged Properties represent at least eighty percent (80%) of the total Engineered Value of the Borrowing Base Properties (the “Minimum Mortgaged Value”). In the event that the Mortgaged Properties do not represent at least the Minimum Mortgaged Value, then the Borrower shall, and shall cause its Restricted Subsidiaries to, grant, within thirty (30) days (or such longer time period as acceptable to the Administrative Agent in its sole discretion) of delivery of the applicable Reserve Report, to the Administrative Agent as security for the Obligations a first-priority Lien

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interest on additional Oil and Gas Interests not already subject to a Lien of the Security Instruments such that after giving effect thereto, the Mortgaged Properties will represent at least the Minimum Mortgaged Value. All such Liens will be created and perfected by and in accordance with the provisions of deeds of trust, security agreements and financing statements or other Security Instruments, all in form and substance reasonably satisfactory to the Administrative Agent and in sufficient executed (and acknowledged where necessary or appropriate) counterparts for recording purposes. In addition, promptly after entering into any such agreement, the Credit Parties shall, and shall cause each of its Restricted Subsidiaries to (i) execute and deliver to the Administrative Agent, for the benefit of the Secured Parties, collateral assignments of all gathering, handling, storing, processing, transportation, supply, pipeline, marketing, operating or services agreement with any Affiliate that is not a Credit Party, and (ii) cause each Affiliate to execute and deliver a consent acknowledging such collateral assignments, in each case, in form and substance satisfactory to the Administrative Agent.

Section 6.12. Title Data.

(a) Within 30 days (or such longer time period as acceptable to the Administrative Agent in its sole discretion) after the delivery to the Administrative Agent and the Lenders of each Reserve Report required by Section 6.10, the Borrower will deliver title information in form and substance acceptable to the Administrative Agent covering enough of the Oil and Gas Interests evaluated by such Reserve Report that were not included in the immediately preceding Reserve Report so that the Administrative Agent shall have received, together with title information previously delivered to the Administrative Agent, satisfactory title information on at least ninety percent (90%) of the Minimum Mortgaged Value of the Oil and Gas Interests evaluated by such Reserve Report.

(b) If title information for additional Properties has been provided under Section 6.12(a), the Borrower shall, within 60 days of notice from the Administrative Agent that title defects or exceptions exist with respect to such additional Properties that are not permitted by Section 7.02, either (i) cure any such title defects or exceptions (including defects or exceptions as to priority), (ii) substitute acceptable Mortgaged Properties with no title defects or exceptions (other than Liens which are permitted by Section 7.02) having an equivalent value or (iii) deliver title information in form and substance reasonably acceptable to the Administrative Agent so that the Administrative Agent shall have received, together with title information previously delivered to the Administrative Agent, satisfactory title information on at least ninety percent (90%) of the Minimum Mortgaged Value of the Oil and Gas Interests evaluated by such Reserve Report.

(c) If any title defect or exception identified by the Administrative Agent pursuant to a notice to the Borrower as described in Section 6.12(b) cannot be cured or the Borrower does not substitute acceptable Mortgaged Properties or the Borrower does not comply with the requirement to provide acceptable title information covering at least ninety percent (90%) of the Minimum Mortgaged Value of the Oil and Gas Interests evaluated in the most recent Reserve Report, in each case within the 60-day period described in Section 6.12(b), such default shall not be a Default, but instead the Administrative Agent and/or the Required Revolving Lenders shall have the right to exercise the remedy described in the immediately succeeding sentence in their sole discretion from time to time, and any failure to so exercise such remedy at any time shall not

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be a waiver as to any future exercise of such remedy by the Administrative Agent or the Lenders. To the extent that the Administrative Agent or the Required Revolving Lenders are not satisfied with title to any Mortgaged Property after the 60-day period described in Section 6.12(b) has elapsed, such Mortgaged Property shall not count towards the percentage of the Minimum Mortgaged Value for satisfactory title information and shall be deemed not to have been included in the most recently delivered Reserve Report, and the Administrative Agent may send a notice to the Borrower and the Lenders that the then outstanding Borrowing Base shall be reduced by an amount as determined by the Required Revolving Lenders to cause the Borrower to be in compliance with the requirement to provide satisfactory title information on ninety percent (90%) of the Minimum Mortgaged Value of the Oil and Gas Interests evaluated by the most recently delivered Reserve Report. This new Borrowing Base shall become effective immediately after receipt of such notice.

Section 6.13. Swap Agreements. Within thirty (30) days after the Effective Date, the Borrower and any one or more of its Restricted Subsidiaries shall have entered into Swap Agreements permitted under Section 7.05(a) for notional volumes of Crude Oil and Natural Gas equal to the forecasted production from proved developed producing reserves set forth in the Acquisition Reserve Reports and satisfactory to JPMorgan, in its capacity as Co-Lead Arranger. The Borrower will , and will cause each Restricted Subsidiary to, maintain the Swap Agreements described in the immediately preceding sentence and the Existing Swap Agreements and, except as expressly permitted under Section 7.05, none of the Existing Swap Agreements may be amended or modified, nor may any Credit Party sell, assign, monetize, transfer, cancel or otherwise dispose of any of its rights and interests in any Existing Swap Agreement without the prior written consent of the Majority Lenders (it being understood that any Lender Counterparty may sell, assign, transfer, novate or otherwise dispose of its rights and interests in any Swap Agreement to any Approved Counterparty at any time). Upon the request of the Majority Lenders, the Borrower and each Restricted Subsidiary shall use their commercially reasonable efforts to cause each Swap Agreement to which the Borrower or any Restricted Subsidiary is a party to (a) be collaterally assigned to the Administrative Agent, for the benefit of the Secured Parties and (b) upon the occurrence of any default or event of default under such agreement or contract, (i) to permit the Lenders to cure such default or event of default and assume the obligations of such Credit Party under such agreement or contract and (ii) to prohibit the termination of such agreement or contract by the counterparty thereto if the Lenders assume the obligations of such Credit Party under such agreement or contract and the Lenders take the actions required under the foregoing clause (i). Upon the request of the Administrative Agent, the Borrower shall, within thirty (30) days of such request, provide to the Administrative Agent and each Lender copies of all agreements, documents and instruments evidencing the Swap Agreements not previously delivered to the Administrative Agent and Lenders, certified as true and correct by a Responsible Officer of the Borrower, and such other information regarding such Swap Agreements as the Administrative Agent and Lenders may reasonably request.

Section 6.14. Restricted Subsidiaries. In the event any Person is or becomes a Restricted Subsidiary, Borrower will (a) promptly take all action necessary to comply with Section 6.15, (b) promptly take all such action and execute and deliver, or cause to be executed and delivered, to the Administrative Agent all such documents, opinions, instruments, agreements, and certificates similar to those described in Section 5.01(b) and Section 5.01(c) that the Administrative Agent may request, and (c) promptly cause such Restricted Subsidiary to (i) become a party to this

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Agreement and Guarantee the Obligations by executing and delivering to the Administrative Agent a Counterpart Agreement in the form of Exhibit C, and (ii) to the extent required to comply with Section 6.11 or as requested by the Administrative Agent, execute and deliver Mortgages and other Security Instruments creating Liens prior and superior in right to any other Person, subject to Permitted Encumbrances, in such Restricted Subsidiary’s Oil and Gas Interests and other assets. Upon delivery of any such Counterpart Agreement to the Administrative Agent, notice of which is hereby waived by each Credit Party, such Restricted Subsidiary shall be a Guarantor and shall be as fully a party hereto as if such Restricted Subsidiary were an original signatory hereto. Each Credit Party expressly agrees that its obligations arising hereunder shall not be affected or diminished by the addition or release of any other Credit Party hereunder. This Agreement shall be fully effective as to any Credit Party that is or becomes a party hereto regardless of whether any other Person becomes or fails to become or ceases to be a Credit Party hereunder. With respect to each such Restricted Subsidiary, the Borrower shall promptly send to the Administrative Agent written notice setting forth with respect to such Person the date on which such Person became a Restricted Subsidiary of the Borrower, and supplement the data required to be set forth in the Schedules to this Agreement as a result of the acquisition or creation of such Restricted Subsidiary; provided that such supplemental data must be reasonably acceptable to the Administrative Agent and Majority Lenders.

Section 6.15. Pledged Equity Interests. On the date hereof and at the time hereafter that any Restricted Subsidiary of the Borrower is created or acquired, any Unrestricted Subsidiary becomes a Restricted Subsidiary or any Affiliate that is not a Credit Party serves as an operator of any Borrowing Base Properties, the Borrower and the Subsidiaries (as applicable) shall execute and deliver to the Administrative Agent for the benefit of the Secured Parties, a Pledge Agreement (or an amendment or amendment and restatement of the existing Pledge Agreement), in form and substance acceptable to the Administrative Agent, from the Borrower and/or the Subsidiaries (as applicable) covering all Equity Interests owned by the Borrower or such Restricted Subsidiaries in such Restricted Subsidiaries and in any Affiliate that is an operator of any Borrowing Base Properties, together with all certificates (or other evidence acceptable to Administrative Agent) evidencing the issued and outstanding Equity Interests of each such Restricted Subsidiary of every class owned by such Credit Party (as applicable) which, if certificated, shall be duly endorsed or accompanied by stock powers executed in blank (as applicable), as Administrative Agent shall deem necessary or appropriate to grant, evidence and perfect a security interest in the issued and outstanding Equity Interests owned by Borrower or any Restricted Subsidiary in each Restricted Subsidiary prior and superior in right to any other Person.

Section 6.16. Production Proceeds and Bank Accounts. Subject to the terms and conditions of the Mortgages and except for the BG Escrow Account and the BG Operating Account, each Credit Party shall cause all production proceeds and revenues attributable to the Oil and Gas Interests of such Credit Party and all distributions and dividends on any Equity Interests owned by any Credit Party to be paid and deposited into deposit accounts of such Credit Party maintained with the Administrative Agent, any Lender or with any other financial institutions acceptable to the Administrative Agent and cause all such deposit accounts at such other financial institutions (other than deposit and investment accounts the aggregate balance of which does not exceed $250,000 at any time for all such deposit and investment accounts taken as a whole) to be subject to a control agreement in favor of the Administrative Agent for the benefit of the Secured Parties, in form and substance reasonably satisfactory to the Administrative Agent.

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Section 6.17. Unrestricted Subsidiaries. The Borrower will cause the management, business and affairs of each of the Borrower and its Restricted Subsidiaries to be conducted in such a manner (including, without limitation, by keeping separate books of account, furnishing separate financial statements of Unrestricted Subsidiaries to creditors and potential creditors thereof and by not permitting Properties of the Borrower and its respective Restricted Subsidiaries to be commingled with those of Unrestricted Subsidiaries) so that each Unrestricted Subsidiary that is a corporation, limited liability company or partnership will be treated as an entity separate and distinct from the Borrower and its Restricted Subsidiaries.

Section 6.18. Credit Ratings. Borrower shall use commercially reasonable efforts to maintain a corporate and a credit facility credit rating for each of the Revolving Commitments and the Term Loans (but not a specific credit rating).

Section 6.19. Further Assurances.

(a) Each Credit Party at its sole expense will, and will cause each of its Restricted Subsidiaries to, promptly execute and deliver to the Administrative Agent all such other documents, agreements and instruments reasonably requested by the Administrative Agent to comply with, cure any defects or accomplish the conditions precedent, covenants and agreements of the Borrower or any other Credit Party, as the case may be, in the Loan Documents, including the Notes, or to further evidence and more fully describe the Collateral intended as security for the Obligations, or to correct any omissions in this Agreement or the Security Instruments, or to state more fully the obligations secured therein, or to perfect, protect or preserve any Liens created pursuant to this Agreement or any of the Security Instruments or the priority thereof, or to make any recordings, file any notices or obtain any consents, all as may be reasonably necessary or appropriate, in the reasonable discretion of the Administrative Agent, in connection therewith.

(b) Each Credit Party hereby authorizes the Administrative Agent to file one or more financing or continuation statements, and amendments thereto, relative to all or any part of the Collateral without the signature of such Credit Party or any other Credit Party where permitted by law. A carbon, photographic or other reproduction of the Security Instruments or any financing statement covering the Collateral or any part thereof shall be sufficient as a financing statement where permitted by law. Each Credit Party acknowledges and agrees that any such financing statement may describe the collateral as “all assets” of the applicable Credit Party or words of similar effect as may be required by the Administrative Agent.

Article VII

Negative Covenants

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired or terminated and all LC Disbursements shall have been reimbursed, each Credit Party covenants and agrees with the Lenders that:

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Section 7.01. Indebtedness. The Borrower will not, nor will it permit any of its Restricted Subsidiaries to, create, incur, assume or permit to exist any Indebtedness, except:

(a) the Obligations;

(b) Indebtedness existing on the date hereof and set forth in Schedule 7.01 and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof;

(c) Indebtedness of the Borrower to any Guarantor and of any Guarantor to the Borrower or any other Guarantor; provided, that (i) all such Indebtedness shall be unsecured and subordinated in right of payment to the payment in full of all of the Obligations as provided in Section 8.06 and (ii) all such Indebtedness is evidenced by promissory notes in form and substance reasonably satisfactory to the Administrative Agent, and such promissory notes are subject to a security interest in favor of the Administrative Agent for the benefit of the Secured Parties on terms and conditions reasonably satisfactory to the Administrative Agent prior and superior in right to any other Person;

(d) Guarantees of the Obligations;

(e) Indebtedness of the Borrower and the Restricted Subsidiaries incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof; provided that (i) such Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement and (ii) the aggregate principal amount of Indebtedness permitted by this clause (e) shall not exceed $10,000,000 at any time outstanding;

(f) Indebtedness incurred or deposits made by the Borrower and any Restricted Subsidiary (i) under worker’s compensation laws, unemployment insurance laws or similar legislation, or (ii) in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Credit Party is a party, (iii) to secure public or statutory obligations of such Credit Party, and (iv) of cash or U.S. Government Securities made to secure the performance of statutory obligations, surety, stay, customs and appeal bonds to which such Credit Party is a party in connection with the operation of the Oil and Gas Interests, in each case in the ordinary course of business;

(g) Indebtedness of any Borrower or any Restricted Subsidiary under Swap Agreements to the extent permitted under Section 7.05;

(h) Indebtedness of the Borrower under the Senior Notes (and any Permitted Refinancing thereof) in an aggregate outstanding principal amount not to exceed the sum of $1,500,000,000 minus the aggregate principal amount of all repayments and prepayments of the Senior Notes to the extent permitted under the terms of this Agreement;

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(i) Guarantees by the Borrower of the obligations of EOC to pay (i) the BG Development Costs under Section 2.3 of the BG Joint Development Agreement with respect to Oil and Gas Interests owned by the Credit Parties or any of its Unrestricted Subsidiaries and (ii) additional contributions under Article 3 of the TGGT Holdings LLC Agreement;

(j) [Intentionally Omitted];

(k) Guarantees by EOC of the obligations of EBG Acquisition with respect to the payment of the purchase price for 100% of the Equity Interests of Common Resources in an aggregate amount not to exceed $250,000,000;

(l) Guarantees by the Borrower of the obligations of certain of its Subsidiaries to pay such Subsidiaries’ share of the Marcellus Development Costs with respect to the Marcellus JV Oil and Gas Assets in accordance with the terms of the Marcellus JV Documents;

(m) Guarantees by any Restricted Subsidiary of the Indebtedness permitted under clause (h) of this Section 7.01; and

(n) Other unsecured Indebtedness of the Credit Parties in an aggregate principal amount not exceeding $25,000,000 at any time outstanding.

Section 7.02. Liens. The Borrower will not, nor will it permit any of its Restricted Subsidiaries to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a) any Lien created pursuant to this Agreement or any other Loan Document;

(b) Permitted Encumbrances;

(c) any Lien on any Property of the Borrower or any Restricted Subsidiary existing on the date hereof and set forth in Schedule 7.02; provided that (i) such Lien shall not apply to any other Property of the Borrower or any other Restricted Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(d) any Lien existing on any Property prior to the acquisition thereof by the Borrower or any Restricted Subsidiary or existing on any Property of any Person that becomes a Restricted Subsidiary after the date hereof prior to the time such Person becomes a Restricted Subsidiary; provided that (i) such Lien secures Indebtedness permitted by Section 7.01(e), (ii) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Restricted Subsidiary, as the case may be, (iii) such Lien shall not apply to any other Property of the Borrower or any other Restricted Subsidiary and (iv) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Restricted Subsidiary, as the case may be and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

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(e) Liens on fixed or capital assets acquired, constructed or improved by the Borrower or any Restricted Subsidiary; provided that (i) such Liens, secure Indebtedness permitted by Section 7.01, (ii) such Liens and the Indebtedness secured thereby are incurred prior to or within ninety (90) days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such security interests shall not apply to any other Property of the Borrower or any other Restricted Subsidiaries;

(f) Liens in favor of BG Production on the BG Escrow Account and BG Operating Account to secure the obligations of EOC under the BG Joint Development Agreement;

(g) Liens in favor of TGGT Holdings on EOC’s Equity Interests in TGGT Holdings to secure the obligations of EOC under the TGGT Holdings LLC Agreement;

(h) Liens consisting of the right in favor of the Marcellus JV Partner to offset certain carrying cost obligations under the Marcellus Joint Development Agreement against past due obligations of the Credit Parties under the Marcellus JV Documents; and

(i) Liens on the Marcellus JV Oil and Gas Assets securing the obligations of the Credit Parties under the Marcellus JV Documents as in effect on the Marcellus JV Closing Date.

Section 7.03. Fundamental Changes and Dispositions.

(a) The Borrower will not, nor will it permit any of its Restricted Subsidiaries to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or Dispose of (in one transaction or in a series of transactions) all or any substantial part of its assets, or any of its Borrowing Base Properties or any of the Equity Interests of any Restricted Subsidiary (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, except that, the Borrower or any Restricted Subsidiary may sell Hydrocarbons produced from its Oil and Gas Interests in the ordinary course of business, and if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing:

(i) any Restricted Subsidiary may merge into the Borrower in a transaction in which the Borrower is the surviving entity;

(ii) any Restricted Subsidiary may merge into any other Restricted Subsidiary in a transaction in which the surviving entity is a Restricted Subsidiary;

(iii) any Restricted Subsidiary may sell, transfer, lease or otherwise dispose of its assets to the Borrower or to another Restricted Subsidiary;

(iv) the Borrower may sell, transfer, lease or otherwise dispose of its assets to any Restricted Subsidiary;

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(v) any Restricted Subsidiary may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and such Restricted Subsidiary and is not materially disadvantageous to the Lenders;

(vi) the Borrower or any Restricted Subsidiary may sell, transfer, lease or otherwise dispose of equipment and related items in the ordinary course of business, that are obsolete or no longer necessary in the business of the Borrower or any of its Restricted Subsidiaries or that is being replaced by equipment of comparable value and utility;

(vii) subject to Section 2.12(b), the Borrower or any Restricted Subsidiary may Dispose of Borrowing Base Properties (whether pursuant to a Disposition of all, but not less than all, of the Equity Interests of any Restricted Subsidiary or otherwise); provided that, with respect to this clause (vii) only, the Engineered Value (as assigned by the Administrative Agent) of all Borrowing Base Properties Disposed of (calculated without including any Required Assignments) between Scheduled Redeterminations does not exceed, in the aggregate for all Credit Parties taken as a whole, five percent (5%) of the Borrowing Base most recently determined;

(viii) with the prior written consent of Required Revolving Lenders and subject to Section 2.12(b) and Section 3.06(a), the Borrower or any Restricted Subsidiary may Dispose of Borrowing Base Properties (whether pursuant to a Disposition of Equity Interests of a Restricted Subsidiary or otherwise) not otherwise permitted pursuant to the foregoing clause (vii); provided, that the Credit Parties may not sell, transfer, lease, exchange, abandon or otherwise dispose of (in one transaction or a series of related transactions) all or substantially all of the Borrowing Base Properties (whether pursuant to a Disposition of Equity Interests of a Restricted Subsidiary or otherwise) without the prior written consent of all of the Lenders;

(ix) except to the extent otherwise prohibited or superseded pursuant to the terms of the MLP Transaction Documents and/or any amendment to the BG Joint Development Agreement, EOC or any Restricted Subsidiary may sell, transfer or assign to BG Production (a) an undivided 50% interest in Oil and Gas Interests acquired by EOC or any other Credit Party in the East Texas/North Louisiana Area, (b) all, but not less than all, of the Equity Interests of EXCO HV so long as EXCO HV owns no Property other than Oil and Gas Interests subject to the Require ET/NL Assignment, and (c) 50% of the Equity Interests of any Unrestricted Subsidiary owning Oil and Gas Interests acquired by such Unrestricted Subsidiary in the East Texas/North Louisiana Area, in each case, to the extent required pursuant to and in accordance with the terms and conditions of the BG Joint Development Agreement (each, a “Required ET/NL Assignment”);

(x) subject to Section 3.06(c) and at any time prior to the Asset Sale Termination Date, the Borrower or any Restricted Subsidiary may Dispose of the Equity Interests of TGGT Holdings (whether pursuant to a Disposition of Equity Interests of a Restricted Subsidiary or otherwise); provided, that the consideration received is not less than the fair market value of such Equity Interests and not less than 90% of the consideration received in respect of such Equity Interests shall be cash or cash equivalents;

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(xi) subject to Section 3.06(c), on or after the consummation of the Eagleford Shale Acquisition and subject to the conditions set forth in the KKR Participation Agreement, EOC may sell, transfer and assign to the KKR Parties the Oil and Gas Interests specified in the KKR Participation Agreement in accordance with its terms (whether pursuant to a Disposition of all (but not less than all) of the Equity Interests of any Subsidiary of the Borrower that owns no Property other than such Oil and Gas Interests or otherwise); provided, that the consideration received is not less than the fair market value of such Equity Interests or Oil and Gas Interests, as applicable and all of the consideration for such Disposition is cash or cash equivalents;

(xii) after the KKR Participation Agreement becomes effective, the Borrower or any Restricted Subsidiary may Dispose of the Oil and Gas Interests and Midstream Facilities as required by the KKR Participation Agreement in accordance with its terms (whether pursuant to a Disposition of all (but not less than all) of the Equity Interests of any Subsidiary of the Borrower that owns no Property other than such Oil and Gas Interests or otherwise) (each a “Required KKR Assignment”);

(xiii) subject to Section 3.06(c), the Borrower or any Restricted Subsidiary may Dispose of Oil and Gas Interests (including Dispositions of all (but not less than all) of the Equity Interests of any Subsidiary of the Borrower that owns no Property other than such Oil and Gas Interests) (i) to which no proved reserves are attributed, (ii) which is not subject to the Lien created by any Security Instrument and (iii) which was not evaluated in the most recently delivered Reserve Report(s); provided, that the consideration received is not less than fair market value of such Equity Interests or Oil and Gas Interests, as applicable and not less than 90% of the consideration received in respect of such Equity Interests or acreage shall be cash or cash equivalents;

(xiv) EXCO PA, EXCO WV or any other Credit Party may sell, transfer or assign to (A) the Marcellus Holding Companies an undivided 49.75% interest and (B) the Marcellus JV Operator an undivided 0.5% interest, in the case of each of clauses (A) and (B) above, in Oil and Gas Interests acquired thereafter by EXCO PA, EXCO WV or any other Credit Party in the Appalachian Area to the extent required pursuant to and in accordance with the terms and conditions of the Marcellus JV Documents (such assignments, the “Required Marcellus Assignments”);

(xv) the Borrower or any of its Restricted Subsidiaries may sell, transfer or assign to any MLP Subsidiary all or any portion of any MLP Appropriate Oil & Gas Properties to the extent required pursuant to and in accordance with the terms and conditions of the MLP Transaction Documents (such sales, transfers or assignments, the “Required MLP Assignments”); provided that (a) the consideration received in respect of any Required MLP Assignment shall be equal to or greater than fair market value of the MLP Appropriate Oil & Gas Properties subject of such Required MLP Assignment (in each case, as reasonably determined by the chief executive officer or the president

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(pursuant to authority provided for in the Organizational Documents of the Borrower or under separate authorizing resolutions of the Board of Directors of the Borrower) or the Board of Directors of the Borrower, and if requested by the Administrative Agent, the Borrower shall deliver a certificate of a Responsible Officer certifying to that effect), (b) not less than 90% of the consideration received in respect of any Required MLP Assignment shall be cash or cash equivalents; provided that if a Borrowing Base Deficiency exists at such time or after giving effect thereto, 100% of such consideration shall be cash or cash equivalents, (c) no Default has occurred and is continuing or would result from any Required MLP Assignment, (d) the Borrower delivers written notice to the Administrative Agent at least ten (10) Business Days prior to any Required MLP Assignment, (e) the Borrowing Base is automatically reduced by an amount equal to the Engineered Value of the MLP Appropriate Oil & Gas Properties subject to any Required MLP Assignment as determined by the Required Revolving Lenders (or in the event the Engineered Value, as determined by the Administrative Agent, of all MLP Appropriate Oil & Gas Properties subject to any Required MLP Assignments since the most recent Scheduled Redetermination is less than $15,000,000, as determined by the Administrative Agent), and (f) after giving effect to any reduction in the Borrowing Base pursuant to clause (e) above, the Borrower shall prepay the Borrowings to the extent necessary to eliminate any Borrowing Base Deficiency within one (1) Business Day of the date it or any Restricted Subsidiary receives the Net Cash Proceeds from any Required MLP Assignment.

(b) For purposes of determining compliance with clause (vii) of Section 7.03(a) with respect to any exchange of Oil and Gas Interests, the value of such exchange shall be the net reduction, if any, in Engineered Value (as assigned by the Administrative Agent) realized or resulting from such exchange.

(c) The Borrower will not, nor will it permit any of its Restricted Subsidiaries to, engage to any material extent in any business other than businesses of the type conducted by the Borrower and its Restricted Subsidiaries on the date of execution of this Agreement and after giving effect to the Transactions and businesses reasonably related thereto.

Section 7.04. Investments, Loans, Advances, Guarantees and Acquisitions. The Borrower will not, nor will it permit any of its Restricted Subsidiaries to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly owned Restricted Subsidiary prior to such merger) any capital stock, evidences of Indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any Indebtedness of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit, except:

(a) Permitted Investments;

(b) investments by the Borrower in the Equity Interests of any Restricted Subsidiary;

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(c) investments by the Borrower or Guarantor consisting of intercompany Indebtedness permitted under Section 7.01(c);

(d) Guarantees constituting Indebtedness permitted by Section 7.01;

(e) investments by the Borrower and its Restricted Subsidiaries that are (1) customary in the oil and gas business, (2) made in the ordinary course of the Borrower’s or such Restricted Subsidiary’s business, and (3) made in the form of, or pursuant to, oil, gas and mineral leases, operating agreements, farm-in agreements, farm-out agreements, development agreements, unitization agreements, joint bidding agreements, services contracts and other similar agreements that a reasonable and prudent oil and gas industry owner or operator would find acceptable;

(f) investments consisting of Swap Agreements to the extent permitted under Section 7.05;

(g) investments permitted under Section 7.03;

(h) investments by EOC consisting of cash contributions to the BG Escrow Account in accordance with the terms and conditions of the BG Joint Development Agreement;

(i) cash equity investments by the Borrower and the Restricted Subsidiaries in EBG Acquisition in an aggregate amount of up to $250,000,000; provided that (i) the proceeds of such investment are applied to the purchase of 100% of the Equity Interests in Common Resources and (ii) at the time of and immediately after giving effect to such investment, no Default exists or would be caused thereby;

(j) investments by the Borrower and the Restricted Subsidiaries in (i), EBG Acquisition in an aggregate amount not to exceed $75,000,000 at any time; provided that, (i) at the time of and immediately after giving effect to such investment, no Default exists or would be caused thereby, (ii) the proceeds of such investment are used by such Unrestricted Subsidiaries to pay drilling, operating and development costs incurred by such Unrestricted Subsidiaries or any wholly-owned Subsidiary of such Unrestricted Subsidiaries and (iii) as of any date of determination, the aggregate amount of such investments shall be the excess of (A) the aggregate amount of all investments made pursuant to this clause (j) of Section 7.04 since the Effective Date to and including such date of determination, over (B) the sum of (1) the Aggregate Specified Value plus (2) the aggregate amount of all cash distributions made to any Credit Party by such Unrestricted Subsidiaries as of such date of determination; provided that the amount calculated pursuant to the foregoing clause (iii) shall not be less than zero at any time;

(k) cash equity investments by the Borrower and the Restricted Subsidiaries in TGGT Holdings or any of its Subsidiaries; provided that, (i) at the time of and immediately after giving effect to any such investment, no Default exists or would be caused thereby and (ii) the amount of such investments do not exceed for any fiscal year, $100,000,000 in the aggregate;

(l) [Intentionally Omitted];

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(m) cash equity investments by the Borrower and the Restricted Subsidiaries in the Marcellus JV Operator or any of its Subsidiaries; provided that, (i) at the time of and immediately after giving effect to any such investment, no Default exists or would be caused thereby and (ii) the amount of such investments do not exceed in the aggregate, $10,000,000 in any fiscal year; and

(n) cash equity investments by the Borrower and the Restricted Subsidiaries in the Marcellus Midstream Owner or any of its Subsidiaries; provided that, (i) at the time of and immediately after giving effect to any such investment, no Default exists or would be caused thereby and (ii) the amount of such investments do not exceed in the aggregate, $50,000,000 in any fiscal year; and

(o) other investments by the Borrower and the Restricted Subsidiaries; provided that, on the date any such other investment is made, the amount of such investment, together with all other investments made pursuant to this clause (o) of Section 7.04 (in each case determined based on the cost of such investment) since the Effective Date, does not exceed in the aggregate, $10,000,000.

Section 7.05. Swap Agreements. The Borrower will not, nor will it permit any of its Restricted Subsidiaries to, enter into or maintain any Swap Agreement, except the Existing Swap Agreements, and Swap Agreements entered into in the ordinary course of business with Approved Counterparties and not for speculative purposes to:

(a) hedge or mitigate Crude Oil and Natural Gas price risks to which the Borrower or any Restricted Subsidiary has actual exposure; provided that at the time the Borrower or any Restricted Subsidiary enters into any such Swap Agreement, such Swap Agreement (i) does not have a term greater than sixty (60) months from the date such Swap Agreement is entered into, and (ii) when aggregated with all other Swap Agreements then in effect (including the Existing Swap Agreements) would not cause the aggregate notional volume per month for each of Crude Oil and Natural Gas, calculated separately, under all Swap Agreements then in effect (other than Excluded Hedges) to exceed, as of the date such Swap Agreement is executed, (x) one hundred percent (100%) of the “forecasted production from total proved reserves” (as defined below) of the Borrower and the Restricted Subsidiaries for any month during the first two years of the forthcoming five year period, (y) ninety percent (90%) of the “forecasted production from total proved reserves” of the Borrower and the Restricted Subsidiaries for any month during the third year of the forthcoming five year period, and (z) eighty-five percent (85%) of the “forecasted production from total proved reserves” of the Borrower and the Restricted Subsidiaries for any month during the fourth and fifth year of the forthcoming five year period, and

(b) effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of any Credit Party.

As used in this Section, “forecasted production from total proved reserves” means the forecasted production of Crude Oil and Natural Gas as reflected in the most recent Reserve Report delivered to the Administrative Agent pursuant to Section 6.01, after giving effect to any pro forma adjustments for the consummation of any Acquisitions or dispositions since the effective date of such Reserve Report; provided that upon the execution and delivery of a purchase agreement, merger agreement or other similar agreement by the Borrower or any

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Restricted Subsidiary in respect of an Acquisition consisting directly or indirectly of Oil and Gas Interests (each, a “Proposed Oil and Gas Acquisition”), so long as the Revolving Commitments exceed the Aggregate Revolving Credit Exposure by at least fifteen percent (15%) of the Revolving Commitments at the time of and immediately after giving effect thereto, Borrower or any Restricted Subsidiary may enter into Swap Agreements with a term of three (3) years or less which when aggregated with all other Swap Agreements then in effect for the Projected Oil and Gas Volumes included in such Proposed Oil and Gas Acquisition, would not cause the aggregate notional volume per month for each of Crude Oil and Natural Gas, calculated separately, under all such Swap Agreements then in effect with respect to such Proposed Oil and Gas Acquisition (other than Excluded Hedges) to exceed, as of the date such Swap Agreement is executed, eighty percent (80%) of the Projected Oil and Gas Volumes for any month prior to the third anniversary of the date such agreement was executed and delivered by the parties thereto until such Proposed Oil and Gas Acquisition is consummated in accordance with the terms of the underlying purchase agreement, merger agreement or other similar agreement. In the event such Proposed Oil and Gas Acquisition is terminated or cancelled by written agreement among the parties or otherwise not consummated within 30 days after execution and delivery of such agreement (or such longer period of time as acceptable to the Administrative Agent in its sole discretion), then within five (5) Business Days after such termination or the end of such 30 day (or longer) period, as applicable, the Borrower shall and shall cause the Restricted Subsidiaries to novate, unwind or otherwise dispose of all Swap Agreements to the extent necessary to be in compliance with the limitations set forth in clause (a) of this Section 7.05.

Except as otherwise required pursuant to the immediately preceding paragraph, in the event any Credit Party enters into a Swap Agreement (including the Existing Swap Agreements), the terms and conditions of such Swap Agreement may not be amended or modified, nor may any Credit Party sell, assign, monetize, transfer, cancel or otherwise dispose of any of its rights and interests in any such Swap Agreement without the prior written consent of the Majority Lenders (it being understood that any Lender Counterparty may sell, assign, transfer, novate, or otherwise dispose of its rights and interests in any Swap Agreement to any Approved Counterparty at any time); provided that, notwithstanding the foregoing, any Credit Party may enter into a Swap Modification so long as (i) within three (3) Business Days thereafter, the Borrower provides written notice to the Administrative Agent of the terms of such Swap Modification, setting forth in reasonable detail, (x) the effect of such Swap Modification on the aggregate notional volume of Crude Oil and Natural Gas subject to the Credit Parties’ Swap Agreements and (y) the amount of Net Cash Proceeds received by such Credit Party as a result of such Swap Modification, (ii) the aggregate notional volume of Crude Oil and Natural Gas affected by such Swap Modification, together with all other Swap Modifications consummated since the most recent Redetermination Date, does not exceed ten percent (10%) of the aggregate notional volume of Crude Oil and Natural Gas subject to the Credit Parties’ Swap Agreements in effect as of the most recent Redetermination Date, and (iii) the Borrower applies the Net Cash Proceeds received by any Credit Party as a result of such Swap Modification to prepay the Loans.

Each Credit Party and each Lender agrees and acknowledges that (i) the Existing Swap Agreements are Swap Agreements permitted under this Section 7.05, (ii) as of the Effective Date, the counterparty to each Existing Swap Agreement is a Lender Counterparty (or was a Lender Counterparty under and as defined in the Original Credit Agreement), (iii) the obligations

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of the Credit Parties under the Existing Swap Agreements are included in the defined term “Lender Hedging Obligations” and such obligations are entitled to the benefits of, and are secured by the Liens granted under, the Security Instruments and (iv) as of the Effective Date, the aggregate notional volume of Hydrocarbons under all Swap Agreements of the Credit Parties then in effect does not exceed the percentages of forecasted production from total proved reserves permitted pursuant to this Section 7.05 (calculated as if a Credit Party was entering into a new transaction under a Swap Agreement on the Effective Date).

Section 7.06. Restricted Payments. The Borrower will not, nor will it permit any of its Restricted Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except that (a) the Borrower may declare and make Restricted Payments with respect to its Equity Interests payable solely in its Equity Interests (other than Disqualified Stock), (b) the Borrower may make Restricted Payments pursuant to and in accordance with stock option plans or other benefit plans for management or employees of the Borrower and its Restricted Subsidiaries in an aggregate amount not to exceed $2,000,000 in any fiscal year, (c) any Restricted Subsidiary may make Restricted Payments to the Borrower or any Guarantor; provided that no Default has occurred and is continuing or would result from the making of such Restricted Payment, (d) the Borrower may declare and pay cash dividends to the holders of its common stock; provided that on the date of and after giving effect to any such Restricted Payment, (i) no Default has occurred and is continuing, (ii) the aggregate amount of such cash dividends declared and paid in any period of four consecutive fiscal quarters shall not exceed $50,000,000, (iii) the Revolving Commitments exceed the Aggregate Revolving Credit Exposure by an amount equal to or greater than ten percent (10%) of the Revolving Commitment, and (iv) such Restricted Payment is permitted under the terms of the Indenture, and (e) at any time after the Asset Sale Termination Date, the Borrower may repurchase outstanding shares of its common stock; provided that (i) the aggregate amount of cash used by Borrower to repurchase shares of its common stock shall not exceed $200,000,000, (ii) on the date of and after giving effect to any such Restricted Payment, (x) no Default has occurred and is continuing, and (y) the Revolving Commitments exceed the Aggregate Revolving Credit Exposure by an amount equal to or greater than ten percent (10%) of the Revolving Commitment, and (iii) such Restricted Payment is permitted under the terms of the Indenture.

Section 7.07. Transactions with Affiliates. The Borrower will not, nor will it permit any of its Restricted Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) in the ordinary course of business at prices and on terms and conditions not less favorable to the Borrower or such Restricted Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among the Borrower and its Restricted Subsidiaries not involving any other Affiliate, (c) transactions described on Schedule 7.07, (d) any Restricted Payment permitted by Section 7.06, (e) transactions with Unrestricted Subsidiaries consisting of certain services agreements and secondment agreements pursuant to which any Credit Party provides services and secondees to such Unrestricted Subsidiaries to assist with such Unrestricted Subsidiaries’ operations, (f) the investments permitted under Section 7.04 (other than any investments made pursuant to clause (o) thereof) and (g) the MLP Transactions.

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Section 7.08. Restrictive Agreements. The Borrower will not, nor will it permit any of its Restricted Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Borrower or any Restricted Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Restricted Subsidiary to pay dividends or other distributions with respect to any of its Equity Interests or to make or repay loans or advances to the Borrower or any Restricted Subsidiary or to Guarantee Indebtedness of the Borrower or any Restricted Subsidiary; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by this Agreement, (ii) the foregoing shall not apply to restrictions and conditions set forth in the Loan Documents and the Senior Note Documents (or any documents evidencing or relating to any Permitted Refinancing), (iii) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 7.08 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (iv) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness and (v) clause (a) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof.

Section 7.09. Disqualified Stock and Fiscal Year. The Borrower will not, nor will it permit any of its Restricted Subsidiaries to, issue any Disqualified Stock nor will it change its fiscal year.

Section 7.10. Amendments of Organizational Documents; Certain Agreements and Senior Notes. The Borrower will not, nor will it permit any of its Restricted Subsidiaries to, enter into or permit any material modification or amendment of, or waive any material right or obligation of any Person under its Organizational Documents. The Borrower will not, nor will it permit any of its Restricted Subsidiaries to, directly or indirectly, prepay, repay, redeem, defease, or purchase in any manner any Senior Notes (or any Permitted Refinancing thereof); provided that so long as no Default has occurred and is continuing or would be caused thereby, the Borrower may prepay, repay, redeem, defease or purchase Senior Notes (i) with the proceeds of any Permitted Refinancing permitted pursuant to Section 7.01(h), and (ii) at any time after the Asset Sale Termination Date, to the extent that the Senior Notes are, by their terms, permitted or required to be retired, redeemed, defeased, repurchased, prepaid or repaid; provided that in the case of this clause (ii), after giving effect to any such prepayment, repayment, redemption, defeasance or purchase, the Revolving Commitments exceed the Aggregate Revolving Credit Exposure by an amount equal to or greater than ten percent (10%) of the Revolving Commitment. The Borrower will not, nor will it permit any of its Restricted Subsidiaries to, enter into or permit any modification or amendment of the Senior Note Documents the effect of which is to (a) increase the maximum principal amount of the Senior Notes or the rate of interest on any of the Senior Notes (other than as a result of the imposition of a default rate of interest in accordance with the terms of the Senior Note Documents), (b) change or add any event of default or any covenant with respect to the Senior Note Documents if the effect of such change or addition is to cause any one or more of the Senior Note Documents to be more restrictive on the Borrower or any of its Subsidiaries than such Senior Note Documents were prior to such change or addition, (c) change the dates upon which payments of principal or interest on the Senior Notes are due or shorten the date of maturity of any Senior Notes, (d) change any redemption or

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prepayment provisions of the Senior Notes, (e) alter the subordination provisions, if any, with respect to any of the Senior Note Documents, (f) change any of Sections 4.08(a), 9.06 or 9.07 of the Senior Notes First Supplemental Indenture, (g) grant any Liens in any assets of the Borrower or any of its Subsidiaries, or (h) permit any Subsidiary to Guarantee the Senior Notes unless such Subsidiary is (or concurrently with any such Guarantee becomes) a Guarantor.

Section 7.11. Financial Covenants.

(a) Consolidated Current Ratio. The Borrower will not permit the Consolidated Current Ratio as of the end of each fiscal quarter ending on or after June 30, 2013 to be less than 1.00 to 1.00.

(b) Leverage Ratio. The Borrower will not permit the Consolidated Leverage Ratio, determined as of the end of each fiscal quarter ending on or after June 30, 2013 to be greater than 4.50 to 1.00. As used herein, with respect to any fiscal quarter, “Consolidated Leverage Ratio” means the ratio of (A) Consolidated Funded Indebtedness as of the end of such fiscal quarter to (B) Consolidated EBITDAX for the trailing four fiscal quarter period ending on the last day of such fiscal quarter.

Section 7.12. Sale and Leaseback Transactions and other Off-Balance Sheet Liabilities. The Borrower will not, nor will it permit any Restricted Subsidiary to, enter into or suffer to exist any (i) Sale and Leaseback Transaction or (ii) any other transaction pursuant to which it incurs or has incurred Off-Balance Sheet Liabilities, except for Swap Agreements permitted under the terms of Section 7.05 and Advance Payment Contracts; provided, that the aggregate amount of all Advance Payments received by any Credit Party that have not been satisfied by delivery of production at any time does not exceed, in the aggregate $5,000,000.

Section 7.13. BG JV Documents, Marcellus JV Documents and MLP Transaction Documents. Without the prior written consent of the Majority Lenders, the Borrower will not, nor will it permit any Restricted Subsidiary to, enter into or permit any supplement, modification, amendment, or amendment and restatement of, or waive any right or obligation of any Person under (a) any BG JV Document or Marcellus JV Document, (b) any MLP Transaction Document or any Organizational Document of any MLP Subsidiary, (c) any Eagle Ford Acquisition Document, (d) any Haynesville Acquisition Document or (e) the KKR Participation Documents, in the case of each of clauses (a) through (e), if the effect thereof would be materially adverse to the Administrative Agent and/or the Lenders.

Article VIII

Guarantee of Obligations

Section 8.01. Guarantee of Payment. Each Guarantor unconditionally and irrevocably guarantees to the Administrative Agent for the benefit of the Secured Parties, the punctual payment of all Obligations now or which may in the future be owing by any Credit Party (the “Guaranteed Liabilities”). This Guarantee is a guaranty of payment and not of collection only. The Administrative Agent shall not be required to exhaust any right or remedy or take any action against the Borrower or any other Person or any collateral. The Guaranteed Liabilities include

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interest accruing after the commencement of a proceeding under bankruptcy, insolvency or similar laws of any jurisdiction at the rate or rates provided in the Loan Documents, or the Swap Agreements between any Credit Party and any Secured Party, as the case may be, regardless of whether such interest is an allowed claim. Each Guarantor agrees that, as between the Guarantor and the Administrative Agent, the Guaranteed Liabilities may be declared to be due and payable for the purposes of this Guarantee notwithstanding any stay, injunction or other prohibition which may prevent, delay or vitiate any declaration as regards the Borrower or any other Guarantor and that in the event of a declaration or attempted declaration, the Guaranteed Liabilities shall immediately become due and payable by each Guarantor for the purposes of this Guarantee.

Section 8.02. Guarantee Absolute. Each Guarantor guarantees that the Guaranteed Liabilities shall be paid strictly in accordance with the terms of this Agreement and the Swap Agreements to which any Secured Party is a party. The liability of each Guarantor hereunder is absolute and unconditional irrespective of: (a) any change in the time, manner or place of payment of, or in any other term of, all or any of the Loan Documents or the Guaranteed Liabilities, or any other amendment or waiver of or any consent to departure from any of the terms of any Loan Document or Guaranteed Liability, including any increase or decrease in the rate of interest thereon; (b) any release or amendment or waiver of, or consent to departure from, any other guaranty or support document, or any exchange, release or non-perfection of any collateral, for all or any of the Loan Documents or Guaranteed Liabilities; (c) any present or future law, regulation or order of any jurisdiction (whether of right or in fact) or of any agency thereof purporting to reduce, amend, restructure or otherwise affect any term of any Loan Document or Guaranteed Liability; (d) without being limited by the foregoing, any lack of validity or enforceability of any Loan Document or Guaranteed Liability; and (e) any other setoff, defense or counterclaim whatsoever (in any case, whether based on contract, tort or any other theory) with respect to the Loan Documents or the transactions contemplated thereby which might constitute a legal or equitable defense available to, or discharge of, the Borrower or a Guarantor.

Section 8.03. Guarantee Irrevocable. This Guarantee is a continuing guaranty of the payment of all Guaranteed Liabilities now or hereafter existing under this Agreement and such Swap Agreements to which any Secured Party is a party and shall remain in full force and effect until payment in full of all Guaranteed Liabilities and other amounts payable hereunder and until this Agreement and the Swap Agreements are no longer in effect or, if earlier, when the Guarantor has given the Administrative Agent written notice that this Guarantee has been revoked; provided that any notice under this Section shall not release the revoking Guarantor from any Guaranteed Liability, absolute or contingent, existing prior to the Administrative Agent’s actual receipt of the notice at its branches or departments responsible for this Agreement and such Swap Agreements and reasonable opportunity to act upon such notice.

Section 8.04. Reinstatement. This Guarantee shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Liabilities is rescinded or must otherwise be returned by any Secured Party on the insolvency, bankruptcy or reorganization of the Borrower, or any other Credit Party, or otherwise, all as though the payment had not been made.

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Section 8.05. Subrogation. No Guarantor shall exercise any rights which it may acquire by way of subrogation, by any payment made under this Guarantee or otherwise, until all the Guaranteed Liabilities have been paid in full and this Agreement and the Swap Agreements to which any Lender Counterparty is a party are no longer in effect. If any amount is paid to the Guarantor on account of subrogation rights under this Guarantee at any time when all the Guaranteed Liabilities have not been paid in full, the amount shall be held in trust for the benefit of the Lenders and the Lender Counterparties and shall be promptly paid to the Administrative Agent to be credited and applied to the Guaranteed Liabilities, whether matured or unmatured or absolute or contingent, in accordance with the terms of this Agreement and such Swap Agreements. If any Guarantor makes payment to the Administrative Agent, Lenders, or any Lender Counterparties of all or any part of the Guaranteed Liabilities and all the Guaranteed Liabilities are paid in full and this Agreement and such Swap Agreements are no longer in effect, the Administrative Agent, Lenders and Lender Counterparties shall, at such Guarantor’s request, execute and deliver to such Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to such Guarantor of an interest in the Guaranteed Liabilities resulting from the payment.

Section 8.06. Subordination. Without limiting the rights of the Administrative Agent, the Lenders and the Lender Counterparties under any other agreement, any liabilities owed by the Borrower to any Guarantor in connection with any extension of credit or financial accommodation by any Guarantor to or for the account of the Borrower, including but not limited to interest accruing at the agreed contract rate after the commencement of a bankruptcy or similar proceeding, are hereby subordinated to the Guaranteed Liabilities, and such liabilities of the Borrower to such Guarantor, if the Administrative Agent so requests, shall be collected, enforced and received by any Guarantor as trustee for the Administrative Agent and shall be paid over to the Administrative Agent on account of the Guaranteed Liabilities but without reducing or affecting in any manner the liability of the Guarantor under the other provisions of this Guarantee.

Section 8.07. Payments Generally. All payments by the Guarantors shall be made in the manner, at the place and in the currency (the “Payment Currency”) required by the Loan Documents and the Swap Agreement to which any Lender Counterparty is a party, as the case may be; provided, however, that (if the Payment Currency is other than Dollars) any Guarantor may, at its option (or, if for any reason whatsoever any Guarantor is unable to effect payments in the foregoing manner, such Guarantor shall be obligated to) pay to the Administrative Agent at its principal office the equivalent amount in Dollars computed at the selling rate of the Administrative Agent or a selling rate chosen by the Administrative Agent, most recently in effect on or prior to the date the Guaranteed Liability becomes due, for cable transfers of the Payment Currency to the place where the Guaranteed Liability is payable. In any case in which any Guarantor makes or is obligated to make payment in Dollars, the Guarantor shall hold the Administrative Agent, the Lenders and the Lender Counterparties harmless from any loss incurred by the Administrative Agent, any Lender or any Lender Counterparty arising from any change in the value of Dollars in relation to the Payment Currency between the date the Guaranteed Liability becomes due and the date the Administrative Agent, such Lender or such Lender Counterparty is actually able, following the conversion of the Dollars paid by such Guarantor into the Payment Currency and remittance of such Payment Currency to the place where such Guaranteed Liability is payable, to apply such Payment Currency to such Guaranteed Liability.

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Section 8.08. Setoff. Each Guarantor agrees that, in addition to (and without limitation of) any right of setoff, banker’s lien or counterclaim the Administrative Agent, any Lender or any Lender Counterparty may otherwise have, the Administrative Agent, such Lender or such Lender Counterparty shall be entitled, at its option, to offset balances (general or special, time or demand, provisional or final) held by it for the account of any Guarantor at any office of the Administrative Agent, such Lender or such Lender Counterparty, in Dollars or in any other currency, against any amount payable by such Guarantor under this Guarantee which is not paid when due (regardless of whether such balances are then due to such Guarantor), in which case it shall promptly notify such Guarantor thereof; provided that the failure of the Administrative Agent, such Lender, or such Lender Counterparty to give such notice shall not affect the validity thereof.

Section 8.09. Formalities. Each Guarantor waives presentment, notice of dishonor, protest, notice of acceptance of this Guarantee or incurrence of any Guaranteed Liability and any other formality with respect to any of the Guaranteed Liabilities or this Guarantee.

Section 8.10. Limitations on Guarantee. The provisions of the Guarantee under this Article VIII are severable, and in any action or proceeding involving any state corporate law, or any state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Guarantor under this Guarantee would otherwise be held or determined to be avoidable, invalid or unenforceable on account of the amount of such Guarantor’s liability under this Guarantee, then, notwithstanding any other provision of this Guarantee to the contrary, the amount of such liability shall, without any further action by the Guarantors, the Administrative Agent, any Lender or any Lender Counterparty, be automatically limited and reduced to the highest amount that is valid and enforceable as determined in such action or proceeding (such highest amount determined hereunder being the relevant Guarantor’s “Maximum Liability”). This Section 8.10, with respect to the Maximum Liability of the Guarantors, is intended solely to preserve the rights of the Administrative Agent, Lenders and Lender Counterparties hereunder to the maximum extent not subject to avoidance under applicable law, and no Guarantor nor any other Person shall have any right or claim under this Section 8.10 with respect to the Maximum Liability, except to the extent necessary so that none of the obligations of any Guarantor hereunder shall be rendered voidable under applicable law.

Section 8.11. Keepwell.

(a) Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Credit Party to honor all of its obligations under this Agreement in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 8.11 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 8.11, or otherwise under this Agreement, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP

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Guarantor under this Section 8.11 shall remain in full force and effect until this Agreement is terminated, all Obligations are paid in full (other than contingent obligations for which no claim has been made) and all of the Lenders’ Commitments are terminated. Each Qualified ECP Guarantor intends that this Section 8.11 constitute, and this Section 8.11 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Credit Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

(b) Notwithstanding any other provisions of this Agreement or any other Loan Document, Obligations guaranteed by any Guarantor, or secured by the grant of any Lien by such Guarantor under any Security Instrument, shall exclude all Excluded Swap Obligations of such Guarantor.

Article IX

Events of Default

If any of the following events (“Events of Default”) shall occur:

(a) the Borrower shall fail to pay any principal of any Loan (including any payments required under Section 2.12) or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three (3) days;

(c) any representation or warranty made or deemed made by or on behalf of the Borrower or any Restricted Subsidiary in or in connection with this Agreement or any amendment or modification hereof or waiver hereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any amendment or modification hereof or waiver hereunder or in any Loan Document furnished pursuant to or in connection with this Agreement or any amendment or modification thereof or waiver hereunder, shall prove to have been incorrect in any material respect when made or deemed made;

(d) the Borrower or any Restricted Subsidiary shall fail to observe or perform any covenant, condition or agreement contained in Section 2.12, Section 6.01, Section 6.02, Section 6.03 (with respect to the Borrower or any Restricted Subsidiary’s existence), Section 6.05 (with respect to insurance), Section 6.09, or in Article VII;

(e) the Borrower or any Restricted Subsidiary shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Article) or any Loan Document, and such failure shall continue unremedied for a period of thirty (30) days after notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender);

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(f) the Borrower or any Restricted Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable;

(g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that (i) this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness to the extent such voluntary sale or transfer of property is permitted hereunder; (ii) any breach of the covenants set forth in Section 7.11 shall not constitute an Event of Default with respect to any Term Loan, (x) unless, at such time, the Aggregate Revolving Credit Exposure is equal to or greater than $10,000,000 and (y) until the earlier of (1) the date that is 90 days after the date such Event of Default arises, unless such Event of Default is waived by the Required Revolving Lenders prior to such 90th day and (2) the date on which the Administrative Agent or the Required Revolving Lenders hereunder cause such Indebtedness to become due prior to the Revolving Maturity Date (provided that in the case of obligations arising under Swap Agreements permitted hereunder, the amount counted for this purpose shall be the amount payable by all Credit Parties, without duplication, as if such obligations were terminated at such time).

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Restricted Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Restricted Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) the Borrower or any Restricted Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Restricted Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j) the Borrower or any Restricted Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

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(k) one or more judgments for the payment of money in an aggregate amount in excess of $5,000,000 shall be rendered against the Borrower or any Restricted Subsidiary or any combination thereof and the same shall remain undischarged for a period of thirty (30) consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any Restricted Subsidiary to enforce any such judgment;

(l) an ERISA Event shall have occurred that, in the opinion of the Majority Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(m) the Loan Documents after delivery thereof shall for any reason cease to be in full force and effect and valid, binding and enforceable in accordance with their terms against any Credit Party party thereto or shall be repudiated by any of them, or cease to create a valid and perfected Lien of the priority required thereby on any material portion of the Collateral purported to be covered thereby, any Credit Party shall so state in writing;

(n) a Change of Control shall occur;

then, and in every such event (other than an event with respect to the Borrower or any Restricted Subsidiary described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Majority Lenders (or at the request of the Required Revolving Lenders under the circumstances described in clause (g) of Article IX) shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder (including, without limitation, the payment of cash collateral to secure the total LC Exposure as provided in Section 2.07(j)), shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower. Without limiting the foregoing, upon the occurrence and during the continuance of an Event of Default, the Administrative Agent, the Issuing Bank and each Lender may protect and enforce its rights under this Agreement and the other Loan Documents by any appropriate proceedings, including proceedings for specific performance of any covenant or agreement contained in this Agreement or any other Loan Document, and the Administrative Agent, the Issuing Bank and each Lender may enforce payment of any Obligations due and payable hereunder or enforce any other legal or equitable right and remedies which it may have.

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Article X

The Administrative Agent

Each of the Lenders and the Issuing Bank hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.

The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with any Credit Party or other Affiliate thereof as if it were not the Administrative Agent hereunder.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing as directed by the Majority Lenders or the Required Revolving Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 11.02), and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Credit Party that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Majority Lenders or the Required Revolving Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 11.02) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, (v) the creation, perfection or priority of Liens on the Collateral or the existence of the Collateral or (vi) the satisfaction of any condition set forth in Article V or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent. No Person identified as a Co-Syndication Agent or Documentation Agent, in each case in its respective capacity as such, shall have any responsibilities or duties, or incur any liability, under this Agreement or the other Loan Documents.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

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The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Bank and the Borrower. Upon any such resignation, the Majority Lenders shall have the right, in consultation with the Borrower, to appoint a successor. If no successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent which shall be a bank with an office in Chicago, Illinois or New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 11.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.

Each Lender and the Issuing Bank hereby authorizes the Administrative Agent to release any Collateral that it is permitted to be sold or released pursuant to the terms of the Loan Documents. Each Lender and the Issuing Bank hereby authorizes the Administrative Agent to execute and deliver to the Borrower, at the Borrower’s sole cost and expense, any and all releases of Liens, termination statements, assignments or other documents reasonably requested by the Borrower in connection with any sale or other disposition of Collateral to the extent such

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sale or other disposition is permitted by the terms of Section 7.03 or is otherwise authorized by the terms of the Loan Documents. Each Lender and Issuing Bank authorize Administrative Agent to enter into any intercreditor agreement in connection with any Permitted Refinancing permitted by Section 7.01(h).

Article XI

Miscellaneous

Section 11.01. Notices.

(a) Except in the case of notices and other communications expressly permitted to be given by telephone or electronic mail (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i) if to the Borrower, to EXCO Resources, Inc., 12377 Merit Drive, Suite 1700, Dallas, Texas 75251, Attention: Mark F. Mulhern, Executive Vice President and Chief Financial Officer, Telecopy No. (214) 706-3409, E-mail: mmulhern@excoresources.com, with a copy to EXCO Resources, Inc., 12377 Merit Drive, Suite 1700, Dallas, Texas 75251, Attention: Chris Peracchi, Director, Finance & Investor Relations & Treasurer, Telecopy No. (972) 201-0651, E-mail: cperacchi@excoresources.com. For purposes of delivering the documents pursuant to Section 6.01(a), Section 6.01(b) and Section 6.01(d), the website address is www.excoresources.com;

(ii) if to the Administrative Agent or Issuing Bank, to JPMorgan Chase Bank, N.A., Mail Code IL1-0010, 10 South Dearborn, 7th Floor, Chicago, Illinois 60603-2003, Attention: April Yebd, Telecopy No.: (312) 385-7096, E-mail: april.yebd@jpmorgan.com, with a copy to JPMorgan Chase Bank, N.A., 2200 Ross Avenue, 3rd Floor, TX1-2991, Dallas, Texas 75201, Attention: Kimberly A. Bourgeois, Senior Vice President, Telecopy No. (214) 965-3280, E-mail: kimberly.a.bourgeois@jpmorgan.com;

(iii) if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

All such notices and other communications (i) sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received or (ii) sent by facsimile shall be deemed to have been given when sent, provided that if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient.

(a) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in their discretion, agree to accept notices and other

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communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. All such notices and other communications (i) sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if not given during the normal business hours of the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient, and (ii) posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (b)(i) of notification that such notice or communication is available and identifying the website address therefor. Documents required to be delivered pursuant to Section 6.01(a) or (b) (to the extent any such documents are included in materials otherwise filed with the SEC) or Section 6.01(e) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on Borrower’s website on the Internet at http://www.petd.com/, or (ii) on which such documents are posted on Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); or (iii) on which the Borrower provides to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents (delivery of the compliance certificate required to be delivered pursuant to Section 6.01(c) also being deemed delivered on such date if included within such electronic mail under this clause (iii)); provided, the Borrower shall upon the request of the Administrative Agent provide to the Administrative Agent paper copies of any such electronically delivered certificate); provided further, that the Borrower shall notify the Administrative Agent (by telecopier or electronic mail) of the posting of any such documents pursuant to clause (i) or (ii) above and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Except as expressly provided in the foregoing clause (b) the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

(a) Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

Section 11.02. Waivers; Amendments.

(a) No failure or delay by the Administrative Agent, the Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders hereunder and under any other Loan Document are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the

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specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time.

(b) Neither this Agreement nor any other Loan Document nor any other provision hereof or thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Credit Party or Credit Parties that are party thereto and the Majority Lenders or the Required Revolving Lenders, as applicable, by the Credit Party or Credit Parties that are party thereto and the Administrative Agent with the consent of the Majority Lenders; provided that no such agreement shall:

(i) increase the Commitment of any Lender without the written consent of such Lender (including any such Lender that is a Defaulting Lender);

(ii) increase the Borrowing Base without the consent of each Revolving Lender (other than any Defaulting Lender; provided that the Commitment of any Defaulting Lender (i.e. such Defaulting Lender’s Applicable Percentage of the Borrowing Base) may not be increased without the consent of such Defaulting Lender);

(iii) reduce or forgive the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce or forgive any interest or fees payable hereunder, without the written consent of each Lender (including any such Lender that is a Defaulting Lender other than fees to which such Defaulting Lender is not entitled to receive as a result of being a Defaulting Lender) affected thereby;

(iv) postpone any scheduled date of payment of the principal amount of any Loan or LC Disbursement, or postpone the scheduled date of expiration of any Letter of Credit beyond the Revolving Maturity Date, or any date for the payment of any interest, fees or other Obligations hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender (including any such Lender that is a Defaulting Lender) affected thereby (it being understood that waiver of a mandatory prepayment of the Loans shall not constitute a postponement or waiver of a scheduled payment or date of expiration);

(v) change Section 2.02(b), Section 2.02(c), Section 2.11, Section 2.12(e), Section 2.12(f), Section 2.19(a), Section 2.19(b), Section 2.19(c) or Section 2.19(e) in a manner that would alter the manner in which payments are shared, without the written consent of each Lender (including any such Lender that is a Defaulting Lender);

(vi) change clause (b) of the definition of Obligations, Section 2.19(b) or Section 11.02(b)(vi) without the consent of each Lender adversely affected thereby (including any such Lender that is a Defaulting Lender) and the consent of each Person that is adversely affected thereby and a party to a Swap Agreement secured by the Security Instruments which is not a Lender (or an Affiliate of a Lender) at the time of such agreement;

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(vii) change any of the provisions of this Section 11.02(b), 11.02(c) or the definition of “Majority Lender”, “Required Revolving Lenders”, “Super-Majority Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender (including any such Lender that is a Defaulting Lender) directly affected thereby;

(viii) change the definition of “Change in Control” without the written consent of Super-Majority Lenders (other than any Defaulting Lender);

(ix) release any Guarantor from its obligation under its Guaranty (except as otherwise permitted herein or in the other Loan Documents), without the written consent of each Lender (other than any Defaulting Lender);

(x) except as provided in Article X or in any Security Instrument, release all or substantially all of the Collateral, without the written consent of each Lender (other than any Defaulting Lender); or

(xi) without the consent of Lenders holding at least a majority of the outstanding Revolving Commitments, amend, modify or waive any provision in Section 5.02 or waive any Default or Event of Default (or amend any Loan Document to effectively waive any Default or Event of Default) if the effect of such amendment, modification or waiver is that the Revolving Lenders shall be required to fund Revolving Loans when such Lenders would otherwise not be required to do so.

provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or the Issuing Bank hereunder (including the rights of the Administrative Agent and the Issuing Bank under Section 2.21) without the prior written consent of the Administrative Agent or the Issuing Bank, as the case may be. The Administrative Agent may also amend Schedule 2.01 to reflect assignments entered into pursuant to Section 11.04.

(c) Notwithstanding anything to the contrary in this Section 11.02, the Revolving Lenders, in their capacity as such, and only the Revolving Lenders may, with the consent of Required Revolving Lenders, amend or modify (i) the definition of “Borrowing Base Usage” and cause such amendment or modification to apply retroactively to a date specified by the Required Revolving Lenders, and (ii) the covenants set forth in Section 7.11.

Section 11.03. Expenses; Indemnity; Damage Waiver.

(a) The Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder

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and (iii) all out-of-pocket expenses incurred by the Administrative Agent, the Issuing Bank or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent, the Issuing Bank or any Lender, in connection with the enforcement or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) THE CREDIT PARTIES SHALL INDEMNIFY THE ADMINISTRATIVE AGENT, THE CO-LEAD ARRANGERS, THE ISSUING BANK AND EACH LENDER, AND EACH RELATED PARTY OF ANY OF THE FOREGOING PERSONS (EACH SUCH PERSON BEING CALLED AN “INDEMNITEE”) AGAINST, AND HOLD EACH INDEMNITEE HARMLESS FROM, ANY AND ALL LOSSES, CLAIMS, DAMAGES, PENALTIES, LIABILITIES AND RELATED EXPENSES, INCLUDING THE FEES, CHARGES AND DISBURSEMENTS OF ANY COUNSEL FOR ANY INDEMNITEE, INCURRED BY OR ASSERTED AGAINST ANY INDEMNITEE ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF (I) THE EXECUTION OR DELIVERY OF THIS AGREEMENT OR ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY, THE PERFORMANCE BY THE PARTIES HERETO OF THEIR RESPECTIVE OBLIGATIONS HEREUNDER OR THE CONSUMMATION OF THE TRANSACTIONS OR ANY OTHER TRANSACTIONS CONTEMPLATED HEREBY, (II) ANY LOAN OR LETTER OF CREDIT OR THE USE OF THE PROCEEDS THEREFROM (INCLUDING ANY REFUSAL BY THE ISSUING BANK TO HONOR A DEMAND FOR PAYMENT UNDER A LETTER OF CREDIT IF THE DOCUMENTS PRESENTED IN CONNECTION WITH SUCH DEMAND DO NOT STRICTLY COMPLY WITH THE TERMS OF SUCH LETTER OF CREDIT), (III) ANY ACTUAL OR ALLEGED PRESENCE OR RELEASE OF HAZARDOUS MATERIALS ON OR FROM ANY PROPERTY OWNED OR OPERATED BY THE BORROWER OR ANY SUBSIDIARY, OR ANY ENVIRONMENTAL LIABILITY RELATED IN ANY WAY TO THE BORROWER OR ANY SUBSIDIARY, OR (IV) ANY ACTUAL OR PROSPECTIVE CLAIM, LITIGATION, INVESTIGATION OR PROCEEDING RELATING TO ANY OF THE FOREGOING, WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY AND REGARDLESS OF WHETHER ANY INDEMNITEE IS A PARTY THERETO; PROVIDED THAT SUCH INDEMNITY SHALL NOT, AS TO ANY INDEMNITEE, BE AVAILABLE TO THE EXTENT THAT SUCH LOSSES, CLAIMS, DAMAGES, LIABILITIES OR RELATED EXPENSES ARE DETERMINED BY A COURT OF COMPETENT JURISDICTION BY FINAL AND NONAPPEALABLE JUDGMENT TO HAVE RESULTED FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH INDEMNITEE.

(c) To the extent that any Credit Party fails to pay any amount required to be paid by it to the Administrative Agent or the Issuing Bank under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent or the Issuing Bank, as the case may be, such Lender’s Applicable Percentage of such unpaid amount with respect to the amounts to be paid to the Issuing Bank and such Lender’s Applicable Percentage of such unpaid amount with respect to amounts to be paid to the Administrative Agent (in each case, determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent or the Issuing Bank in its capacity as such.

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(d) TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, THE CREDIT PARTIES SHALL NOT ASSERT, AND HEREBY WAIVE, ANY CLAIM AGAINST ANY INDEMNITEE, ON ANY THEORY OF LIABILITY, FOR SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES (AS OPPOSED TO DIRECT OR ACTUAL DAMAGES) ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF, THIS AGREEMENT OR ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY, THE TRANSACTIONS, ANY LOAN OR LETTER OF CREDIT OR THE USE OF THE PROCEEDS THEREOF.

(e) All amounts due under this Section shall be payable not later than ten (10) days after written demand therefor.

Section 11.04. Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that (i) no Credit Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by such Credit Party without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)

(i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A) the Borrower, provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof and provided further that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, a Federal Reserve Bank or central bank having jurisdiction over such Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee;

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(B) the Administrative Agent; and

(C) the Issuing Bank, provided that no consent of the Issuing Bank shall be required for an assignment of all or any portion of a Term Loan.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000, unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of such Lender’s Commitment and such Lender’s Loans under this Agreement, provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

For the purposes of this Section 11.04(b), the term “Approved Fund” has the following meaning:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such

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Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 2.16, Section 2.17, Section 2.18 and Section 11.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 11.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section except that any attempted assignment or transfer by any Lender that does not comply with clause (C) of Section 11.04(b)(ii) shall be null and void.

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment and Applicable Percentage of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Credit Parties, the Administrative Agent, the Issuing Bank and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Credit Parties, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.07(d) or Section 2.07(e), Section 2.08, Section 2.19(d) or Section 11.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)

(i) Any Lender may, without the consent of the Borrower, the Administrative Agent or the Issuing Bank, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

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Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 11.02(b) that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.16, 2.17 and 2.18 (subject to the requirements and limitations therein, including the requirements under Section 2.18(f) (it being understood that the documentation required under Section 2.18(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 2.17 and 2.18 as if it were an assignee under clause (b) of this Section; and (B) shall not be entitled to receive any greater payment under Section 2.16 or 2.18, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.

(ii) To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.19(c) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank or central bank having jurisdiction over such Lender, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

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Section 11.05. Survival. All covenants, agreements, representations and warranties made by the Credit Parties herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Section 2.16, Section 2.17, Section 2.18 and Section 11.03 and Article X shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

Section 11.06. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and any separate letter agreements with respect to fees payable to the Administrative Agent and J.P. Morgan constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES. Except as provided in Section 5.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic means shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 11.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 11.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower against any of and all the obligations of any Credit Party now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section and Section 8.08 are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

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Section 11.09. GOVERNING LAW; JURISDICTION; CONSENT TO SERVICE OF PROCESS.

(a) THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

(b) EACH CREDIT PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR NEW YORK STATE COURT SITTING IN NEW YORK, NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, THE ISSUING BANK OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AGAINST ANY CREDIT PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) EACH CREDIT PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) EACH PARTY TO THIS AGREEMENT IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.01. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

Section 11.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT,

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TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 11.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 11.12. Confidentiality. Each of the Administrative Agent, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority or any self-regulatory authority or agency possessing investigative powers and the ability to sanction members for non-compliance, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as, or otherwise consistent with, those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Credit Parties and their obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis from a source other than a Credit Party. For the purposes of this Section, “Information” means all information received from any Credit Party relating to any Credit Party or its business, other than any such information that is available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by any Credit Party; provided that, in the case of information received from any Credit Party after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. In addition, the Administrative Agent and each Lender may disclose the existence of this Agreement and the information about this Agreement to service providers to the Administrative Agent and the Lenders in connection with the administration and management of this Agreement and the other Loan Documents.

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Section 11.13. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender. Chapter 346 of the Texas Finance Code (which regulates certain revolving credit accounts (formerly Tex. Rev. Civ. Stat. Ann. Art. 5069, Ch. 15)) shall not apply to this Agreement or to any Loan, nor shall this Agreement or any Loan be governed by or be subject to the provisions of such Chapter 346 in any manner whatsoever.

Section 11.14. USA PATRIOT Act. Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies each Credit Party that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies each Credit Party, which information includes the name and address of each Credit Party and other information that will allow such Lender to identify each Credit Party in accordance with the Act. The Borrower shall, upon the request of the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender reasonably requires to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

Section 11.15. Original Credit Agreement. Upon the Effective Date, this Agreement shall supersede and replace in its entirety the Original Credit Agreement; provided, however, that (a) all loans, letters of credit, and other indebtedness, obligations and liabilities outstanding under the Original Credit Agreement on such date shall continue to constitute Loans, Letters of Credit and other indebtedness, obligations and liabilities under this Agreement, (b) the execution and delivery of this Agreement or any of the Loan Documents hereunder shall not constitute a novation, refinancing or any other fundamental change in the relationship among the parties and (c) the Loans, Letters of Credit, and other indebtedness, obligations and liabilities outstanding hereunder, to the extent outstanding under the Original Credit Agreement immediately prior to the date hereof, shall constitute the same loans, letters of credit, and other indebtedness, obligations and liabilities as were outstanding under the Original Credit Agreement.

Section 11.16. Reaffirmation and Grant of Security Interest. Each Credit Party hereby (i) confirms that each Security Instrument (as defined in the Original Credit Agreement) to which it is a party or is otherwise bound and all Collateral encumbered thereby, will continue to guarantee or secure, as the case may be, to the fullest extent possible in accordance with the Loan Documents, and regardless of whether any Guarantor under this Agreement was a “Borrower” under either of the Original Credit Agreement, the payment and performance of all Obligations and Guaranteed Liabilities under this Agreement and the Secured Indebtedness (as such term is defined in the Mortgages) under the Mortgages, as the case may be, and (ii) reaffirms its grant to the Administrative Agent for the benefit of the Secured Parties of a continuing Lien on and security interest in and to such Credit Party’s right, title and interest in, to and under all

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Collateral as collateral security for the prompt payment and performance in full when due of the Obligations and Guaranteed Liabilities under this Agreement and the Secured Indebtedness under the Mortgages (whether at stated maturity, by acceleration or otherwise) in accordance with the terms thereof.

Section 11.17. Reallocation of Commitments and Loans. The Lenders have agreed among themselves to reallocate their respective Commitments as contemplated by this Agreement and to adjust their interests in the Revolving Commitment and the Loans accordingly. On the Effective Date and after giving effect to such reallocation and adjustment of the Commitment, the Revolving Commitment and Applicable Percentage of each Lender shall be as set forth on Schedule 2.01 and each Lender shall own its Applicable Percentage of the outstanding Loans. The reallocation and adjustment to the Revolving Commitments of each Lender as contemplated by this Section 11.17 shall be deemed to have been consummated pursuant to the terms of the Assignment and Assumption attached as Exhibit A hereto as if each of the Lenders had executed an Assignment and Assumption with respect to such reallocation and adjustment. The Borrower and Administrative Agent hereby consent to such reallocation and adjustment of the Revolving Commitments. The Administrative Agent hereby waives the $3,500 processing and recordation fee set forth in Section 11.04(b)(ii)(C) with respect to the assignments and reallocations of the Revolving Commitments contemplated by this Section 11.17. To the extent requested by any Lender, and in accordance with Section 2.17, the Borrower shall pay to such Lender, within the time period prescribed by Section 2.17, any amounts required to be paid by the Borrower under Section 2.17 in the event the payment of any principal of any Eurodollar Loan or the conversion of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto is required in connection with the reallocation contemplated by this Section 11.17.

Section 11.18. Flood Insurance Regulation. Notwithstanding any provision in any Mortgage to the contrary, in no event is any Building (as defined in the applicable Flood Insurance Regulation) or Manufactured (Mobile) Home (as defined in the applicable Flood Insurance Regulation) included in the definition of “Mortgaged Properties” and no Building or Manufactured (Mobile) Home shall be encumbered by any such Mortgage. As used herein, “Flood Insurance Regulations” shall mean (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statue thereto, (iii) the National Flood Insurance Reform Act of 1994 (amending 42 USC 4001, et seq.), as the same may be amended or recodified from time to time, and (iv) the Flood Insurance Reform Act of 2004 and any regulations promulgated thereunder.

Section 11.19. No Fiduciary Duty. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower and each other Credit Party acknowledges and agrees that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Co-Lead Arrangers, the Co-Syndication Agents and the Documentation Agent (collectively, the “Agents”) and the Lenders and their Affiliates (collectively, solely for purposes of this Section 11.19, the “Lenders”) are arm’s-length commercial transactions between the Borrower, each other Credit Party and their respective Affiliates, on the one hand, and the Administrative Agent, the other Agents and the Lenders, on the other hand, (B) each of the Borrower and the other Credit Parties has consulted its own legal,

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accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower and each other Credit Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent, each other Agent and each Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower, any other Credit Party or any of their respective Affiliates, or any other Person and (B) neither the Administrative Agent, any other Agent nor any Lender has any obligation to the Borrower, any other Credit Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the other Agents and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, the other Credit Parties and their respective Affiliates, and neither the Administrative Agent, any other Agent nor any Lender has any obligation to disclose any of such interests to the Borrower, any other Credit Party or any of their respective Affiliates. The Lenders may have economic interests that conflict with those of the Credit Parties and their respective Subsidiaries and their stockholders and/or their affiliates. Each Credit Party, for itself and on behalf of its Subsidiaries, agrees that nothing in this Agreement or the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and any Credit Party or its Subsidiaries, their stockholders or their affiliates, on the other. To the fullest extent permitted by law, each of the Borrower and each other Credit Party hereby waives and releases any claims that it may have against the Administrative Agent, the other Agents or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby. Each Credit Party, for itself and its Subsidiaries, agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to such Credit Party or Subsidiary, in connection with such transaction or the process leading thereto.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BORROWER:

EXCO RESOURCES, INC.

By:	/s/ Mark F. Mulhern
Name: Mark F. Mulhern
Title: Executive Vice President and Chief Financial Officer

GUARANTORS:

EXCO HOLDING (PA), INC.
EXCO PRODUCTION COMPANY (PA), LLC
EXCO PRODUCTION COMPANY (WV), LLC
EXCO RESOURCES (XA), LLC
EXCO SERVICES, INC.
EXCO MIDCONTINENT MLP, LLC
EXCO PARTNERS GP, LLC
EXCO PARTNERS OLP GP, LLC
EXCO HOLDING MLP, INC.

By:	/s/ Mark F. Mulhern
Name: Mark F. Mulhern
Title: Executive Vice President and Chief Financial Officer

EXCO OPERATING COMPANY, LP

By:	EXCO Partners OLP GP, LLC its general partner

	By:	/s/ Mark F. Mulhern
Name: Mark F. Mulhern
Title: Executive Vice President and Chief Financial Officer

EXCO CREDIT AGREEMENT – Signature Page

EXCO GP PARTNERS OLD, LP

By:	EXCO Partners GP, LLC its general partner

	By:	/s/ Mark F. Mulhern
Name: Mark F. Mulhern
Title: Executive Vice President and Chief Financial Officer

EXCO EQUIPMENT LEASING, LLC

By:	/s/ Mark F. Mulhern
Name: Mark F. Mulhern
Title: Executive Vice President and Chief Financial Officer

EXCO HV ACQUISITION SUB LLC

By:	EXCO Operating Company, LP, its sole member

	By:	EXCO Partners OLP GP, LLC, its general partner

	By:	/s/ Mark F. Mulhern
Name: Mark F. Mulhern
Title: Executive Vice President and Chief Financial Officer

EXCO CREDIT AGREEMENT – Signature Page

JPMORGAN CHASE BANK, N.A., as a Lender and as Administrative Agent and Issuing Bank

By:	/s/ Michael A. Kamauf
Name:	Michael A. Kamauf
Title:	Authorized Officer

EXCO CREDIT AGREEMENT – Signature Page

BANK OF AMERICA, N.A., as a Lender

By:	/s/ Jason Zilewicz
Name: Jason Zilewicz
Title: Assistant Vice President

EXCO CREDIT AGREEMENT – Signature Page

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ T. Bancroft Mattei
Name: T. Bancroft Mattei
Title: Director

EXCO CREDIT AGREEMENT – Signature Page

BMO HARRIS BANK N.A., as a Lender

By:	/s/ Kevin Utsey
Name: Kevin Utsey
Title: Director

EXCO CREDIT AGREEMENT – Signature Page

UBS LOAN FINANCE LLC, as a Lender

By:	/s/ Lana Gifas
Name: Lana Gifas
Title: Director

By:	/s/ Joselin Fernandes
Name: Joselin Fernandes
Title: Associate Director

EXCO CREDIT AGREEMENT – Signature Page

CREDIT SUISSE AG, Cayman Islands Branch, as a Lender

By:	/s/ Doreen Barr
Name: Doreen Barr
Title: Authorized Signatory

By:	/s/ Michael Spaight
Name: Michael Spaight
Title: Authorized Signatory

EXCO CREDIT AGREEMENT – Signature Page

NATIXIS, as a Lender

By:	/s/ Louis P. Laville III
Name: Louis P. Laville III
Title: Managing Director

By:	/s/ Stuart Murray
Name: Stuart Murray
Title: Managing Director

EXCO CREDIT AGREEMENT – Signature Page

GOLDMAN SACHS BANK USA, as a Lender

By:	/s/ Mark Walton
Name: Mark Walton
Title: Authorized Signatory

EXCO CREDIT AGREEMENT – Signature Page

CAPITAL ONE, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Victor Ponce de Leon
Name: Victor Ponce de Leon
Title: Vice President

EXCO CREDIT AGREEMENT – Signature Page

CIT FINANCE LLC, as a Lender

By:	/s/ Marc Theisinger
Name: Marc Theisinger
Title: Director

EXCO CREDIT AGREEMENT – Signature Page

ING CAPITAL LLC, as a Lender

By:	/s/ Juli Bieser
Name: Juli Bieser
Title: Director

EXCO CREDIT AGREEMENT – Signature Page